Exhibit 99.2

Execution Version

Note Subscription Agreement

among

Morgancreek Investment Holdings Limited

and

Mr. Jianyu Yang

and

Blue Ocean Structure Investment II Company Limited

and

Blue Ocean Project Fund II, LP

Dated February 9, 2017

Table of Contents

1.	Interpretations	2

2.	The Notes	10

3.	Representations and Warranties	12

4.	Issuer Parties’ Obligation between Execution and Issuance Date	14

5.	Conditions to Obligations of Investor	17

6.	Indemnification	19

7.	Registration of the Notes	20

8.	Post-Closing Covenants	20

9.	Confidentiality	22

10.	Miscellaneous	23

SCHEDULES & EXHIBITS

Schedule 1	Part A: Particulars of Issuer

Part B: Particulars of TARGET

Part C: Control Persons OF ISSUER GROUP

Part D: CORPORATE Structure OF TARGET

Schedule 2	Warranties

Exhibit A	Form of Promissory Note

Exhibit B	Form of FOUNDER’s Letter

EXHIBIT C	Form of Target Securities Charge

This Note Subscription Agreement (the “Agreement”), dated as of February 9, 2017

BETWEEN

(1)	Morgancreek Investment Holdings Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with registration number 1796272 and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Issuer”);

(2)	Mr. Jianyu Yang, a resident of the PRC with PRC passport number G34162060 (“Founder”), collectively with Issuer, “Issuer Parties” and each, an “Issuer Party”);

(3)	Blue Ocean Structure Investment II Company Limited, a BVI business company with limited liability under the laws of the British Virgin Islands having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Investor”); and

(4)	Blue Ocean Project Fund II, LP, a Cayman Islands exempted limited partnership (the “Fund”) and managed by Blue Ocean Management Limited.

WHEREAS

(A)	As of the date hereof, (i) Founder is the chairman of the board of directors of Issuer, and the chairman of the board of directors and chief executive officer of Concord Medical Services Holdings Limited (“Target” or “CCM”), an exempted company incorporated with limited liability in the Cayman Islands with the principal executive office at 18/F, Tower A, Global Trade Center, 36 North Third Ring Road East, Dongcheng District, Beijing 100013, PRC, whose share are listed on the New York Stock Exchange (the “NYSE”); (ii) Issuer is the largest shareholder of Target, directly holding approximately 45.4% of Target’s issued and outstanding share capital;

(B)	On July 11, 2016, Issuer, Founder and Blue Ocean Management Limited submitted a preliminary, non-binding proposal to Target’s board of directors to acquire all Equity Securities (as defined below) (including ADSs) of Target not already owned by Issuer (the “Privatization”). At the completion of the Privatization, all of the issued and outstanding share capital of Target will be directly owned by Issuer;

(C)	In connection with the Privatization, Issuer will purchase all Equity Securities of Target in compliance with all applicable laws and regulations, and cause Issuer or its wholly-owned subsidiary to be established (the “Merger Sub”) to merge with and into Target by way of a short-form merger pursuant to § 233(7) of the Companies Law of the Cayman Islands (the “Merger”);

(D)	Issuer has on November 21, 2016 entered into an agreement for the provision of loan financing in the principal amount of US$70,000,000 (the “Concurrent Financing”) by Haitong International Securities Company Limited (“Haitong”) to Issuer for the repayment of the amount outstanding under the Facility Agreement dated November 8, 2013, as amended on November 27, 2013 and as further amended on September 30, 2016 between Issuer and Gopher Investment Fund SPC;

(E)	Investor is a BVI business company whose issued and outstanding shares are wholly owned by the Fund. Issuer is seeking to obtain financing from Investor in an amount of no less than US$57,000,000 in aggregate for carrying out the Privatization (the “Financing”); and

(F)	On the terms and subject to the conditions set forth herein, Investor is willing to provide the Financing, and Issuer is willing to issue and sell to Investor one or more promissory notes as consideration thereof, with the understanding that the repayment and other obligations of Issuer under the Notes will be secured by certain shares of Target owned and to be owned by Issuer and personally guaranteed by Founder (the “Security Arrangement”).

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, parties hereto, intending to be legally bound, hereby agree as follows:

1.	Interpretations

1.1	Certain Defined Terms. As used in this Agreement, the following capitalized terms have the following meanings:

“A/B Exchange” means the repurchase of 45,787,948 Class A Ordinary Shares (as defined below) held by Issuer for their aggregate par value in consideration for the issue of 45,787,948 Class B Ordinary Shares (as defined below) at their aggregate par value.

“ADSs” means American depositary shares in CCM, each such ADS representing three (3) CCM shares.

“Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such person, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person.

“Aggregate Share Purchase Price” means the total amount of Aggregate Purchase Price and Purchase Price as defined and payable by Issuer under the CAGP Share Purchase Agreement, and the Solar Share Purchase Agreement, respectively.

“Articles” means, in respect of an entity, the Memorandum and Articles of Association of such person, as amended from time to time.

“Bank Financing” means a syndicated loan to be extended by the bank(s) to Issuer or Merger Sub as part of the financing for the Merger.

“business day” is a day on which commercial banks and foreign exchange markets settle payments in Hong Kong but does not include a Saturday, Sunday or a public holiday in Hong Kong or a day on which a tropical cyclone warning signal number 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00am and 5:00pm.

“CAGP III Co-Investment Shares” means 501,850 Class A Ordinary Shares which, as of the date hereof, are held by CAGP III Co-Investment.

“CAGP III Shares” means 12,584,500 Class A Ordinary Shares which, as of the date hereof, are held by CAGP III.

“CAGP Share Purchase Agreement” means the Share Purchase Agreement entered into as of July 11, 2016, by and among Issuer, Carlyle Asia Growth Partners III, L.P., an exempted limited partnership organized under the laws of the Cayman Islands acting by its general partner CAGP General Partner, L.P., itself acting by its general partner CAGP Limited (“CAGP III”) and CAGP III Co-Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands acting by its general partner CAGP General Partner, L.P., itself acting by its general partner CAGP Limited (the “CAGP III Co-Investment”), as amended, restated and supplemented from time to time,.

“CAGP Transaction” means the sale and transfer of the CAGP III Shares from CAGP III, and the CAGP III Co-Investment Shares from CAGP III Co-Investment, to Issuer or its Affiliates pursuant to the CAGP Share Purchase Agreement.

“Claim” means any claim for which indemnification pursuant to Section 6 hereof is sought.

“Class A Ordinary Shares” means the class A ordinary shares of Target, each entitling the holder thereof to one vote.

“Class B Ordinary Shares” means the class B ordinary shares of Target, each entitling the holder thereof to ten votes and will be automatically reduced from one vote if the beneficial ownership of the Class B Ordinary Shares is transferred or disposed of to a person other than the Founder or his Affiliates pursuant to the Articles of the Target.

“Control” (including the terms Controlling, Controlled by and under common Control with) of a person means (a) ownership of more than fifty percent (50%) of the shares in issue or other equity interests or registered capital of such person or (b) the power to direct the management or policies of such person, whether through ownership or voting proxy of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, through contractual arrangements or otherwise.

“Disclosure Letter” means the letter from Issuer Parties to Investor of the date of the First Closing (and as of the date of the Final Closing, if occurred) entitled “Disclosure Letter”, which may be updated by Investor prior to the relevant Closing pursuant to Section 3.1 of this Agreement.

“Equity Securities” means, with respect to any person, such person’s shares, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares.

“Escrow Account” means an escrow account which shall be opened with a bank or a licensed financial intermediary in Hong Kong on such terms as agreed by Issuer and Investor with such bank or licensed financial intermediary (the “Escrow Agreement”).

“Existing Indebtedness” means indebtedness arising under or in connection with: (a) Securitization; (b) Concurrent Financing; and (c) Liu Share Charge.

“Existing Security” means (a) the share charge over 8,240,760 Class A Ordinary Shares owned by the Company in favor of Liu Yichuan (the “Liu Share Charge”); and (b) the security to secure the Concurrent Financing including, among others, share charge and share mortgage (each, a “Haitong Share Charge”) over certain Equity Securities of CCM owned by Issuer and Solar, representing approximately 50.80% of Target’s issued and outstanding share capital (“Haitong Shares”) as of the date hereof.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Issuance Date” means each of the date on which the relevant Note is issued.

“Issuer Group” means Issuer, Target and Target’s direct and indirect Subsidiaries (each, a “Group Member”).

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of the operations of the Issuer Group (as defined below) taken as a whole, provided, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (A) changes affecting the economy or financial, credit or securities markets generally in the PRC or the United States; (B) changes in the generally accepted accounting principles in the United States or any other relevant jurisdiction or any interpretation thereof after the date hereof; (C) changes in applicable laws (or any interpretation thereof) or directives or policies of a Governmental Authority of general applicability that are binding on any of the Group Members; (D) effects resulting from the consummation of the transactions contemplated by the Transaction Documents, including the initiation of litigation or other legal proceeding related to the Transaction Documents or the transactions contemplated by the Transaction Documents; (E) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, or similar events; (F) changes in the market price or trading volume of Target ordinary shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (F) may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (G) any breach of this Agreement by the Fund and/or Investor; (H) effects affecting the industry in which the Target and the other Group Members operate (other than those that have a materially disproportionate impact on the Group Members compared to other companies that operate in the industry in which the Group Members operate); (I) changes in general business, economic or political conditions; or (J) the failure by any of the Group Members to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur), provided, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (A), (B), (C), (E), (I) and (J) above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Issuer Group, taken as a whole, relative to the other participants in the industries in which the Target and the other Group Members conduct their business (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or would be reasonably expected to occur irrespective of whether such facts, events, circumstances, developments, conditions, changes occurrences or effects set forth in clauses (A), (B), (C), (E), (I) or (J) would have been qualified).

“Obligors” means Founder and Issuer, and, to the extent that Target provides undertakings to Investor following the completion of the Privatization, Target.

“Permitted Indebtedness” means indebtedness: (a) arising under any Transaction Documents; (b) incurred with the prior consent of Investor; (c) Bank Financing; (d) Securitization (to the extent not covered by Existing Indebtedness); and (e) incurred by any Group members for (immediately upon such incurrence) application towards refinancing any of the above and Existing Indebtedness.

“Permitted Security” means any security to secure Existing Indebtedness and Permitted Indebtedness.

“PRC” means the People’s Republic of China, and solely for the purposes of the Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Register of Noteholders” means a register maintained by Issuer which provides a full and complete record of the name, address and other details of Investor, particulars of the Notes held by it and particulars of any transfers of the Notes.

“Related Party” means (a) any Affiliate of any Group Member and (b) any director or officer of any Group Member of any Affiliate thereof.

“Restructuring” means the acquisition of the ownership interest in Target through the acquisition of Issuer’s shares as contemplated under the Restructuring Agreement.

“Restructuring Agreement” means the agreement to acquire the ownership interest in Target when the Privatization is completed through the acquisition of Issuer’s shares, in substantially the form attached as Annex to the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means (a) a mortgage, charge, pledge, lien or other security interest securing any obligation of any person; or (b) any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect, but does not include any lien or other security interest arising by operation of law or in the ordinary course of trading.

“Share Purchase” means the purchase of the CAGP III Shares, the CAGP III Co-Investment Shares and the Solar Shares by Issuer or its Affiliate under the CAGP Share Purchase Agreement and the Solar Share Purchase Agreement.

“Shareholders Agreement” means that certain shareholders agreement to be entered into by and among Issuer, Investor, Founder and certain other parties pursuant to the Restructuring Agreement.

“Solar” means Solar Honor Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands.

“Solar Share Purchase Agreement” means the Share Purchase Agreement entered into as of July 11, 2016, by and between Issuer and Solar, as amended, restated and supplemented from time to time.

“Solar Shares” means 14,163,325 Class A Ordinary Shares and 405,326 ADSs which, as of the date hereof, are held by Solar.

“Solar Transaction” means the sale and transfer of the 14,163,325 Class A Ordinary Shares from Solar to Issuer or its Affiliates pursuant to the Solar Share Purchase Agreement.

“Subsidiary” means, with respect to any person, any legal entity Controlled by the person or one of the person’s Subsidiaries, in either case acting alone or with one or more of the person’s other Subsidiaries.

“Target Securities Charge” means the deed of securities charge to be executed by Issuer and Investor, pursuant to which Issuer creates first ranking Security Interest in certain Equity Securities of Target in favor of Investor, in substantially the form of Exhibit C attached hereto.

“Tax” means all forms of taxation, estate, duties, deductions, withholdings, duties, imposts, levies, fees, charges, and rates imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other body in the PRC or elsewhere having competent jurisdiction and any interest, additional taxation, penalty, surcharge or fine in connection therewith.

“Transaction Documents” mean this Agreement, the Notes, Target Securities Charge, Founder’s Letter, the Escrow Agreement (if any), the Restructuring Agreement and other ancillary documents executed in connection therewith, including the Shareholders Agreement when executed and delivered pursuant to the terms and conditions of the Restructuring Agreement.

“US$” or “U.S. Dollar” means United States Dollar, the lawful currency of the United States of America.

1.2	Certain Defined Terms. The following terms are defined in this Agreement as follows:

“Agreement”	Preamble

“Cash Consideration”	Section 2.1

“Closing(s)”	Section 2.2(c)

“Concurrent Financing”	Recitals

“DD Expenses”	Section 10.12

“Disclosing Party”	Section 9.3

“Final Closing”	Section 2.2(c)

“Final Closing Long Stop Date”	Section 2.2(c)

“Financing”	Recitals

“First Closing”	Section 2.2(a)

“First Closing Long Stop Date”	Section 2.2(a)

“Founder”	Preamble

“Founder’s Letter”	Section 5.5

“Fund”	Preamble

“Funding Obligation”	Section 3.4

“Haitong”	Recitals

“Indemnitee”	Section 6.1

“Investor’s Representatives”	Section 4.2

“Investor”	Preamble

“Issuer”	Preamble

“Issuer Party(ies)”	Preamble

“Losses”	Section 6.1

“Material Contract”	Clause 6 of Schedule 2

“Merger”	Recitals

“Merger Sub”	Recitals

“Note(s)”	Section 2.1

“NYSE”	Recitals

“Privatization”	Recitals

“Proceeds”	Section 2.4

“Purchase Price”	Section 2.1

“Securitization”	Section 10.12

“Security Arrangement”	Recitals

“Target” or “CCM”	Recitals

“Upsize Option”	Section 2.1(c)

“Warranties”	Section 3.1

1.3	Headings. Titles and sections are for convenience only and neither limit nor amplify the provisions of this Agreement, and all references herein to sections or paragraphs shall refer to the corresponding sections or paragraphs of this Agreement unless specific reference is made to such sections or paragraphs of another document or instrument.

1.4	Interpretation. Unless the context requires otherwise or unless otherwise specified herein, in this Agreement:

(a)	All words used in the singular herein are deemed to have been used in the plural and in the masculine includes the feminine and the neuter and vice versa;

(b)	Any reference to any “party”, is a reference to that party or its successors in title and permitted assigns;

(c)	Any reference to any “agreement” or “instrument” is a reference to that agreement or instrument as amended or novated;

(d)	Any reference to a “person” is deemed to refer to an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority; and

(e)	The word “including” or “includes” means “including without limitation” or “includes without limitation”.

1.5	Share Ownership Percentage. The number of shares of common stock or other securities issued by a person on a “fully diluted basis” means the number of shares outstanding (including restricted shares) assuming the conversion or the exercise of all Equity Securities of the person, whether or not vested and regardless of whether the conversion or exercise price of any Equity Security is above or below the then market price, to the extent the Equity Securities are previously issued and not terminated, cancelled or held in treasury by the person, whether or not treated as outstanding by the person.

1.6	Statutory References. Unless the context requires otherwise:

(a)	Any reference to "laws" means all laws, statutes, rules, regulations, permits, ordinances, orders, and other pronouncements having the effect of law of any nation, state, county, city or other political subdivision or of any other governmental authority applicable to the parties, their assets or properties, this Note and the other Transaction Documents or the consideration hereunder;

(b)	Any reference to a “statute” means the statute in force as at the date of this Agreement and any successor statute (together with all regulations promulgated thereunder and as amended, modified, codified or re-enacted from time to time); and

(c)	Any reference to a “regulation” includes any regulation, rule, official directive, order, request, codes of practice or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; and

1.7	Computation of Time Periods. In the computation of periods of time from a specified date to a later specified date, the word “from” means from and including and the words “to” and “until” each means to but excluding.

1.8	Date of Performance. Time periods within or following which any action to be taken or payment is to be made are to be calculated by excluding the day on which the period commences and including the day on which the period ends. Whenever the last day of that period is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

1.9	Currency and Payment Obligations. Unless otherwise specified, all references to amounts of money in this Agreement refer to U.S. Dollars. Any payment under this Note shall be made by wire transfer, certified check or other method that provides immediately available funds.

2.	The Notes

2.1	Agreement to issue Notes. Issuer agrees to issue and sell to Investor, and, subject to all of the terms and conditions hereof, Investor agrees to purchase (each a “Note” and together, the “Notes”) promissory note(s) substantially in the form of Exhibit A:

(a)	in the principal amount of Fifty Six Million Six Hundred Fifty Thousand United States Dollars (US$56,650,000) at the First Closing (as defined below), and the interest thereon will accrue from the applicable Issuance Date; and

(b)	at Investor’s sole discretion (the “Upsize Option”), in such amount as agreed by Investor but not exceeding Forty Two Million United States Dollars (US$42,000,000), and the interest thereon will accrue from the applicable Issuance Date, in each case, for a cash consideration equal to one hundred per cent (100%) of the principal amount thereon (each, “Cash Consideration”, and the aggregate amount actually paid by Investor under this Agreement, the “Purchase Price”).

The Upsize Option may be exercised by Investor at any time with not less than five (5) business days’ written notice specifying the additional principal amount of the Note in respect of which the Upsize option is to be exercised.

2.2	Closing. Subject to Section 5, the sale and purchase of the Note referred to:

(a)	at Section 2.1(a) (the “First Closing”) shall take place on or before March 6, 2017 or such other date as may be agreed in advance by the parties hereto in writing (the “First Closing Long Stop Date”);

(b)	at Section 2.1(b) (the “Final Closing”; each of the First Closing and the Final Closing is a “Closing” and collectively, the “Closings”) shall take place on such date as may be agreed in advance by the parties hereto in writing but in any event before the expiration of the term of the Concurrent Financing (the “Final Closing Long Stop Date”),

via facsimile or electronically transmitted signatures and other mutually acceptable means of communication and delivery (with originals to be delivered via overnight delivery) or at such place to be mutually agreed to by Issuer and Investor, provided that Issuer shall have provided a written notice to Investor specifying (i) the principal amount of the Note to be issued at the relevant Closing; (ii) the amount payable by Issuer pursuant to Section 2.4(a) and (b) and to be deducted by Investor from the Cash Consideration; (iii) the details of the Escrow Account; and (iv) evidence or documentation to substantiate the payee and the use of Proceeds in accordance with Section 2.4, on a date no later than five (5) business days prior to each Closing unless otherwise waived by Investor.

2.3	Payment for and Delivery of the Notes.

(a)	Investor shall remit the relevant Cash Consideration in U.S. Dollars by way of a wire transfer of immediately available funds to the Escrow Account. Upon the receipt by the Escrow Account of the relevant Cash Consideration (less any amount specified by Issuer in the written notice provided pursuant to Section 2.2) from Investor, Investor shall be deemed to have fully discharged its obligations in respect of payment of the relevant Cash Consideration.

(b)	At each relevant Closing, subject to written confirmation of receipt of the relevant Cash Consideration (less any amount specified by Issuer in the written notice provided pursuant to Section 2.2) by the bank or licensed financial intermediary of the Escrow Account, Issuer shall deliver to Investor the relevant Note.

(c)	Each Note purchased by Investor shall be registered in Investor’s name in Issuer’s Register of Noteholders and each Note issuable upon the exercise of the Upsize Option, if any, will be fungible with the Note issuable in the First Closing and will be treated as a single instrument.

2.4	Use of Proceeds. The proceeds of the Financing as deposited and paid by Investor into the Escrow Account pursuant to Section 2.3 (the “Proceeds”) are to be used only for the following purposes:

(a)	for the payment of interest on the Notes;

(b)	for the payment of fees and expenses incurred in connection with the Notes and the establishment, maintenance and closing of the Escrow Account;

(c)	for the repayment of the Existing Indebtedness; and

(d)	for the direct or indirect payment of the Aggregate Share Purchase Price;

provided, that (i) US$14,000,000 out of the Proceeds of the First Closing must be used to partially repay the Concurrent Financing and (ii) unless the parties agreed otherwise, the Proceeds of the Final Closing shall be used solely for the repayment of the Concurrent Financing and for the payment of fees and expenses incurred in connection with the Notes.

Issuer Parties shall cause the Proceeds to be used in strict compliance with this Section 2.4. Pursuant to the foregoing paragraph, US$14,000,000 out of the Proceeds from the First Closing shall be used to repay the Concurrent Financing, the number of Haitong Shares to be released from the Haitong Share Charge shall be equal to the number of the Solar Shares. In the event that any Proceeds from the Final Closing are to be used to repay any outstanding portion of the Concurrent Financing, Issuer Parties and Investor shall negotiate with Haitong and agree to the release of certain number of the Haitong Shares from the Haitong Share Charge that are acceptable to Investor, Haitong and Issuer.

3.	Representations and Warranties

3.1	At least 5 business days prior to the First Closing, Issuer Parties shall furnish to Investor the Disclosure Letter (which contents shall be reasonably acceptable to Investor) relating to the Warranties set forth hereunder, upon which it shall be deemed to have cured any breach of any representation or warranty made in this Section 3.1 as of the date of this Agreement. Except (i) as fairly and specifically set forth otherwise in the Disclosure Letter, which may be updated prior to the Final Closing by providing an updated Disclosure Letter at least 5 business days prior to the Final Closing to reflect changes that have occurred between the date hereof and the Final Closing; provided that (x) for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Investor may otherwise agree in writing, be deemed to have cured any breach of any representation or warranty made in this Section 3.1; and (y) to the extent that such updated Disclosure Letter contains or references any event or condition which, individually or in the aggregate, has, or could reasonably be expected to have a Material Adverse Effect, the condition set forth in Section 5.2 shall not be satisfied, and (ii) as publicly disclosed in the Target SEC Filings, Issuer Parties hereby, jointly and severally, represent and warrant to Investor as follows (the “Warranties”) as at the date hereof and the applicable Issuance Date except as specified otherwise:

(a)	as of the date of this Agreement, the principal amount owed under the Concurrent Financing is US$70,000,000. Except for Existing Security and Permitted Security, the shares of Target already owned or beneficially owned by Issuer are fully paid up, non-assessable and not subject to further calls, and free from any and all charges, liens and other encumbrances whatsoever;

(b)	as of the date of this Agreement and the date of the First Closing, the CAGP Share Purchase Agreement and the Solar Share Purchase Agreement are valid, binding and enforceable against Issuer; and

(c)	the terms set out in Schedule 2 are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

3.2	Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement. Unless expressly provided in this Agreement, each of the Warranties shall be deemed to be repeated as at the applicable Closing by reference to the facts and circumstances subsisting at that date as if all references therein to the date of this Agreement were references to the Issuance Date (except as otherwise indicated).

3.3	Investor hereby represents and warrants to Issuer Parties that:

(a)	Authorization. Investor is a duly incorporated and subsisting BVI business company. The Fund is a duly registered and subsisting Cayman Islands exempted limited partnership. Investor and the Fund have all requisite power and authority to execute and deliver the Transaction Documents to which they are a party and to carry out and perform its obligations thereunder. All action on the part of Investor or Fund (and, as applicable, their officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents (including its financial obligation to pay the Purchase Price at the Closing) to which they are a party, and the performance of all obligations of Investor and the Fund thereunder, has been taken or will be taken on or prior to the First Closing or the Final Closing. This Agreement has been duly executed and delivered by Investor and the Fund. This Agreement and each of the Transaction Documents are, or when executed and delivered by Investor and Fund shall be, valid and legally binding obligations of Investor and the Fund, enforceable against Investor and the Fund in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)	No Conflicts; Consents. Neither the execution, delivery or performance by Investor and Fund of the Transaction Documents to which they are a party, nor the consummation of the transactions contemplated hereby, will: (i) result in a material violation or material breach of, or material default under, any provision of the organizational documents of Investor or the Fund, (ii) result in a violation of, or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under, any law or order applicable to the Investor or the Fund; or (iii) (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the consent of any other person under, any material contract to which Investor or the Funds is a party or is bound or to which any of the properties or assets of Investor or the Fund are subject. No consent, permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Investor or the Fund in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby.

(c)	Purchase for Own Account. The Notes will be acquired for investment purposes for Investor’s own account or the account of one or more of Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same.

(d)	Status of Investor. Investor is either (i) an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act or acquiring the Notes for the account or benefit of a U.S. person and is acquiring the Notes outside the United States in an “offshore transaction” pursuant to Rule 903 of Regulation S of the Securities Act.

(e)	Restricted Securities. Investor understands that the Notes have not been and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act. Investor understands that the Notes may not be sold, transferred or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such Notes or an available exemption from registration, such Notes may be required to be held indefinitely. Each Investor is aware that the Notes may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

3.4	The Fund hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause Investor, subject to all of the terms and conditions hereof, to fully and promptly purchase the Notes under this Section 2.1 (the “Funding Obligation”), whether according to the present terms hereof, or pursuant to any change in the terms, covenants and conditions hereof at any time hereafter made or granted, including pursuant to any amendments, waivers, extensions or renewals affecting such agreements and the transactions contemplated hereby. In the event that Investor fails in any manner whatsoever to perform its Funding Obligations, the Fund will duly and promptly pay, perform, discharge or observe, as the case may be, such Funding Obligations, or cause the same to be duly and promptly paid, performed, discharged or observed, in each case as if the Fund were itself a direct obligor with respect to such Funding Obligations. The obligations of the Fund hereunder shall not be subject to any counterclaim, setoff (except as expressly provided herein), deduction or defense based upon any claim any of Fund or Investor may have against Issuer Parties, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not the Fund shall have any knowledge or notice thereof)

4.	Issuer Parties’ Obligation between Execution and Issuance Date

4.1	Notices of Breaches by Issuer Parties. From the date hereof until the First Closing, except as disclosed in the Transaction Documents or otherwise as contemplated thereunder, Issuer Parties shall cause each Group Member to conduct its business in a manner and shall otherwise use its commercial reasonable efforts so as to ensure that the Warranties continue to be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any Warranties that already are qualified or modified by materiality in the text thereof). Issuer Parties shall, and shall cause the relevant Group Member to, as soon as practicable, give Investor written notice of any event, condition or circumstance occurring prior to the Issuance Date that would constitute a breach of any Warranty if such Warranty were made as at any date from the date hereof until the Issuance Date.

4.2	Access to Due Diligence Materials. From the date hereof until the Issuance Date, Issuer Parties shall ensure that Investor and its appointed representatives and professional advisers (the “Investor’s Representatives”) have the right during normal business hours, following 2 business days’ written notice by Investor to Issuer, to visit the business premises of any Group Member to carry out a review and due diligence investigation of the legal, financial and business matters of any Group Member, including but not limited to the assets, liabilities, financial condition, contracts, operations, books and records, commitments, business and prospects of such Group Member. In order to facilitate such review, at any time prior to the Issuance Date, Issuer Parties shall procure each Group Member to provide to Investor and Investor’s Representatives with all documents and information which are reasonably necessary for Investor to assess the business operations, financial position and/or other aspects of the Issuer Group. Investor shall be entitled to have full access to the management of each Group Member during normal business hours for the purposes set out in this Section 4.2 by giving not less than 2 business days’ prior written notice to Issuer; provided, however, that if the relevant management members and their deputies are to be unavailable for any reason beyond Issuer Parties’ control, Issuer Parties’ will not be liable hereunder so long as they can make the relevant management members who were requested to be interviewed by Investor, or their substitutes, available for Investor’s interview within two weeks’ time.

4.3	Restrictions on Actions of Group Members. From the date hereof until the First Closing, other than as set forth in this Agreement or other Transaction Documents or as contemplated thereunder or in connection with the Existing Indebtedness, Permitted Indebtedness, Share Purchase and A/B Exchange or the amendment agreement in relation to the Concurrent Financing to give effect to the A/B Exchange, Share Purchase, Privatization or Restructuring, Issuer Parties shall not, without the prior written consent of Investor, cause or permit any Group Member to:

(a)	amend or modify any provisions of the Articles of Group Members other than as contemplated under the Transaction Documents;

(b)	carry on any business other than its existing business as carried on as of the date of this Agreement, make any material change in the nature or scope of the business of any Group Member or the commencement of or expansion in any business not being ancillary or incidental to the business of any Group Member;

(c)	cause or permit any Group Member to (i) create any Subsidiary, invest in any securities of any person or otherwise acquire any interest in any other person, (ii) enter into any joint venture or partnership, or (iii) make any investment or incur any commitment in excess of US$1,000,000 in respect of any one transaction or in excess of US$1,500,000 in related transactions other than in the ordinary course of business;

(d)	increase, reduce or cancel the authorized or issued Equity Securities of any Group Member or issue, allot, purchase or redeem any Equity Securities of any Group Member, undertake any recapitalization or similar transaction or do any act which has the effect of diluting or reducing the current and prospective shareholding of Investor on a fully diluted basis in any Group Member; or amend, modify or waive any provision of any document related to any authorized or issued Equity Securities of any Group Member; issue, redeem, repurchase any securities (including equity and debt securities) of any Group Member, or cause or permit any Group Member to undertake any recapitalization or similar transaction; or consolidate, sub-divide, convert, reclassify or re-designate any of the share capital of any Group Member;

(e)	approve transactions exceeding US$1,000,000 involving the interest of any Related Party, or waive or make adjustments or modifications which has an effect of exceeding US$1,000,000 to the terms of any transactions involving the interests of any Related Party, in each case other than the transactions which is consistent in the ordinary course of business;

(f)	change the dividend policy, propose or approve any distribution of profits by way of interim or final dividend, capitalization of reserve or otherwise by any Group Member;

(g)	make any investment or any capital expenditure or incur any commitment in an aggregate amount exceeding US$5,000,000 that is not consistent with its ordinary course of business;

(h)	borrow any money or obtain any financial facilities in an aggregate amount exceeding US$5,000,000 in the aggregate, except for renewal or refinancing of any existing debts of the Issuer Group;

(i)	create or allow to exist any Security Interest, other than Existing Security and Permitted Security over the whole or any part of its undertaking, property or assets except for the purpose of securing its indebtedness to its bankers for sums borrowed in the ordinary and proper course of business which do not exceed US$5,000,000 in the aggregate, except for renewal or refinancing of any existing debts of the Issuer Group;

(j)	enter into any reorganization, consolidation, merger, joint venture or partnership, or acquire, sell, transfer or dispose any Equity Securities of any Group Member;

(k)	acquire, sell, transfer, license, or otherwise dispose in any form of any asset including any trademarks, patents or other intellectual property owned by any Group Member in a single transaction or a series of transactions exceeds US$1,500,000 except for any such actions entered into in the ordinary course of business;

(l)	approve any execution or termination of any Material Contract (as defined in Schedule 2) by any Group Member that is not in the ordinary course of business consistent with past practice of the Issuer Group;

(m)	settle, compromise or concede any material litigation, legal proceedings, arbitration, mediation or any other dispute resolution procedures;

(n)	change the current auditors or change the accounting policies of any Group Member (including financial year end);

(o)	unless otherwise contemplated under the Transaction Documents, appoint any additional directors or establish a committee to the board of directors to which powers of the directors are delegated, or otherwise change its key management or personnel;

(p)	enter into any arrangement, contract or agreement with any person except on an arm’s-length basis and in the ordinary course of business;

(q)	lend any money to, or give any guarantee or indemnity in favor of, any person which is not a Group Member in respect of the performance or obligations of such person in excess of US$5,000,000 in any single loan, guarantee or indemnity or in an accumulated amount in excess of US$5,000,000 for all loans, guarantees or indemnities;

(r)	make any composition or arrangement with its creditors other than those contemplated in the Transaction Documents;

(s)	pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;

(t)	increase the number of Equity Securities available for grant or issuance under any share option plan or other share incentive plan or arrangement of any Group Member, or make any amendment to or terminate any such plan or arrangement; or

(u)	incur indebtedness under the Concurrent Financing (other than the interest incurred on the outstanding facilities thereunder) of more than US$70,000,000.

5.	Conditions to Obligations of Investor

Investor’s obligations at each Closing are subject to the fulfillment or waiver, on or prior to the applicable Issuance Date, of all of the following conditions (except that for the Final Closing, Investor’s obligations are subject only to the completion of the Closing and the fulfillment of the condition set forth under Sections 5.1, 5.2, 5.3, 5.4, 5.8 and 5.9). Any of the conditions in this section may be waived in whole or in part by Investor:

5.1	Representations and Warranties. The Warranties made by Issuer Parties in Sections 3.1 and 3.2 shall have been true, correct and complete when made, and shall be true, correct and complete on the Issuance Date (except as otherwise indicated), in all material respects (except that such materiality qualifier shall not be applicable to any Warranties that already are qualified or modified by materiality in the text thereof) in each case.

5.2	No Material Adverse Effect. There shall have been no Material Adverse Effect.

5.3	Consents. All consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other person required pursuant to any applicable law of any Governmental Authority (including any antitrust, competition or similar legal requirements in any jurisdiction), or pursuant to any contract binding on Issuer or whereby its respective assets are subject or bound, to consummate the transactions contemplated under this Agreement and the other Transaction Documents (to the extent that such transactions are to be completed on or prior to the Issuance Date) having been obtained or made, and copies thereof having been provided to Investor.

5.4	Resolutions. Issuer shall have duly adopted and delivered to Investor true copies of board resolutions (and shareholders’ resolutions, if required), certified by a director of Issuer, authorizing it to execute the Transaction Documents and approving the transactions contemplated thereunder.

5.5	Founder’s Letter. Founder shall have executed and delivered to Investor the Deed of Personal Guarantee and Undertakings to provide certain guarantees of Obligors’ obligations and the undertakings, substantially in the form set forth in Exhibit B (the “Founder’s Letter”).

5.6	Officer’s Certificate. Issuer shall have delivered to Investor an officer’s certificate dated the Issuance Date signed by the director of Issuer, certifying that (x) all the Warranties being true, correct and complete in all material respects, and Issuer and Founder having performed and complied in all respects with all of their undertakings or obligations hereunder to be performed or complied with on or before the Issuance Date, (y) to the best of Issuer’s knowledge there has been no Material Adverse Effect, and (z) all conditions to Investor’s obligations at the Closing, or all applicable conditions to Investor’s obligations at the Final Closing, as the case may be, have been fulfilled. Such certificate shall be in form and substance satisfactory to Investor, acting reasonably, and shall be delivered to Investor before the Issuance Date for prior approval.

5.7	Registration of Note Holder. Issuer shall have delivered to Investor a copy of the Register of Noteholders on the Issuance Date pursuant to this Agreement.

5.8	Escrow Agreement. If any of the Proceeds for the relevant Closing will be deposited into the Escrow Account, Issuer and Investor shall have entered into an escrow agreement with a bank or a licensed financial intermediary in Hong Kong, under which an Escrow Account is maintained under the following terms: (i) Issuer is the account holder, (ii) Issuer and Investor will be co-signatories to the Escrow Account, and an irrevocable instruction letter has been delivered to the bank or licensed financial intermediary stating that no changes can be made to the Escrow Account set up without the written consents of both Issuer and Investor, and (iii) the funds in the Escrow Account will be remitted only to satisfy the purposes stated under Section 2.4 of this Agreement.

5.9	Legal Opinions. Issuer shall have delivered the following legal opinions:

(a)	legal opinion issued by a British Virgin Islands legal counsel dated as of the Issuance Date and addressed to Investor in a form and substance reasonably satisfactory to Investor; and

(b)	legal opinion issued by a Hong Kong legal counsel dated as of the Issuance Date and addressed to Investor in a form and substance reasonably satisfactory to Investor.

5.10	Funding. The Fund shall have received adequate funding in connection with the First Closing under the funding commitments of its limited partners; provided, that if the general partner of the Fund has acted in good faith pursuant to the limited partnership agreement of the Fund, and any limited partner of the Fund failed to fulfill its funding commitments pursuant to the capital call in connection with the payment of the Note to be issued at the First Closing, then:

(a)	this Agreement may be terminated by the mutual agreement between Investor and Issuer; or

(b)	the parties may proceed with the First Closing based on the funding received by the Fund.

6.	Indemnification

6.1	General Indemnity. Each Issuer Party hereby jointly and severally agrees to indemnify and hold harmless the Fund, Investor and their respective officers, directors, partners, shareholders and employees (Investor and each such other person being referred to as an “Indemnitee”), to the fullest extent lawful, from and against any losses, claims, damages, liabilities and reasonable expenses (or actions in respect thereof) (collectively, “Losses”), as incurred, related to or arising out of or in connection with any breach by Obligors of their respective representations, Warranties and agreements set forth in this Agreement or in any of the other Transaction Documents.

For the avoidance of doubt, the term “reasonable expenses” as used in this Section 6.1 shall include all out-of-pocket expenses (including, without limitation, fees and expenses of counsel) as they are duly documented and reasonably incurred in connection with investigating, preparing, defending or settling any such action or claim, whether in connection with litigation in which any Indemnitee is a named party, provided that such indemnity shall not apply to any acts or omissions arising from bad faith, gross negligence or willful default on the part of the Indemnitee.

The indemnity and expense reimbursement obligations set forth in this Section 6.1 shall be in addition to any liability an Obligor may have to any Indemnitee at common law or otherwise. For the avoidance of doubt, the Issuer Parties shall not be liable to any Indemnitee for any matters within the actual knowledge of an Indemnified Person as at the Closing or any matters disclosed in the Disclosure Letter and Target SEC Filings prior to the Closing.

6.2	Tax Indemnity. Without prejudice to the generality of Section 6.1 above, each Issuer Party hereby jointly and severally covenants and undertakes to Investor to fully and effectually indemnify and at all times keep fully and effectually indemnified Investor from and against the amount of any and all Tax falling on Investor (which is not otherwise disclosed) resulting from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring in connection with the transactions contemplated hereunder, whether alone or in conjunction with any other circumstances whenever occurring, including any and all Tax resulting from the receipt by Investor of any amounts together with all costs (including all legal costs), expenses or other liabilities which Investor may incur in connection with any legal proceedings Investor may be involved in enforcing this Section 6.2. This Tax indemnity does not apply to any Tax assessed on Investor under the laws of the jurisdiction(s) in which (x) Investor is incorporated; (y) Investor is treated as resident for tax purposes, or (z) amounts are received by Investor at its principal offices.

This Section 6 is a separate and independent right of Investor, in addition to and without prejudice to any rights Investor may have against Issuer Parties, under the terms of this Agreement (including rights under Section 7), any other Transaction Documents, or otherwise.

7.	Registration of the Notes

The Notes issued under this Agreement does not, and will not, require the approval of Governmental Authorities under the securities law of any jurisdiction. Issuer shall keep books for the registration and registration of transfer of the Notes. Prior to presentation of a Note for registration of transfer, Issuer shall treat the person in whose name the relevant Note is registered as the owner and holder of the relevant Note for all purposes whatsoever, and Issuer shall not be affected by notice to the contrary.

8.	Post-Closing Covenants

8.1	After the First Closing, Issuer shall ensure that each of the following conditions set out below is satisfied within the timeframe specified below (or such later date as the Investor may agree):

(a)	by no later than five (5) business day after the First Closing (or such later time as agreed by Investor):

(i)	Issuer shall have executed and delivered to Investor the Target Securities Charge;

(ii)	Issuer shall have delivered to Investor the physical share certificates representing the 8,062,864 Class A Ordinary Shares and 8,240,760 Class A Ordinary Shares of Target, respectively, and all documentation required to create a first ranking charge on such Target shares in favour of Investor pursuant to the Target Securities Charge;

(iii)	Issuer shall have delivered the physical share certificates representing the total number of the CAGP III Shares and the CAGP III Co-Investment Shares acquired through the CAGP Transaction;

(iv)	Issuer shall have delivered the physical share certificates representing 14,163,325 Class A Ordinary Shares acquired through the Solar Transaction;

(v)	Issuer shall have delivered all documentation required to create a first ranking charge on the CAGP III Shares and the CAGP III Co-Investment Shares acquired by Issuer through the CAGP Transaction, and on the Solar Shares acquired by Issuer through the Solar Transaction, each in favour of Investor, and such other documentation as required pursuant to the Target Securities Charge;

(vi)	Issuer shall have delivered a legal opinion issued by a Cayman Islands legal counsel dated as of the date of the Target Securities Charge and addressed to Investor in a form and substance reasonably satisfactory to Investor;

(b)	Issuer shall have delivered all documentation required to be delivered pursuant to the Target Securities Charge at the time provided therein; and

(c)	Issuer shall have caused the perfection requirements as a result of the Target Securities Charge to be completed within the time provided therein.

8.2	If any of the Proceeds under the Final Closing has been applied to repay any portion of the Concurrent Financing in compliance with Section 2.4:

(a)	by no later than five (5) business Day after the Final Closing (or such later time as agreed by Investor) (or such later time as agreed by Investor), Issuer shall have or shall have caused:

(i)	the delivery of the physical share certificate representing the number of additional Haitong Shares released from the Haitong Share Charge (such number to be calculated in accordance with Section 2.4);

(ii)	the delivery of all documentation required to create, subject to the Bank Financing, a first ranking charge on the additional Haitong Shares released from the Haitong Share Charge in favour of Investor;

(b)	Issuer shall have or shall have caused the delivery of all documentation required to be delivered pursuant to the Target Securities Charge at the time provided therein.

8.3	Investor shall assist Issuer in identifying and negotiating the Bank Financing with the lender(s). Issuer acknowledges that the Financing is being provided by Investor on the understanding that the Bank Financing will have the terms and conditions typical of a senior credit facility, and other than specifically provided for in the Transaction Documents, Investor will not have the obligation to grant any consent or waiver under the Financing in order to accommodate the demands of the lender(s) thereunder.

9.	Confidentiality

9.1	Confidential nature of this Agreement. Each party acknowledges that the terms and conditions of this Agreement and the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, and all schedules, annexure, exhibits, appendices and amendments hereto and thereto, the transactions contemplated hereby and thereby, including their existence shall be considered confidential information and shall not be disclosed by any party to any third party except in accordance with this Section 9, provided that Issuer Parties may disclose such confidential information (i) to any third parties relating to the refinancing of the Notes or the Concurrent Financing, or relating to the Bank Financing, who reasonably require access to such confidential information,(ii) to any other parties with the prior consent of Investor and (iii) subject to Section 9.3, as such disclosure is requested or becomes legally compelled and/or required under any applicable laws and listing rules of the NYSE (including without limitation, pursuant to any applicable tax, securities, or other laws of any jurisdiction).

9.2	Confidential information provided by Issuer Parties. Each of Investor and the Fund acknowledges all information furnished by Issuer Parties or their Affiliates and their respective officers, directors, partners, shareholders, employees and agents pursuant to this Agreement is confidential and for its own use only, and agrees to hold in confidence and trust and not to disclose or disseminate such information to any other person (other than on a confidential basis to its employees or agents, investors, partners, prospective investors or prospective partners, having a need to know the contents of such information, and their attorneys who have agreed to undertake a corresponding obligation of confidentiality to that undertaken by Investor under this Section 9.2) except in connection with the exercise of its rights under this Agreement, unless (i) Investor or the Fund has obtained such information from a third party source (provided that Investor or the Fund, acting with due care and diligence, has no reason to believe that such source is bound by any confidentiality obligation to Issuer Parties or their respective Affiliates in respect of such information), (ii) such information is available to the public generally, or (iii) Investor or the Fund is required to disclose such information by Governmental Authority.

9.3	Legally Compelled Disclosure. With the exception of any SEC Filings required to be made by Issuer or any of its Affiliates, in the event that any party (other than Investor) is requested or becomes legally compelled and/or as required under any applicable laws and the listing rules of the NYSE (including without limitation, pursuant to any applicable tax, securities, or other laws of any jurisdiction) to disclose any confidential information referred to in this Section 9, such party (“Disclosing Party”) shall to the extent permitted by law provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure. At the request of the other parties, Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, Disclosing Party shall furnish only that portion of the information that is legally required and/or as required under the relevant listing rules and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

10.	Miscellaneous

10.1	Successors and Assigns. Subject to the restrictions on assignment described in this Agreement, the rights and obligations of parties shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10.2	Waiver and Amendment. Any provision of this Agreement may be amended, waived or modified upon the written consent of parties.

10.3	Assignment by Parties. This Agreement, and the rights hereunder, shall not be assigned, and the obligations hereunder shall not be transferred, without the mutual written consent of the parties (not to be unreasonably withheld or delayed) however Investor may at any time, without the consent of any other parties, assign its rights and transfer its obligations hereunder to a permitted transferee of the Note. The Issuer Parties may at any time, without the consent of any other parties, assign their rights and transfer their obligations to a transferee who is an affiliate. In the event of any such transfer or assignment, the transferor shall procure such transferee shall execute a deed of adherence in a form acceptable to the other parties on or prior to the completion of any transfer.

10.4	Validity of the Agreement. This Agreement shall become effective upon the execution of it by the authorized representatives of parties and shall continue in force unless the First Closing fails to take place on or before the First Closing Long Stop Date in which cases it shall become void and of no further force and effect, except for the provisions of Section 9 (Confidentiality), this Section 10.4 (Validity of the Agreement), Section 10.10 (Governing Law), Section 10.11 (Jurisdiction) and Section 10.12 (Expenses); provided, however, that such termination shall, unless otherwise agreed by the parties, be without prejudice to the rights of any party in respect of a breach of this Agreement prior to such termination. In the event that the First Closing occurs but the Final Closing fails to take place on or before the Final Closing Long Stop Date, this Agreement shall remain effective except that Issuer Parties will be released from its obligations under Section 2 (to the extent it relates to Final Closing) and Section 4 hereof, without prejudice to the rights of any party in respect of a breach of this Agreement on or prior to the Final Closing Long Stop Date.

10.5	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

10.6	Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among parties and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among parties, whether written or oral, respecting the subject matter hereof.

10.7	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and delivered to each party as follows:

(a)	if to Investor:

Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Email	:	88445413@qq.com / frank.yang@bocggp.com

Attention	:	YANG Feng

or at such other address as Investor shall have furnished Issuer Parties in writing.

(b)	if to Issuer Parties:

Address	:	18/F, Tower A, Global Trade Center, 36 North 3rd Ring Road East, Dongcheng District, Beijing, PRC
Facsimile	:	86-10-59575252
Attention	:	Mr. Botao Shi
or at such other address as Investor shall have furnished Investor in writing.

All such notices and communications shall be effective (1) when sent by international express courier or other overnight service of recognized standing, on the business day following the deposit with such service; (2) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, upon the earlier of actual receipt or the fourth business day after the date of mailing; (3) when delivered by hand, upon delivery; (4) when faxed, upon confirmation that all pages have been transmitted except where the dispatch is not on a business day; and (5) when emailed, upon such email being sent by the sender and no transmission error message being received by the sender. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a business day) in the time zone of the territory of the recipient under this Section 10.7, it shall be deemed to have been delivered at 9:30 a.m. on the next opening of business in the territory of the recipient. In proving service of a communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and mailed or that the facsimile transmission was despatched and a confirmatory transmission report or other acknowledgment of good receipt was received.

10.8	No Partnership. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties or any of them.

10.9	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted by law.

10.10	Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

10.11	Jurisdiction. The courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with the Notes and, accordingly, any legal action or proceedings arising out of or in connection with the Notes may be brought in such courts.

10.12	Expenses. Whether or not any of the transactions contemplated under this Agreement are consummated, each party shall bear its own costs and expenses in the negotiation, preparation and execution of the Transaction Documents, including the fees and expenses of its counsel, except that any out-of-pocket expenses paid or payable to third parties in connection with legal, financial and business due diligence on the Issuer Group (the “DD Expenses”) will be allocated in accordance with the following principles:

(a)	If none of the Bank Financing, the Financing under this Agreement or the Securitization is closed or completed, Issuer and Investor shall equally share the DD Expenses;

(b)	In all other cases:

(i)	Investor shall share the DD Expenses on a pro rata basis based on the Purchase Price received by Issuer in the Financing relative to the aggregate of (x) the amount raised or funded in the Bank Financing, (y) the amount of Purchase Price, and (z) the amount raised or funded in the Securitization, whichever closed or completed;

(ii)	Issuer shall share the DD Expenses on a pro rata basis based on the amount raised or funded in the Bank Financing relative to the aggregate of (x) the amount raised or funded in the Bank Financing, (y) the amount of Purchase Price, and (z) the amount raised or funded in the Securitization, whichever closed or completed; and

(iii)	Issuer shall cause Target to share the DD Expenses on a pro rata basis based on the amount raised or funded in the Securitization relative to the aggregate of (x) the amount raised or funded in the Bank Financing, (y) the amount of Purchase Price, and (z) the amount raised or funded in the Securitization, whichever closed or completed.

The term “Securitization” means any direct or indirect disposition of interest by Issuer in (i) Guangzhou Concord Cancer Hospital, (ii) Concord Cancer Hospital in Singapore, (iii) The University of Texas MD Anderson Cancer Center Proton Therapy Center through asset securitization or similar arrangements.

The expenses contemplated under this Section 10.12 which are payable to Investor from time to time within 15 business days of Investor’s demand.

10.13	Right Cumulative. Each and all of the various rights, powers 10.13 and remedies of a party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

10.14	No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

10.15	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

ISSUER PARTIES

Morgancreek Investment Holdings Limited

By:	/s/ Jianyu Yang
Name: Jianyu Yang
Title: Chairman

Mr. Jianyu Yang

/s/ Jianyu Yang

Signature Page to Note Subscription Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

INVESTOR

Blue Ocean Structure Investment II Company Limited

By:	/s/ Yang Feng
Name: YANG Feng
Title: Director

FUND

Blue Ocean Project Fund II, LP (acting through its general partner Blue Ocean Fund II GP, Ltd)

(a signatory only with respect to Section 3.4 hereto)

By:	/s/ Yang Feng
Name: YANG Feng
Title:

Signature Page to Note Subscription Agreement

SCHEDULE 1

PART A: PARTICULARS OF ISSUER

Registered Company Name	:	Morgancreek Investment Holdings Limited

Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Date of Incorporation	:	October 25, 2013

Company Registration Number	:	1796272

Place of Incorporation	:	British Virgin Islands

Director(s)	:	Jianyu Yang Zheng Cheng

Authorized Share Capital		50,000

Issued Share Capital	:	10

Financial Year End	:	December 31

Subsidiaries (and percentage of shareholding)	:	Concord Medical Services Holdings Limited (45.4%)

Shareholder(s) as of the Date hereof	:	Cherrylane Investments Limited (60%) Bluestone Holdings Limited (40%)

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PART B: PARTICULARS OF TARGET

Target

Registered Company Name	:	Concord Medical Services Holdings Limited

Registered Address	:	Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands KY1-1112

Date of Incorporation	:	November 27, 2007

Company Registration Number	:	200093

Place of Incorporation	:	Cayman Islands

Director(s)	:	Jianyu Yang
Zheng Cheng
Zhe Yin
Yan Sui
Denny Lee
Weibo Yin
Yongjun Li

Authorized Share Capital	:	US$50,000

Issued Share Capital	:	US$13,172

Outstanding Share Capital	:	US$13,172

Financial Year End	:	December 31

Direct Subsidiaries (and percentage of shareholding)	:	Ascendium Group Limited (100%)

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PART C: CONTROL PERSONS OF ISSUER GROUP

Ownership Structure of Target Immediately Prior to the First Closing

Note: The shareholding percentages in the above structure chart are with reference to issued share capital.

Particulars of Control Persons

1.	Cherrylane Investments Limited

Registered Company Name	:	Cherrylane Investments Limited

Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Date of Incorporation	:	September 26,2013

Company Registration Number	:	1792312

Place of Incorporation	:	British Virgin Islands

Director(s)	:	Jianyu Yang

Authorized Share Capital	:	US$50,000

Issued Share Capital	:	US$50,000

Financial Year End	:	December 31

Direct Subsidiaries (and percentage of shareholding)	:	Morgancreek Investment Holdings Limited (60%)

Shareholder(s) as of the Date hereof	:	上海卉馥科技发展有限公司 (30%) Oakville Holdings Group Limited (70%)

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2.	Bluestone Holdings Limited

Registered Company Name	:	Bluestone Holdings Limited

Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Date of Incorporation	:	September 26,2013

Company Registration Number	:	1792309

Place of Incorporation	:	British Virgin Islands

Director(s)	:	Zheng Cheng

Registered Capital	:	US$50,000

Financial Year End	:	December 31

Direct Subsidiaries (and percentage of shareholding)	:	Morgancreek Investment Holdings Limited (40%)

Shareholder(s) as of the Date hereof	:	上海简乾科技有限公司 (100%)

3.	Oakville Holdings Group Limited

Registered Company Name	:	Oakville Holdings Group Limited

Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Date of Incorporation	:	January 21,2015

Company Registration Number	:	1859577

Place of Incorporation	:	British Virgin Islands

Director(s)	:	Bi Zhang

Registered Capital	:	US$50,000

Financial Year End	:	December 31

Direct Subsidiaries (and percentage of shareholding)	:	Cherrylane Investments Limited (70%)

Shareholder(s) as of the Date hereof	:	Bi Zhang (100%)

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4.	上海卉馥科技发展有限公司

(Shanghai Hui Fu Science and Technology Development Co., Ltd.)

Registered Company Name	:	上海卉馥科技发展有限公司

Registered Address	:	Room C232, 2/F., Building 3, No.555 Songxiu Road, Qingpu District, Shanghai, PRC

Date of Incorporation	:	August 14,2013

Company Registration Number	:	310118002883726

Place of Incorporation	:	Shanghai

Director(s)	:	Jianyu Yang

Registered Capital	:	One Million Renminbi

Financial Year End	:	December 31

Direct Subsidiaries (and percentage of shareholding)	:	Cherrylane Investments Limited (30%)

Shareholder(s) as of the Date hereof	:	Jianyu Yang (100%)

5.	上海简乾科技有限公司

(Shanghai Jian Qian Science and Technology Co., Ltd.)

Registered Company Name	:	上海简乾科技有限公司

Registered Address	:	Room C231,2/F.,Building 3,No.555 Songxiu Road,Qingpu District, Shanghai, PRC

Date of Incorporation	:	August 14,2013

Company Registration Number	:	310118002883734

Place of Incorporation	:	Shanghai

Director(s)	:	Zheng Cheng

Registered Capital	:	One Million Renminbi

Financial Year End	:	December 31

Direct Subsidiaries (and percentage of shareholding)	:	Bluestone Holdings Limited (100%)

Shareholder(s) as of the Date hereof	:	Zheng Cheng (100%)

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6.	Jianyu Yang

Citizenship: People’s Republic of China

Principal Business Address: 18/F, Tower A, Global Trade Center, 36 North Third Ring Road East, Dongcheng District, Beijing 100013, People’s Republic of China

7.	Bi Zhang

Citizenship: People’s Republic of China

Principal Business Address: PO Box 957, Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands

8.	Zheng Cheng

Citizenship: People’s Republic of China

Principal Business Address: 18/F, Tower A, Global Trade Center, 36 North Third Ring Road East, Dongcheng District, Beijing 100013, People’s Republic of China

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PART D: CORPORATE STRUCTURE OF TARGET

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SCHEDULE 2

WARRANTIES

General

Unless expressed to the contrary, the following Warranties are made by Issuer Parties at the date hereof and as at the applicable Issuance Date, except as Disclosed. The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the other Schedules. The Warranties are qualified by the Disclosure Letter and Target SEC Filings. The Disclosure Letter shall be arranged in clauses corresponding to the numbered and lettered clauses and sub-clauses set forth below. A disclosure made by reference to any particular Warranty shall be deemed to be made also in respect of any other Warranty under this Schedule 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other Warranty.

Definitions

In this Schedule, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified below:

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practice Act of 1977 (as amended, the “FCPA”), the UK Bribery Act 2010 (and, in relation to conduct prior to July 1, 2011, the Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906 (together with the UK Bribery Act 2010, as amended, the “UK Corruption Laws”) and any other anti-bribery or anti-corruption laws applicable to Issuer or any of its Affiliates (including such laws in the PRC). For these purposes, the offences created by the FCPA and the UK Corruption Laws shall be deemed to apply to the Affiliates of Issuer Group in respect of acts or omissions by them which may directly or indirectly constitute a breach by Issuer Group or the relevant Affiliates of such law, irrespective of the jurisdictional scope of those offences.

“Anti-Corruption Prohibited Activities” has the meaning set forth in Clause 3 of this Schedule 2.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including rights in respect of Contracts, all Intellectual Property, Equipment, any share or equity ownership, but excluding rights in respect of real property.

“Circular 37” has the meaning set forth in Clause 3 of this Schedule 2.

“Code” has the meaning set forth in Clause 5(c)(i) of this Schedule 2.

“Confidential Information” as used in this Schedule 2 means all know-how, lists of customers, suppliers or Subscribers, technical processes or other confidential information.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, that are currently subsisting and not terminated or completed.

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“Covered Entities” has the meaning set forth in Clause 7(a) of this Schedule 2.

“Disclosed” means, in respect of any Warranty, fully and fairly disclosed in the (i) numbered and lettered section corresponding to such Warranty in the Disclosure Letter or (ii) the Target SEC Filings; the disclosures in any section of the Disclosure Letter shall qualify other sections in this Schedule 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

“Environment” means all or any of the following media, namely, air, water and land; and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground.

“Environmental Laws” means any and all laws whether of the PRC or any other relevant jurisdiction, relating to pollution, contamination or protection of the Environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of Hazardous Substances.

“Equipment” means all plant and machinery, production lines, tools and equipment, vehicles and other tangible assets.

“Existing Financial Statements” means (i) the Target Financial Statements for the Financial Year ended December 31, 2015 and (ii) the consolidated balance sheet and the consolidated statements of income of the Target for the quarter ended June 30, 2016, in each case prepared in accordance with US GAAP.

“Government Entity” has the meaning set forth in Clause 3 of this Schedule 2.

“Government Official” means an official or employee of any government department, agency, or instrumentality, any government-owned or -controlled enterprise, any public international organization, or any political party, as well as any candidate for political office.

“Group Representative” means any director, officer, agent, employee, consultant, professional advisor or other person acting for or on behalf of any Group Member or Affiliate of any Group Member.

“Hazardous Substance” means all substances of whatever description which may cause or have a harmful effect on the Environment or the health of person or any other living organism including, without limitation, all poisonous, toxic, noxious, dangerous and offensive substances.

“Intellectual Property” means all patent, trademarks, service marks, registered designs, utility models, copyrights, inventions, Confidential Information, brand names, database rights and business names and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Large Medical Equipment Procurement License” means the large medical equipment procurement license issued pursuant to the Rules on Procurement and Use of Large Medical Equipment issued on December 31, 2004 by the Ministry of Health, the National Development Reform Committee and the Ministry of Finance, which became effective on March 1, 2005.

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“Latest Accounts Date” means September 30, 2016.

“Leases” has the meaning set forth in Clause 5 of this Schedule 2.

“Leased Properties” has the meaning set forth in Clause 5 of this Schedule 2.

“Leasing Company Permit” the foreign-invested enterprise approval certificate issued by the Ministry of Commerce of China or its competent local branch specifying the permitted business scope of the foreign-invested company as either leasing or financial leasing.

“Liabilities” means all indebtedness and other liabilities of any nature whatsoever, accrued, absolute, actual or contingent, due or to become due, liquidated or unliquidated and whether or not of a nature required to be disclosed in the accounts or financial statements of the Issuer Group.

“Litigation” has the meaning set forth in Clause 11 of this Schedule 2.

“Material Contracts” has the meaning set forth in Clause 6 of this Schedule 2.

“Medical Equipment Operating Enterprise Permits” means the medical equipment operating enterprise permit issued by the relevant provincial drug supervision and administration agency pursuant to the Medical Equipment Supervision and Administration Regulation of China, effective as of April 1, 2000.

“Medical Institution Practicing License” means the medical institution practicing license issued by the relevant healthcare administrative authorities pursuant to the Regulation on Medical Institution issued on February 26, 1994 by the PRC State Council.

“Onshore Companies” means the legal entities listed in the structure chart in Part D of Schedule 1 that is established in the PRC, and all other legal entities established in the PRC in which any of the foregoing legal entities directly or indirectly owns any interest.

“Partners” means the hospital partners in the PRC with which a Group Member has entered into long-term lease and management services arrangements or cooperation agreement, or similar arrangements, as the case may be (each, a “Service Agreement”), for establishing radiotherapy and diagnostic imagining centers, and provide certain management services and technical services to, and for the purchase and lease of the medical equipment used at, such radiotherapy and diagnostic imaging center.

“Permits” means all permits, consents, approvals, authorizations, franchises, certifications and licenses from, and all registrations with, any Governmental Authority and such term shall include the Medical Equipment Operating Enterprise Permits, Radiation Safety Permits, Leasing Company Permit, Leasing Company Permit, Medical Institution Practicing License, Large Medical Equipment Procurement License, Radiotherapy Permit, and Radiation Worker Permit.

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“Principal Business” means the business of Issuer Group, being radiotherapy and diagnostic imaging center operators.

“Radiation Safety Permits” means the radiation safety permits from the relevant national or provincial environmental protection authorities pursuant to the Regulation on Radioisotope and Radiation Equipment Safety and Protection issued on September 14, 2005 by the PRC State Council and the Rules on Radioisotopes and Radiation Device Safety Permit issued on January 18, 2006 by the State Environmental Protection Administration (now the Ministry of Environmental Protection) and amended on December 6, 2008 by the Ministry of Protection of the PRC.

“Radiation Worker Permit” means the radiation worker permit issued by the competent healthcare administrative authorities in the PRC for each medical technician who operates medical equipment that contains radioactive materials or emits radiation during operation.

“Radiotherapy Permit” means the radiotherapy permit issued by the relevant healthcare administrative authorities in the PRC pursuant to the Regulatory Rules on Radiotherapy issued on January 24, 2006 by the Ministry of Health of the PRC.

“Real Property” has the meaning set forth in Clause 5 of this Schedule 2.

“SAFE” has the meaning set forth in Clause 3 of this Schedule 2.

“Sanctioned Country” has the meaning set forth in Clause 3 of this Schedule 2.

“SEC Documents” has the meaning set forth in Clause 3 of this Schedule 2.

“Target SEC Filings” means the documents filed from time to time by Target with the SEC.

“U.S. Economic Sanctions” has the meaning set forth in Clause 3 of this Schedule 2.

“US GAAP” means the generally accepted accounting principles in the United States.

1.	Corporate Matters

(a)	Organization, Good Standing and Qualification. Each Group Member is duly incorporated and organized, validly existing, in good standing, and in compliance with all registration and approval requirements in all material respects. Each Group Member has the corporate power and authority to own and operate its Assets and properties and to carry on its business as currently conducted.

(b)	Charter Documents. The copies of the Articles and other charter documents of Target included in the Target SEC Filings, are effective, have not been superseded and are true, correct and complete. All legal and procedural requirements concerning the adoption of such charter documents have been duly and properly complied with in all respects.

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(c)	Group Structure. The corporate chart set forth in Part D of Schedule 1 is a true, complete and accurate description of the corporate structure of Target and its Subsidiaries as at the date hereof.

(d)	Capitalization and Other Particulars. The particulars of each Group Member and each Control Person set forth in Parts A, B and C of Schedule 1 are a true, complete and correct description of the share capital of each Group Member on the date hereof and on the Issuance Date. No Group Member is in violation of any term of or in default under its certificate or articles of incorporation, memorandum and articles of association, by-laws, or their organizational charter or other constitutional documents, respectively.

(e)	Options, Warrants. Except for the Note, restricted share units and options existing as of the date hereof, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the subscription or purchase from any Group Member of any Equity Securities of any Group Member. Except for the Existing Security and Permitted Security, no shares of any Group Member, or shares issuable upon exercise of any outstanding options, warrants or rights, or other shares issuable by any Group Member, are subject to Security Interest, preemptive rights, rights of first refusal or other rights to subscribe for or purchase such shares (whether in favor of any Group Member or any other person), pursuant to any agreement or commitment of any Group Member. The issuance and sale of the Notes shall not result in a right of any holder of any securities of any Group Member to exercise any preemptive rights, rights of first refusals or other rights, or to adjust the exercise, conversion, exchange or reset price under any of such securities. The issuance and sale of the Notes shall not obligate any Group Member to issue shares or equivalents thereof or other securities to any person (other than Investor). All issued shares of each Group Member are fully paid and non-assessable and have been issued in material compliance with all applicable federal and state securities laws, and none of such issued shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no shareholders’ agreements, voting agreements or other similar agreements with respect to any Group Member’s shares to which such Group Member is a party or between or among any of Group Members’ shareholders.

(f)	Subsidiaries. Except as set forth in the corporate structure chart set forth in Part D of Schedule 1, Target does not hold any Equity Securities of, or any direct or indirect interest of any kind in, any other person.

(g)	Onshore Companies.

(i)	Except as Disclosed in the Target SEC Filings, for each Onshore Company, each holder of record of its registered capital have contributed in full its subscribed share of the entity’s registered capital pursuant to the articles of association and, as applicable, relevant joint venture contracts, and all such contributions have been verified and certified by a Chinese registered public accountant according to applicable law, approved by all relevant Governmental Authorities and fully paid, and verification certificates have been issued to each such holder of record or previous investor accordingly.

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(ii)	All previous transfers or assignments of registered capital have been approved by the competent Governmental Authorities and all necessary corporate action.

(iii)	Each Onshore Company conducts its business activities within the permitted scope of its business or is otherwise operating its business in compliance in all material respects with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities.

(iv)	All licenses and approvals requisite for the conduct of any part of each Onshore Company’s business which are subject to periodic renewal, have been or shall on a timely basis be obtained and to the best knowledge of Issuer Parties, there are no grounds on which such requisite renewals shall not be granted by the competent PRC Governmental Authorities.

(v)	Each Onshore Company is not in receipt of any letter or notice from any relevant PRC Governmental Authority notifying revocation of any licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by it.

(vi)	Target maintains, or procures its relevant Subsidiary to maintain, Control over each Onshore Company in all respects.

(h)	Corporate Records. The registers of shareholders, resolutions and all other documents of each Group Member required to be kept or filed with any relevant Governmental Authority under all applicable law have been properly maintained, filed or submitted for filing in accordance with applicable law, and all resolutions required by applicable laws or the charter documents of such Group Member then effective have been passed, have been passed in accordance with such applicable laws and the charter documents of such Group Member (as the case may be).

(i)	No Immunity. No property of any Group Member enjoys any right of immunity from set off, suit or execution with respect to Issuer’s and Group Members’ obligations under any Transaction Document (where relevant).

(j)	Board Composition. Save as Disclosed, Target is in compliance with all the requirements of (i) the listing standards of the NYSE, (ii) the Sarbanes-Oxley Act of 2002 (including any and all applicable rules and regulations promulgated by the SEC thereunder that are effective) and (iii) the Companies Law (2013 Revision) of the Cayman Islands and any other applicable law, including such requirements related to (w) the composition of the Board, (x) the independent committees, (y) the director independence and (z) the audit committee financial expert.

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2.	Authorization and Validity of Transactions

(a)	Authorization. Issuer Parties have the power and authority to execute, deliver and perform the Transaction Documents which it has signed as a party. Except for the consent and/or waiver of Haitong as required under the documents in relation to the Concurrent Financing, which will be obtained prior to the First Closing, all actions on the part of Issuer Parties necessary for the authorization, allotment, issuance and delivery of the Notes has been taken or shall be taken prior to the Closing.

(b)	Valid Issuance of Notes. Each Note is duly authorized and validly issued and free of restrictions on transfer other than restrictions on transfer described in Exhibit A, as the case may be, and any applicable securities or corporate laws.

(c)	Enforceability. The Transaction Documents to which any Issuer Party is a party, when executed, shall be valid and binding obligations of Issuer Parties, enforceable against Issuer Parties in accordance with their respective terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general principles of equity.

(d)	No Breach. The execution and delivery by Issuer Parties of each of the Transaction Documents to which it/he is a party and the implementation and performance by the foregoing entities of all the transactions contemplated under such Transaction Documents do not and shall not:

(i)	breach or constitute a default under any charter document of such entity or of the memorandum of association, articles of association, by-laws or other constitutional document of such entity;

(ii)	result in a material breach of, or constitute a default under, or give rise to any right to any person to declare a default under, any Material Contract to which such entity or individual is a party or by which such entity or individual or its/his property or Assets is bound or result in the acceleration of any obligation of such entity or individual (whether to make payment or otherwise) to any person; or

(iii)	result in a violation or breach of or default under any law.

3.	LEGAL COMPLIANCE

(a)	No Violation of Law.

(i)	Since the date of listing of the Target shares on the NYSE, no Group Member or to the best of knowledge of the Issuer Parties, Partner, has been in violation of any applicable law or regulation in any material respect.

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(ii)	Each Group Member and to the best of knowledge of the Issuer Parties, Partner, has at all times carried on its business in compliance with all applicable laws, regulations and governmental guidance in all material respects. To its best knowledge, none of Group Members or Partners, nor any Group Representative, nor any senior manager, has committed any criminal offence or any breach of the requirements or conditions of any statute, treaty, regulation, by-law or other obligation relating to it or the carrying on of its business.

(iii)	Since the date of listing of the Target shares on the NYSE, (a) the Target shares have been designated for quotation on the NYSE; (b) trading in the Target shares has not been suspended by the SEC or the NYSE for more than one Trading Day; (c) Target has received no communication, written or oral, from the SEC or the NYSE regarding the suspension or delisting of its shares from the NYSE; (d) Target has never been subject to any administrative proceedings or investigation by the SEC or the NYSE; and (e) the SEC or the NYSE has never imposed any penalty on Target which, in the case of foregoing clauses (d) or (e) could reasonably be expected to have a material adverse effect on Target. To the best knowledge of Issuer Parties, Target is not in violation of any of the rules, regulations or requirements of the SEC or the NYSE and has no knowledge of any facts or circumstances that would reasonably lead to (x) delisting or suspension of the Target shares by the SEC or the NYSE or (y) any administrative proceedings, investigation or penalty by the SEC or the NYSE on Target.

(b)	Permits and Regulations.

(i)	Each Group Member and to the best of knowledge of the Issuer Parties, Partner, has all Permits and has completed all material government registrations, licenses and consents necessary for the conduct of its business as currently conducted and to own or use its material Assets, Real Property and Leased Real Properties as currently used. To Issuer Parties’ best knowledge, no Group Member or Partner is in breach of or default under any such Permit, and there is no reason to believe such Permit shall be suspended, cancelled or revoked.

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(ii)	Without limiting the generality of the foregoing, (a) all necessary approvals from Governmental Authorities have been received to ensure that each Onshore Company shall continue to enjoy, to the extent permitted by applicable law, all of the Tax clearances, concessions and other benefits available to such Onshore Company prior to the Issuance Date, or otherwise available under applicable law to foreign investment enterprises similarly situated; (b) no Group Member or to the best of knowledge of the Issuer Parties, Partner, has been subject to any administrative proceedings or investigation by the Ministry of Health of the PRC to the best knowledge of Issuer Parties, nor has any penalty been imposed on any Group Member; and (d) no Group Member or Partner is in breach of or default under any Permits in favor of the relevant Group Member or Partner, and there is no reason to believe such Permits shall be suspended, cancelled or revoked, except where any such breach, default, suspension, cancellation or revocation would not have a material adverse effect on the relevant Group Member.

(c)	Governmental Inspection. Each Group Member and Partner is under the supervision of the Ministry of Health of the PRC, including the provincial level Department of Health. Each Group Member and to the best of knowledge of the Issuer Parties, Partner, has passed all annual inspections and occasional inspections conducted by the relevant Governmental Authority, whether evidenced by written documents issued by such Governmental Authority or not.

(d)	Interference with Transaction. There is no Governmental Authority and to the best knowledge of Issuer Parties, no other person that has:

(i)	requested any information in connection with or instituted or threatened in writing any legal proceedings, arbitration or administrative proceedings or inquiry, regulatory inquiry against any Group Member to restrain, prohibit or otherwise challenge the issuance of the Notes or any of the transactions contemplated under the Transaction Documents; or

(ii)	proposed or enacted any statute or regulation that would prohibit, materially restrict or materially delay implementation of the issuance of the Notes or adversely affect the operation of any Group Member after the completion of such issuance.

(e)	Ownership. Except as Disclosed in the Target SEC Filings or in connection with the Securitization, Target validly and legally owns, beneficially and of record, free and clear of any Security Interest, the equity interests of its Subsidiaries.

(f)	No Voidable Transaction. To the best knowledge of Issuer Parties, there is no material transaction to which any Group Member is or has been a party which may give rise to a claim for setting aside under any applicable statute or legislation or otherwise howsoever.

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(g)	Ethical Business Practices.

(i)	None of Target, its Affiliates, or the Group Representatives has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value: (a) to any Government Official, or to any person under circumstances where Target, such Affiliate or such Group Representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Government Entity, in each case, in order to assist Issuer or any Affiliate in obtaining or retaining business for or with, or in directing business to, any person, or (b) to any person, with the intention of influencing or rewarding such person for acting in breach of an expectation of good faith, impartiality, or trust, or which it would otherwise be unlawful for the recipient to accept (collectively “Anti-Corruption Prohibited Activities”). As used herein, “Government Entity” means any government (foreign or domestic, including federal, national or regional government) or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government or a public international organization.

(ii)	As of the date of this Agreement, Issuer Group has Disclosed all facts known to it regarding (a) all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, and/or allegations of any kind or nature that are asserted against, paid or payable by Target, any Affiliate or any Group Representative in connection with non-compliance with FCPA or any other Anti-Corruption Laws by Issuer or any Affiliate or Group Representative, and (b) any investigations (by Target or by any third parties) involving possible non-compliance with the FCPA or any other Anti-Corruption Laws by Target or any Affiliate or Group Representative, and so far as Target is aware there are no circumstances which are likely to give rise to any such claims, damages, liabilities, obligations, losses, penalties, actions, judgments, allegations and/or investigations.

(h)	Books and Records and Internal Controls.

(i)	Each Group Member has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets in all material respects and in compliance with all laws.

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(ii)	Each Group Member has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i)	Anti-corruption Policies and Procedures. Each Group Member has maintained such policies and procedures in relation to corruption and business ethics as may be required under anti-bribery or anti-corruption laws applicable to Group Member and generally accepted standards of business conduct and ethics including, where applicable, in relation to bribery, gifts and entertainment, political contributions and monitoring, risk assessment and internal audit procedures.

(j)	Acquisitions. There has been no material acquisitions by Issuer Group or any of its Affiliates within the last forty eight (48) months.

(k)	Due Diligence on Officers, Employees and Agents. Due diligence has been conducted prior to the recruitment, hiring or appointment of any officers, employees or agents of any Group Member which would be reasonably adequate to identify any Anti-Corruption Prohibited Activities previously committed by those individuals or entities.

(l)	Training. All officers, employees and agents of Group Members have been provided with overall training in relation to anti-corruption policies and guidelines and generally accepted standards of business conduct and ethics.

(m)	Reporting Procedures. Each Group Member has maintained procedures and mechanisms for the internal reporting of actual or suspected Anti-Corruption Prohibited Activities, and any such reports have been (a) investigated, and (b) disclosed to Investor.

(n)	U.S. Economic Sanctions. None of Group Members is the target of any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”). None of Group Members makes any sales to or engages in business activities with, or for the benefit of, any persons and countries that are subject to trade sanctions and economic embargo programs enforced by the U.S. Treasury Department’s Office of Foreign Asset Control including any “Specially Designated Nationals and Blocked Persons”, as of the date hereof and the list of which can be found at: http://www.ustreas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any government, national, resident or legal entity of any other country with respect to which U.S. persons, as defined in the U.S. Economic Sanctions, are prohibited from doing business (each a “Sanctioned Country”), and have no intentions or plans to make any such sales or to engage in any such business.

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(o)	Foreign Exchange. None of Group Members is or has at any time been in violation of any applicable law, regulation or any other requirements of law of any Governmental Authority with respect to any matter relating to foreign currency exchange in any material respect, which violation would have a material adverse effect on Issuer. No controlling shareholder of Issuer is a “Domestic Resident” as defined in Circular 37 (together with its implementing regulations, “Circular 37”) issued by the State Administration of Foreign Exchange (“SAFE”) in 2014, and no controlling shareholder has violated Circular 37 or any other applicable SAFE rules and regulations.

(p)	Change of Law. To Issuer Parties’ best knowledge, Issuer Parties are not aware of any Governmental Authority or other person having proposed, enacted or changed, any law which could reasonably be expected to materially and adversely affect the business of any Group Member or any portion hereof as currently conducted or contemplated to be conducted.

(q)	Absence of Government Official Economic Interest. To Issuer Parties’ best knowledge, no Government Official of the United States of America, PRC or Hong Kong (i) holds an ownership or other economic interest, direct or indirect, in any Group Member or (ii) serves as a Group Representative in connection with any Anti-Corruption Prohibited Activities.

(r)	SEC Documents. Target has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Closing, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”) required to be filed during the period commencing June 30, 2015 and ended on the later of the date of this Agreement and the Closing. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.	ENVIRONMENTAL ISSUES

(a)	Compliance with Environmental Laws. Each Group Member and to the best of knowledge of the Issuer Parties, Partner, is currently in compliance with all Environmental Laws in all material respects and is in possession of all required environmental Permits.

(b)	Environmental Hazards. There is no condition or circumstance in respect of any Group Member or to the best of knowledge of the Issuer Parties, Partner, which poses a material risk of harm (other than in relation to product safety or liability) to human health or safety, or the health of animals, plants or the environment.

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5.	Assets

(a)	Title to Assets. Except as Disclosed in the Target SEC Filings, the Assets included in the Existing Financial Statements or acquired by any Group Member since the Latest Accounts Date and all other material Assets currently used or employed by any Group Member are owned by the relevant Group Member free from Security Interest and are not the subject of any leasing, hiring or hire-purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement, and all such material Assets are in the possession or under the control of the relevant Group Member.

(b)	Status of Assets. Except as Disclosed in the Target SEC Filings, each Group Member owns or has the right to use all Assets currently used by it in the conduct of its business as currently conducted. All material Assets of each Group Member have been properly maintained and are in good working condition, and are in all respects in a condition that is adequate for their intended uses, subject to continued repair and replacement in accordance with past practice. Target has sufficient assets and resources to support its normal business operations as currently contemplated as at the Issuance Date, except as otherwise caused by economic turmoil and/or force majeure events or other significant change in normal business operations beyond the control of Issuer Group.

(c)	Real Property.

(i)	None of Group Members is, nor has it ever been, a United States real property holding corporation within the meaning of Section 897 of Internal Revenue (the “Code”) and Issuer shall provide a statement to such effect in accordance with the Code and the regulations thereunder upon the request of Investor.

(ii)	Except as Disclosed in the Target SEC Filings, the real property of the Issuer Group (the “Real Property”) comprises all the land, buildings and premises (as well as the fixed attached thereto) currently owned, occupied or used by Issuer Group or in respect of which Issuer Group has any estate, interest, right or title.

(iii)	Except as Disclosed in the Target SEC Filings, Issuer Group has proper legal title to the land use rights and building ownership rights in respect of the Real Property (including possession of the land use rights certificates and building ownerships certificates) and is, subject to compliance with all applicable laws of the PRC, entitled to transfer, sell, mortgage or otherwise dispose of the Real Property and there are no occupancy rights or Security Interest in favor of third parties affecting it.

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(iv)	The original land grant fee for the land use rights of any Real Property was paid in full, and no further amounts are currently owing in respect thereof. No other fees or other payments are owing under the relevant granted land use rights contracts in respect of the Real Property. The relevant granted land use right contracts and the relevant land registration card contain no restrictions on any Group Member to use the Real Property for which they are currently being used by Issuer Group. For any land use rights allocated (but not granted) to any Group Member, such Group Member has complied with all material restrictions set forth in the land use rights certificate for such allocated land use rights.

(v)	There are no claims pending or to the knowledge of Issuer Parties, threatened that would result in the creation of any Security Interest against any Real Property.

(vi)	To the best knowledge of Issuer Parties, there are no zoning or other applicable laws currently in effect that would prevent or limit any Group Member from conducting its operations on the Real Property as they are currently conducted.

(d)	Insurance.

(i)	All material Assets of Issuer Group and the Real Property that are of an insurable nature are insured in reasonable amounts against such risks as are, in accordance with commercial best practice, normally insured against in the Hong Kong or in the PRC, including risks normally covered by insurance taken out by companies carrying on the same type of business or having similar assets as Issuer Group. Each of such insurances has been obtained from a well established and reputable insurer. To the best knowledge of Issuer Parties, each Group Member and Partner has at all times been adequately covered against risks normally covered by insurance taken out by companies carrying on the same type of business or having similar assets as Issuer Group in Hong Kong and in the PRC. Nothing has been done or omitted to be done by or on behalf of any Group Member which would make any such policy of insurance void or voidable or enable the insurers to avoid the same; there is no claim outstanding under any such policy; and there are no facts or circumstances likely to give rise to such a claim. There are no overdue premiums in respect of the above insurances.

(ii)	No Group Member has suffered any uninsured losses or waived any rights or claims of material or substantial value with respect to any policy of insurance or allowed any insurance to lapse.

(iii)	No claim under any policy of insurance taken out in connection with the business or assets of any Group Member is outstanding and to the best knowledge of Issuer Parties, there are no facts or circumstances likely to give rise to such a claim.

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(e)	Leases.

(i)	Investor has been provided with true and complete copies of all real property leases (the “Leases”) in respect of real property used by Issuer Group that is not owned by Issuer Group (the “Leased Properties”). Each of Group Members is in compliance in all material respects with the terms and conditions of each Lease to which it is a party.

(ii)	Each of Group Members has the right to use the Leased Properties leased to it in accordance with the provisions of the relevant Lease. Each such Lease has been executed, and (if the Leased Property is located in the PRC) duly registered with the housing administration in accordance with the relevant PRC regulations, and is valid and binding on the parties thereto, all material rent and other sums and charges payable by such Group Member as tenant thereunder are current, no written notice of default or termination under such Lease is outstanding, and to the best knowledge of Issuer Parties no termination event or condition or uncured default on the part of such Group Member exists under such Lease. To the best knowledge of Issuer Parties, there is no underlying mortgage, deed of trust, lease, grant of term or other estate in or interest affecting any Leased Properties material to the operations of Issuer Group.

(iii)	The Leases contain no material restriction on business currently operated on such property or any right for the lessor or landlord to terminate the lease prior to expiration of its term (unless the lessee defaults on rental payment, breaches the lease terms or the lessee and the landlord fail to agree on the lease rental renewal terms).

(iv)	All necessary consents for the grant of the Leases were obtained before such grant or transfer, and the landlords named in the Leases were the registered legal and beneficial owners of the Leased Properties at the time of the grant of the relevant Lease.

(v)	None of Group Members has any ownership, financial or other interest in the landlord under any Lease.

(vi)	No notice of termination has been received by any Group Member from the landlord under any Lease purporting to terminate such Lease, requesting or requiring the relevant Group Member to vacate the premises or requesting or requiring any amendment to the terms of any Lease, and to the knowledge of each Group Member, no landlord has threatened or intends to deliver any such notice.

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(f)	Condition and Operation of Improvements. All components of all material buildings, structures, fixtures and other improvements in, on or within the Real Property and Leased Properties are in reasonably good operating condition and repair for use by the relevant Group Member in its business.

(g)	Inventory. Each Group Member has good and marketable title to all Inventory used in its business. All such Inventory is free from Security Interest and is in good condition.

(h)	Services.

(i)	No Group Member or to the best of knowledge of the Issuer Parties, Partner, has ever been involved in any administrative proceedings or investigation by any Governmental Authority and no Governmental Authority has imposed any penalty on any Group Member or to the best of knowledge of the Issuer Parties, Partner.

(ii)	To the best knowledge of Issuer Parties, no Group Member has provided any services which are, were, are likely to become, or are alleged to be, faulty or defective, or which do not comply with any warranties or representations expressly or impliedly made by any Group Member, or with any relevant law.

(iii)	There is no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or governmental body pending or, to the best knowledge of each Group Member threatened, against or involving the business of any Group Member relating to any service supplied or alleged to have been supplied by any Group Member and alleged to have been defective.

(i)	Confidential Information.

(i)	No Group Member uses any processes or is engaged in any activities which involve the misuse of any Confidential Information belonging to any third party. All Group Members maintain the confidentiality of all personal information regarding the Subscribers as is required by law and the Cord Banking Subscription Contract.

(ii)	To the best knowledge of Issuer Parties, no Group Member is in breach of any agreements and/or arrangements under which Confidential Information belonging to any third party is made available to a Group Member or is aware of the existence of any circumstances under which its right to use Confidential Information may be terminated.

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(iii)	Issuer Parties are not aware of any actual or alleged misuse by any person of any Confidential Information of the Group. No Group Member has disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of its business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by such entity or where the Confidential Information has been previously disclosed in the public domain or pursuant to any law or court or government order.

6.	Contracts and Transactions

(a)	Validity of Contracts.

(i)	No Group Member is in breach in any material respect of or has knowledge (actual or constructive) of the invalidity of or grounds for rescission, avoidance or repudiation of any Material Contract nor has any Group Member received written notice of any intention to terminate any such Material Contract.

(ii)	No party with whom any Group Member has entered into any Material Contract is in default thereunder which default, individually or when aggregated with all other such defaults, would have a material adverse effect on Issuer. Each Material Contract to which any Group Member is a party has been duly authorized, executed and delivered by such Group Member and by each other party thereto and constitutes the valid and binding obligation of such Group Member and, to the actual knowledge of Issuer Parties, of each other party thereto, enforceable against such Group Member and, to the actual knowledge of each of Issuer Parties, against each other party thereto in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

(iii)	To Issuer Parties' best knowledge, no person that supplies any parts or any other materials necessary for Issuer Group to conduct the Principal Business pursuant to a Material Contract with any Group Member has provided written notice to any Group Member terminating such contract or providing notice of non-renewal pursuant to any automatic renewal provision thereunder which may reasonably be expected to materially affect or cause material disruptions in the conduct of the Principal Business. In addition, no person that currently supplies parts or materials to Issuer Group pursuant to a Material Contract has given written notice to any Group Member or, to the knowledge of any Group Member, has given notice (whether or not in writing) to any Group Member, alleging that any Group Member is in material breach of such contract, or terminating such contract or providing notice of non-renewal pursuant to any automatic renewal provision thereunder, or advising any Group Member that such person intends to materially reduce its sales of parts or materials pursuant to such contract, or to otherwise alter its business relationship with the Group to the detriment of Issuer Group which may reasonably be expected to materially affect or cause material disruptions in the conduct of the Principal Business.

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(b)	Material Contracts. Other than the Transaction Documents, documents in connection with the Permitted Indebtedness, Existing Indebtedness and Existing Security and those Contracts as Disclosed in the Target SEC Filings, no Group Member is a party to, or bound by as of the date such representation is being made, any Material Contract (as defined below). The following Contracts shall be deemed to be “Material Contracts”:

(i)	any Contract entered into otherwise than in the ordinary course of business, including the Service Agreements with the Partners;

(ii)	any agreement or arrangement otherwise than by way of negotiation at arm’s length having a total contract value greater than US$10,000,000 (or its equivalent in other currencies);

(iii)	any sale or purchase option or similar Contract or arrangement affecting any material Assets owned or used by any Group Member or by which any Group Member is bound;

(iv)	any Contract which cannot readily be fulfilled or performed by any Group Member on time or without undue or unusual expenditure of US$1,000,000;

(v)	any Contract which Issuer Group does not have the technical and other capabilities or the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business without realizing a loss of at least US$1,000,000 on closing of performance;

(vi)	any Contract substantially restricting the freedom of any Group Member to provide and take goods and services or to manage its own business affairs by such means and from and to such persons as it may from time to time think fit;

(vii)	any Contract pursuant to which (a) any Group Member incurs Indebtedness with the aggregate amount of principal and interest payments greater than US$10,000,000 or (b) any Group Member provides any guarantee;

(viii)	any Contract whereby any Group Member is, or has agreed to become, a member of any joint venture, consortium or partnership or other unincorporated association;

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(ix)	any Contract whereby any Group Member is, or has agreed to become, a party to any distributorship or agency agreement;

(x)	any Contract that is void, illegal, unenforceable or which contravene any applicable laws and regulations;

(xi)	any Contract that prohibits or materially restricts the sale, disposal or transfer of any Equity Securities (or any interests therein) owned by Target;

(xii)	any shareholder agreements, joint venture agreements or partnership agreements;

(xiii)	any employment contracts or arrangements with senior managers of Target; or

(c)	Oral Contracts. No Group Member is a party to any contract made orally that would be a Material Contract or that is otherwise material to Issuer Group, taken as a whole.

(d)	Contracts under Negotiation. No Group Member is in the course of negotiating any Contract that, if entered into, would be a Material Contract.

(e)	Compliance with Laws. There are no Contracts or obligations, agreements, arrangements or concerted practices to which any Group Member is a party or by which any of Group Members is bound, and there are no practices in which any of the Group Member is engaged, that are void, illegal, unenforceable or that contravene any applicable laws in any material respect.

(f)	No Breach. With respect to each Material Contract to which any Group Member is party or by which it is bound:

(i)	such entity has duly performed and complied in all material respects with each of its obligations thereunder;

(ii)	there has been no delay, negligence or other default on the part of such entity and no event has occurred which, with the giving of notice or passage of time, may constitute a default thereunder;

(iii)	such entity is under no obligation which cannot be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort;

(iv)	such entity has the technical and other capabilities and the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business; and

(v)	there are no grounds for rescission, avoidance, repudiation or termination and such entity has not received any notice of termination.

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(g)	Change in Control. Except as Disclosed in the Target SEC Filings, there are no agreements concerning any Group Member that can be terminated or that have been terminated or under which the rights of any person are liable to be materially adversely affected as a result of a change in control of any Group Member or in the composition of the board of directors of a Group Member. There are no circumstances whereby, following a change in the control of any Group Member or in the composition of the board of directors of a Group Member, any of the principal customers of or suppliers to any Group Member would cease to remain customers or suppliers to the same extent and of the same nature as prior to the date hereof.

(h)	Adverse Transactions. To Issuer Parties’ best knowledge, no act or transaction (including the issuance and sale of the Notes) has been effected by any Group Member in consequence of which any Group Member is or may be liable to (i) (1) refund the whole or part of any investment grant from any government or quasi-governmental body or other grant received by virtue of any statute; (2) repay in whole or in part any government or local authority loan; or (3) lose the benefit of any financial concession or Tax relief or Tax holiday accorded to any Group Member by any authority; or (ii) as a result of which any grant for which application has been made by any Group Member will or may not be paid or will or may be reduced pursuant to the present practice of the appropriate authority. All Tax rates applied to any Group Member are based upon the valid application of relevant Tax law or binding policy, are not being and will not in future be challenged by any relevant Governmental Authority, and no Group Member has suffered or will suffer any losses relating thereto.

(i)	Finance Documents. Other than as Disclosed in the Existing Financial Statements and Existing Indebtedness and Permitted Indebtedness, there are no loans, guarantees, Security Interest or unusual liabilities given, made or incurred by or on behalf of any Group Member (and, in particular but without limiting the foregoing, no loans have been made by or on behalf of any Group Member to any directors or shareholders of any Group Member) and no person has given any guarantee of or security for any overdraft, loan or loan facility granted to any Group Member.

(j)	Related Party Transactions. Except as Disclosed in the Target SEC Filings, there are no Contracts, understandings, transactions or proposed transactions between any Group Member on the one hand and any Related Party on the other hand in excess of US$200,000. No Related Party is indebted to any Group Member, nor is such Group Member indebted (or committed to make loans or extend or guarantee credit) to any Related Party, in either case in any amount exceeding US$200,000. Except as Disclosed, no Related Party has any direct or indirect ownership in any business entity with which any Group Member is affiliated or with which such Group Member has a business relationship, or any business entity that competes with such Group Member.

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(k)	Authority to Enter into Contracts. Other than the authority given to (i) board members, officers or employees to enter into agreements in the normal course of their duties and (ii) authorized representatives and agents to undertake certain governmental filings, no Group Member has given any powers of attorney or other authority express or implied which is still outstanding or effective to any person to enter into any Contract or commitment to do anything on its behalf.

(l)	Brokers and Finders. Issuer Parties have not retained and to the knowledge of Issuer Parties, no other person has retained on behalf of Issuer Parties, any investment banker, broker, or finder and there are no fees or charges due or payable to third parties in connection with the transactions contemplated by this Agreement.

7.	Financial Matters

The Warranties in this Clause 7 are subject to the effects of the Concurrent Financing.

(a)	Financial Statements. Each of the Existing Financial Statements has been prepared in accordance with US GAAP, applied on a consistent basis, and shows a true and fair view of the state of affairs, assets and liabilities, financial position and profit or loss of each of Target and its direct and indirect Subsidiaries (the “Covered Entities”) in all material respects including (a) all transactions between or among Related Parties, (b) the compensation for all officers and directors of each of the Covered Entities, (c) all of the existing Equity Securities, and (d) all bad and/or doubtful account receivable and reserves therefor as at the respective dates thereof and for the periods covered thereby and are not affected by any unusual or non-recurring items not covered therein. Without limiting the generality of the foregoing, all of the revenues of each of the Covered Entities in each of their financial statements are timely and properly recorded in accordance with US GAAP in all material respects.

(b)	No Change in Critical Accounting Policy. Except as Disclosed in the Target SEC Filings, no change in the policies of accounting (aside from changes as required by and in conformity with US GAAP) has been made in preparing the accounts of the Covered Entities for each of the previous three (3) financial years of the Covered Entities ended on the Latest Accounts Date, except as stated in the accounts for such period.

(c)	Changes in Net Assets. Since the Latest Accounts Date and at all times up to the Issuance Date, no material change has occurred to the assets and liabilities (whether actual or contingent) shown in the Existing Financial Statements and there has been no material reduction in the value of the Assets of the Covered Entities.

(d)	Depreciation. The fixed assets of each Covered Entity covered in the Existing Financial Statements have been or shall be, as applicable, depreciated in accordance with US GAAP. The value of each Asset has been properly reflected in the Existing Financial Statements in all material respects.

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(e)	No Acceleration of Borrowings. Except as Disclosed, no borrowing of any Covered Entity has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by such Covered Entity. No Covered Entity Member has committed any act or omitted to take any action that would entitle any person to require the payment or repayment of any borrowing of any Covered Entity before its normal or originally stated maturity. To the best knowledge of Issuer Parties, no event or circumstance has occurred, or may occur with the giving of notice or lapse of time, determination of materiality or satisfaction of any other condition, such as to entitle any person to require the payment or repayment of any borrowing of any Covered Entity before its normal or originally stated maturity or which is or shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of any Covered Entity under an agreement relating to any borrowing.

(f)	Provision and Reserve. Except as Disclosed, appropriate provision or reserve has been made by Target in the Existing Financial Statements (i) for all Taxes, including deferred or provisional taxation in respect of the accounting period ended on or before the Latest Accounts Date, as the case may be, for which any Covered Entity was then or might at any time thereafter become or has become liable including (without limitation) Taxes; and (ii) for all capital or material commitments including but not limited to bad debts and inventory provisions and doubtful account receivables, and all Liabilities are duly noted in the Existing Financial Statements.

(g)	Accounts Receivable. Except as Disclosed, none of the amounts shown in the Existing Financial Statements in respect of accounts receivable is represented by debts which were then or are now overdue for payment and none of the same has been released or settled for an amount less than that shown in the Existing Financial Statements. All of the current and non-current accounts receivables of each Covered Entity, whether shown in the Existing Financial Statements or arising since the Latest Accounts Date, are valid and enforceable and have realized or shall in aggregate realize the nominal amount thereof. All of the accounts receivable of each Covered Entity, whether shown in the Existing Financial Statements or arising since the Latest Accounts Date arose from bona fide sales in the ordinary course of business, on trade terms consistent with Issuer Group’s past practices. There are no material asserted claims or refusals to pay by third parties with respect to such accounts receivable.

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(h)	Financial Obligations. Except as Disclosed in the Target SEC Filings, there are at the date hereof:

(i)	no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of any Group Member;

(ii)	no mortgages, charges, liens or other Security Interest on the Assets of any Group Member or any part thereof; and

(iii)	no outstanding loan capital or other loans to any Group Member.

(i)	Increase in Amounts Secured. Except as Disclosed, none of the amounts secured by the mortgages, charges, liens or other Security Interest disclosed in the Existing Financial Statements has been increased in an amount in excess of US$500,000 beyond the amounts shown in the Existing Financial Statements and none of the amounts secured by any mortgage, charge, lien or other encumbrance created after the Latest Accounts Date, has been increased beyond the amount disclosed to Investor as of the date hereof.

(j)	Books and Financial Records. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Member have been fully properly and accurately kept and completed in all material respects; there are no inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and trading position of Issuer Group and of its facilities and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and work-in-progress.

(k)	Special Financial Arrangements. Except as Disclosed in the Target SEC Filings, Issuer Group has not factored any of its debts or entered into any financing arrangement of a type which would not require to be shown or reflected in the Existing Financial Statements including without limitation any factoring of any debt, creation of any contingent liability or provision of any guarantee.

(l)	Distribution. All amounts paid or otherwise distributed by any Group Member to its direct or indirect equity holders (other than to another Group Member) for dividend, distribution, share redemption or repurchase or similar transactions have been paid or otherwise distributed in compliance with all legal and accounting requirements. From the Latest Accounts Date to the Issuance Date, no Group Member has distributed any dividends or made any other distributions of any sort whatsoever to any of its equity holders.

(m)	No Disagreements with Accountants or Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by Issuer to arise, between Issuer and the accountants or lawyers formerly or presently employed by Target and Target is current with respect to any fees owed to its accountants and lawyers which could affect Target’s ability to perform any of its obligations under any of the Transaction Documents.

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(n)	Solvency. Based on the consolidated financial condition of Issuer Group as of the Issuance Date, the current cash flow of Target and the cash it would receive if it were to liquidate all of its assets as of the Issuance Date, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its Liabilities when such amounts are required to be paid. The Target does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Target has no knowledge of any facts or circumstances relating to Issuer Group which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one (1) year from the Issuance Date.

(o)	Holding Group Liabilities. Issuer and Merger Sub have no liability or obligation, absolute or contingent (individually or in the aggregate), except obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and the obligations contemplated under the Transaction Documents and obligations contemplated under the Existing Indebtedness and Permitted Indebtedness.

8.	Tax, Records and Returns

(a)	Compliance with Laws. No Group Member is or has at any time been in violation of any applicable law or regulation regarding Tax which may result in any liability or criminal or administrative sanction or otherwise have a material adverse effect on any Group Member, other than such violation that has been rectified or resolved and does not have any pending, or possible future, liability or criminal or administrative sanction or otherwise.

(b)	Tax Returns and Payments. Each Group Member has duly and timely filed all Tax returns as required by law, and such Tax returns are true and correct as of the time of filing. Each Group Member has paid all Taxes when due and none of them is or shall become liable to pay any fine, penalty, surcharge or interest in relation to Tax. Each Onshore Company has duly obtained all tax invoices containing reasonable details as is required by applicable laws.

(c)	Deductions and Withholdings. Each Group Member has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has duly and timely accounted in full to the appropriate Governmental Authority for all amounts so deducted or withheld.

(d)	Tax Avoidance Transactions. No Group Member has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of any Group Member.

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(e)	Preferred Tax Treatments. All material exemptions, reductions and rebates of Taxes granted to any Group Member by a Governmental Authority are in full force and effect and have not been terminated. The transactions contemplated under the Transaction Documents shall not, and to the best knowledge of Issuer Parties there is no other circumstance or event that shall, result in any such exemption, reduction or rebate being cancelled or terminated, whether retroactively or for the future.

(f)	Tax Audits and Assessments. No unresolved deficiencies with respect to any Tax returns filed by any Group Member (or any other Taxes for which any Group Member may be liable) have been proposed or assessed against or with respect to any Group Member (and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of any Group Member pending or raised), in each case by any Governmental Authority in writing to any Group Member, except with respect to matters for which adequate reserves have been established in accordance with US GAAP.

(g)	Certain Activities. Unless Investor has been notified otherwise, as at the date hereof:

(i)	no election has been filed in accordance with US Treasury Regulations Section 301.7701-3 with regard to the US tax classification of Issuer or any Group Member;

(ii)	neither Issuer nor any Group Member is engaged in US trade or business under US federal income tax principles.

(h)	Pass-through. The Target is a taxable corporation and not a pass-through entity for the purposes of taxation laws of the United States.

(i)	US Federal Income Tax. The Target is not subject to United States federal income tax at present, or as a result of the transaction which reincorporated Target outside of the United States of America.

(j)	PFIC. To Issuer Parties’ best knowledge, the Target does not generate passive income or hold passive assets sufficient for it to be treated as a passive foreign investment company (“PFIC”) as that term is defined in section 1297(a) of the US Internal Revenue Code.

(k)	No Withholding on Purchase or Sale of the Notes by Investor. No withholding of any Tax imposed by the PRC or any political subdivision or authority thereof shall be required (and no PRC Tax shall otherwise be payable) with respect to (i) the initial purchase of the Notes by Investor, (ii) the redemption or conversion thereof, (iii) any payment to Investor thereon or under any Transaction Document or (iv) the sale of any Note, or any share received upon conversion or exercise thereof, by Investor, in each case so long as Investor does not hold the Notes or shares, as applicable, through a permanent establishment in the PRC.

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(l)	PRC Tax. To Issuer Parties' best knowledge, the execution and performance by each party thereto of each Transaction Document, and the ordinary business operations of each Group Member other than the Onshore Companies, does not give rise to any Tax Liability within the PRC.

(m)	Effect of Transaction. The execution and performance of the transactions contemplated by this Agreement or any other Transaction Document, or the carrying out of any transaction pursuant to any provision of any Transaction Document, shall not (i) result in any Tax treatment, benefits or exemptions enjoyed by Issuer Group under applicable laws or otherwise being eliminated or reduced, (ii) result in any Tax-related Losses to Issuer Group, or (iii) render Issuer Group liable for any, or any additional, Tax except as specifically contemplated in the transaction.

(n)	Tax Residency Maintained. Each Group Member has maintained sufficient commercial substance and has been properly managed in a manner that it is treated as a tax resident only in its respective country of incorporation. Each Group Member has maintained its central management and control, and in particular, the place where the directors meet to conduct the business is in its jurisdiction of incorporation. No Group Member incorporated outside the PRC has been managed or controlled from within the PRC, has maintained its books and records within the PRC, or otherwise has been managed in a manner that may cause any Governmental Authority in the PRC to challenge the tax residency of such Group Member or to disregard any entity under the PRC’s general anti-tax avoidance rules.

9.	Operations

(a)	Changes Since Latest Accounts Date.

(i)	General Changes. Since the Latest Accounts Date:

(1)	the business of Issuer Group has been carried on in the ordinary course and so as to maintain the same as a going concern in all material aspects; and

(2)	there has been no adverse change in any material respect the financial position or trading prospects of Issuer Group.

(ii)	Specific Changes. Except where necessary to perform its obligations under the Transaction Documents, the Existing Indebtedness and Permitted Indebtedness, since the Latest Accounts Date:

(1)	no Group Member has assumed or incurred any Liabilities (actual or contingent) or expenditure otherwise than in the ordinary course of carrying on its business or entered into any transaction which is not in its ordinary course of business;

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(2)	no amount secured by the mortgages, charges or Security Interest disclosed in the accounts and management accounts has been increased beyond the amount shown in the accounts and management accounts and no mortgage, charge or Security Interest has been created since the Latest Accounts Date other than in the ordinary course of business;

(3)	to the best knowledge of Issuer Parties, no business of any Group Member has been adversely affected by the loss of any important contract or group of customers or source of supply or by any abnormal factor not affecting related businesses similar to any Group Member to a like extent and Issuer Parties are not aware of any facts which are likely to give rise to any such effects;

(4)	no Group Member has changed its existing auditor;

(5)	no dividends or distributions have been declared, paid or made;

(6)	no Group Member has ceased to conduct or carry on its business, approved the development of any new line of business changed any part of its business activities;

(7)	no Group Member has terminated any senior manager;

(8)	no Group Member has entered into any joint venture or partnership with any person;

(9)	no Group Member has settled, compromised or conceded any litigation, legal proceedings, arbitration, mediation or other dispute resolution procedures involving an amount, individually or in the aggregate, exceeding US$200,000;

(10)	no Group Member has changed its financial year end or accounting policies (aside from changes as required by and in conformity with US GAAP) ;

(11)	save for resolutions copies of which have been delivered to Investor prior to the date hereof or which are required to be passed by any Group Member prior to the Closing in order to satisfy the conditions set out in the Transaction Documents, no board or shareholders’ resolutions of any Group Member have been passed;

(12)	there has not been any waiver or compromise granted by any Group Member of a valuable right or of a material debt owing to it;

(13)	there has been no change to or waiver of any right under any Material Contract; and

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(14)	there has been no agreement or commitment by any Group Member to do any of the things described in clauses (1) through (13) above.

(b)	Current Operations. To the best knowledge of Issuer Parties, there is no existing fact or circumstance that may have a material adverse effect on the ability of any Group Member to conduct its business as currently conducted or contemplated to be conducted.

(c)	Business.

(i)	Since the Latest Accounts Date:

(1)	no Partner has terminated, or indicated in writing any intention to terminate, any Service Agreement with the relevant Group Member prior to the expiration of its term; no Group Member or, to the best of knowledge of Issuer Parties, Partner, is in breach of or has knowledge (actual or constructive) of the invalidity of or grounds for rescission, avoidance or repudiation of any Service Agreement; to the best knowledge of Issuer Parties, there has not been any event since the Latest Accounts Date that may cause any Service Agreement to be terminated by a party thereto prior to expiration of its terms;

(2)	there has been no material negative publicity in any media relating any Group Member or to the best of knowledge of the Issuer Parties, Partner, which would have a material adverse effect on the ability of any Group Member or Partner to conduct its business as currently conducted; and

(ii)	Each Group Member has fully performed its obligations under each Service Agreement in all material aspects.

(iii)	All the service fee or other expense fees charged by Group Members or to the best of knowledge of the Issuer Parties, Partner, in its business or operation have not been revoked, revised or challenged (in writing) by any Governmental Authority.

10.	Employees

(a)	Status of Employees.

(i)	No Group Member is the subject of any strike, collective work stoppage or other material labor issue.

(ii)	Each Group Member has complied with all applicable laws regarding employees, employee benefits, employee safety and labor matters for all employees of Issuer Group in all material respects. Each of the Onshore Companies has made all mandatory contributions to employee social insurance in accordance with applicable PRC laws, and none of the Onshore Companies has material outstanding and overdue legal obligations to provide any other actual or contingent employee benefits or perquisites to any present or past employees, whether permanent or temporary, of such company; there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to any of the Onshore Companies under, or to interfere with or prevent compliance by any of the Onshore Companies with, any labor laws or regulations in the PRC.

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(iii)	All the employees and other staff employed by each Group Member are certified and qualified in accordance with relevant laws, regulations and governmental guidance in accordance with applicable laws.

(b)	Employment Agreements and Compensation Arrangements. Except as required by law or as Disclosed in the Target SEC Filings, no Group Member is a party to or is bound by any currently effective employment contract (other than contracts that can be terminated on an at-will basis), deferred compensation agreement, pension, provident, superannuation, life assurance, disability or other similar schemes or arrangements, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

(c)	Status of Employees. To the best knowledge of Issuer Parties, no senior manager has indicated that he or she intends to terminate their employment with any Group Member. Subject to general principles related to wrongful termination of employees or as Disclosed in Target SEC Filings, the employment of each officer and employee of the Group is terminable at will by its respective employer.

(d)	Withholding Tax. All material amounts required to have been withheld by Issuer Group with respect to employee salaries (including employees who have been treated as consultants) have been withheld.

(e)	Trade Union. Unless otherwise required by law, no Group Member has any agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them nor does it recognize any trade union or other body representing its employees or any of them for negotiating purposes.

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11.	Claims and Proceedings

(a)	No Litigation. No Group Member is engaged in or has been notified in writing that it is the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise, which may give rise to a claim equal to or more than US$1,000,000 against such Group Member. To the best knowledge of Issuer Parties, none of the shareholders or equity interest holders of Target or the directors and legal representatives of Issuer Group is engaged in or has been notified that it is the subject of any Litigation, whether as plaintiff, defendant or otherwise, which has had or may have a material adverse effect on any Group Member. There is no judgment, decree, or order of any court in effect against any Group Member, and no Group Member is in default with respect to any order of any Governmental Authority to which it is a party or by which it is bound.

(b)	No Pending Proceedings. No Litigation is pending or, to the best knowledge of Issuer Parties, threatened, against any Group Member. To the best knowledge of Issuer Parties, there are no facts or circumstances likely to give rise to any Litigation against any Group Member or any such Litigation against any shareholder or any director, officer or agent of any Group Member.

(c)	No Undertaking; No Injunction. No Group Member, and no shareholder, director, officer or agent of any Group Member is party to any undertaking or assurance given to any Governmental Authority in relation to any investigation by any Governmental Authority or the subject of any injunction relating to such Group Member’s business that is still in force.

(d)	No Insolvency. No order has been made and no resolution has been passed for the winding up or liquidation or dissolution of any Group Member or to the best of knowledge of the Issuer Parties, Partner. No distress, execution or other process has been levied on the whole or a substantial part of the assets of any Group Member. No Group Member is insolvent or unable to pay its debts as they fall due.

(e)	No Investigation or Inquiry. To the best knowledge of Issuer Parties, no Group Member or Partner is the subject of any investigation or inquiry by any Governmental Authority and there are no facts which are likely to give rise to any such investigation or inquiry.

12.	Intellectual Property

(a)	Proper Acquisition. True and complete details of all Intellectual Property owned by each Group Member (including all Intellectual Property subsisting in the brands) are Disclosed in the Target SEC Filings. Except as Disclosed in the Target SEC Filings, No Group Member uses any other third party Intellectual Property.

(b)	Ownership. In respect of all Intellectual Property used by Issuer Group, except as Disclosed in the Target SEC Filings the relevant Group Member either (i) exclusively owns all right, title and interest in and to such Intellectual Property and has the right to sell, assign and transfer such Intellectual Property; or (ii) holds such Intellectual Property under a valid license, the terms of which have not been breached by such Group Member.

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(c)	No Infringement. To the best knowledge of Issuer Parties:

(i)	The processes and methods employed, the services provided, the businesses conducted, and the products manufactured, distributed, used or dealt in by any Group Member and Partner do not, or at the time of being employed, provided, conducted, manufactured, distributed, used or dealt in did not infringe the rights of any other person in any Intellectual Property.

(ii)	There is not, nor has there been at any time, any unauthorized use, conflict, violation, dilution or infringement by any person, or any right of sublicense or other Security Interest in favor of any person, of any of the Intellectual Property owned or otherwise required for the business of any Group Member.

(iii)	No Intellectual Property used by Issuer Group or the use, practice or exploitation of any of the Intellectual Property used by Issuer Group infringes, conflicts with, violates or dilutes any Intellectual Property rights owned by any person; and there is no claim or action or proceeding pending or, to the best of the knowledge of Issuer Parties, threatened against any Group Member with respect to any such Intellectual Property or the ownership, use, validity or enforceability thereof.

13.	Disclosure

(a)	No Misrepresentation. No representation, warranty or statement by Issuer Parties in this Agreement, any other Transaction Document, or in any Exhibit, Schedule, Appendix, statement or certificate furnished to Investor pursuant to any Transaction Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in the light of the circumstances under which they were made, true, accurate and not misleading in any material respect.

(b)	Accuracy of Information Provided. All written information given to Investor and their professional advisers by Issuer or by any of the directors or professional advisors of Issuer was when given and is at the date hereof true, complete and accurate in all material respects and not materially misleading.

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EXHIBIT A

FORM OF PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE LAWS OF ANY APPLICABLE JURISDICTION. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNLESS SUCH APPLICABLE SECURITIES LAWS ARE COMPLIED WITH.

PROMISSORY NOTE

OF

Morgancreek Investment Holdings Limited

[US$_________________]

___________, 201__

FOR VALUE RECEIVED, Morgancreek Investments Holdings Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Issuer”), promises to pay to Blue Ocean Structure Investment II Company Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Investor”), the principal sum of [______________] UNITED STATES DOLLARS (US$[______________]) (the “Investment Amount”), or such lesser amount as shall equal the outstanding principal amount, together with interest from the date hereof (the “Issuance Date”) on the unpaid principal balance accrued under the terms and conditions set forth in Article 2. Subject to terms of this Note, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the Redemption Date (as defined below).

BACKGROUND

(A)	This Note is issued pursuant to, and in accordance with, the Financing provided by Investor under the note subscription agreement dated February 9, 2017 between Issuer, Mr. Jianyu Yang, a resident of the People’s Republic of China (the “PRC”, and solely for the purpose of this Note, excluding Hong Kong, Macau Special Administrative Region and Taiwan) (“Founder”), Investor and the Fund (the “Note Subscription Agreement”);

(B)	Issuer is the largest shareholder of Concord Medical Services Holdings Limited (“Target” or “CCM”), a Cayman Islands company with the principal executive office at 18/F, Tower A, Global Trade Center, 36 North Third Ring Road East, Dongcheng District, Beijing 100013, PRC, whose share are listed on the New York Stock Exchange (the “NYSE”), directly holding approximately 45.4% of Target’s issued and outstanding share capital;

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(C)	On July 11, 2016, Issuer, Founder and Blue Ocean Management Limited submitted a preliminary, non-binding proposal to Target’s board of directors to acquire all of the outstanding ordinary shares (including ordinary shares represented by Target’s American depositary shares) of Target not already owned by Issuer (the “Privatization”). At the completion of the Privatization, all of the share capital of Target will be directly owned by Issuer. In connection with the Privatization, Issuer will purchase all Equity Securities of Target in compliance with all applicable laws and regulations, and cause Issuer or its wholly-owned subsidiary to be established to merge with and into Target by way of a short-form merger pursuant to § 233(7) of the Companies Law of the Cayman Islands (the “Merger”);

(D)	In consideration of Investor’s agreement to provide the Investment Amount, each of Issuer and Founder is providing certain guarantees and undertakings under the Security Arrangement; and

(E)	The parties have agreed that, if and when the Privatization is completed, Investor will have the right to acquire the ownership interest in Issuer (the “Restructuring”) under the terms of a restructuring agreement (the “Restructuring Agreement”) substantially in the form set forth in Annex A, which the parties agree to enter into at the completion of the Privatization.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

Article 1
Definitions

Section 1.1           Certain Defined Terms. As used in this Note, the following capitalized terms shall have the following meanings:

“A/B Exchange” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Acceleration in the Concurrent Financing” is an event, or a sequence of events, that constitutes an Optional Redemption Event under Section 4.3(h).

“Affiliate” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Anti-Corruption Laws” shall have the meaning given to it under schedule 2 - Definition of the Note Subscription Agreement.

“Articles” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Bank Financing” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“business day” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

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“CAGP III Co-Investment Shares” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“CAGP III Shares” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Closing” shall have the meaning given to it under section 2.2(c) of the Note Subscription Agreement.

“Concurrent Financing” shall have the meaning given to it in the Recitals of the Note Subscription Agreement.

“Control” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Equity Securities” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Financing” shall have the meaning given to it in the recital of the Note Subscription Agreement.

“First Closing” shall have the meaning given to it under section 2.2(a) of the Note Subscription Agreement.

“Founder’s Letter” shall have the meaning given to it under section 5.5 of the Note Subscription Agreement.

“Haitong” shall have the meaning given to it in the Recitals of the Note Subscription Agreement.

“Hong Kong” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Interest Rate Increase in the Concurrent Financing” is an event, or a sequence of events, that constitutes an Optional Redemption Event under Section 4.3(g).

“Involuntary Insolvency Event” means Issuer or any Group Member, without consent of the board of directors of Issuer or such Group Member, as the case may be, (i) becomes the subject of any case, proceeding or other action under any bankruptcy, insolvency or similar law (A) seeking to have an order of relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or (B) seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (C) seeking the appointment of a receiver, trustee, custodian or other similar official for it or all or any substantial part of its assets and (ii) an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

“Issuer Group” and “Group Member” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

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“Liquidation Event” means Target ceases to own all or substantially all of its existing assets or operate its existing business, whether as a result of (i) a sale, lease, transfer, exclusive license or other disposition, directly or indirectly, of all or substantially all of the assets of Target without the prior written consent of Investor or (ii) a liquidation, dissolution or winding up of Target or (iii) any amalgamation, consolidation, reorganization, restructuring or transaction with a similar impact, provided however, that an Involuntary Insolvency Event does not constitute a Liquidation Event.

“Material Adverse Effect” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Obligors” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Partial Sale” is any disposition of ownership interest in Target or its subsidiaries that constitutes an Optional Redemption Event under Section 4.3(c).

“Permits” shall have the meaning given to it under schedule 2 - Definition of the Note Subscription Agreement.

“Permitted Indebtedness” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Principal Business” shall have the meaning given to it under schedule 2 - Definition of the Note Subscription Agreement.

“Privatization Deadline” means September 30, 2017 or any other date as agreed between Investor and Issuer in writing.

“Redemption Amount” means the principal amount outstanding under this Note being tendered for redemption under Article 4.

“Redemption Date” means, in respect of a Redemption Amount, the date on which the Redemption Amount is to be redeemed by Issuer under Article 4.

“Related Party” means (a) any Affiliate of any Group Member and (b) any director or officer of any Group Member of any Affiliate thereof.

“Restructuring Failure” is an event, or a sequence of events, that constitutes an Optional Redemption Event under Section 4.3(e).

“Restructuring Milestone” shall have the meaning given to it under Section 5.4 of the Note.

“SEC” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

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“Second Closing Long Stop Date” shall have the meaning given to it under section 2.2 of the Note Subscription Agreement.

“Security Arrangement” shall have the meaning given to it under the recitals of the Note Subscription Agreement.

“Security Documents” means the agreements or instruments delivered as part of the Security Arrangement referred to in the Note Subscription Agreement, which, as of the date hereof, consist of the Founder Letter and Target Securities Charge.

“Security Interest” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Share Purchase” shall have the meaning given to it under Section 1.1 of the Note Subscription Agreement.

“Solar Shares” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Target Securities Charge” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Transaction Documents” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“US$” or “U.S. Dollars” shall have the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Voluntary Insolvency Event” means the commencement of, or consent to the commencement of any case, proceeding or other action by Issuer or any Group Member under any bankruptcy, insolvency or similar law (A) seeking to have an order of relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or (B) seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (C) seeking the appointment of a receiver, trustee, custodian or other similar official for it or all or any substantial part of its property, (ii) making a general assignment for the benefit or its creditors or (iii) admitting in writing its inability to pay its debts when they become due.

Section 1.2           Other Definitions. The following terms are defined in this Note as follows:

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Defined Term	Sections in this Note

“Adverse Development”	Section 6.5
“Bankruptcy”	Section 6.6
“Basic Redemption Price”	Section 4.1
“Founder”	Recitals
“Haitong Notes”	Section 4.3(g)
“Interest Period”	Section 2.1
“Interest Rate”	Section 2.1
“Investment Amount”	Introductory paragraph
“Investor”	Introductory paragraph
“Issuance Date”	Introductory paragraph
“Issuer”	Introductory paragraph
“Made-Whole Redemption Price”	Section 4.2
“Maturity”	Section 4.1
“Maturity Redemption”	Section 4.1
“Merger”	Recitals
“NYSE”	Recitals
“Obligor Default”	Section 6.4
“Note Subscription Agreement”	Recitals
“Optional Redemption”	Section 4.3
“Optional Redemption Event”	Section 4.3
“Optional Redemption Price”	Section 4.3
“PRC”	Recitals
“Presumed Duration”	Section 4.2
“Privatization”	Recitals
“Privatization Failure”	Section 4.3(a)
“Rectification”	Section 2.1(b)
“Restructuring”	Recitals
“Restructuring Agreement”	Recitals
“Return Rate”	Section 3.3
“Target” or “CCM”	Recitals
“Term”	Section 3.1

Section 1.3           Headings. Titles and sections are for convenience only and neither limit nor amplify the provisions of this Note, and all references herein to sections or paragraphs shall refer to the corresponding sections or paragraphs of this Note unless specific reference is made to such sections or paragraphs of another document or instrument.

Section 1.4           Interpretation. Unless the context requires otherwise or unless otherwise specified herein, in this Note:

(a)          All words used in the singular herein are deemed to have been used in the plural and in the masculine includes the feminine and the neuter and vice versa;

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(b)          Any reference to any “party”, is a reference to that party or its successors in title and permitted assigns;

(c)          Any reference to any “agreement” or “instrument” is a reference to that agreement or instrument as amended or novated;

(d)          Any reference to a “person” is deemed to refer to an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority;

(e)          The word “including” or “includes” means “including without limitation” or “includes without limitation”; and

(f)           An “Obligor Default” is “continuing” if it has not been remedied or waived.

Section 1.5           Share Ownership Percentage. The number of shares of common stock or other securities issued by a person on a “fully diluted basis” means the number of shares outstanding (including restricted shares) assuming the conversion or the exercise of all Equity Securities of the person, whether or not vested and regardless of whether the conversion or exercise price of any Equity Security is above or below the then market price, to the extent the Equity Securities are previously issued and not terminated, cancelled or held in treasury by the person, whether or not treated as outstanding by the person

Section 1.6           Statutory References. Unless the context requires otherwise:

(a)          Any reference to "laws" means all laws, statutes, rules, regulations, permits, ordinances, orders, and other pronouncements having the effect of law of any nation, state, county, city or other political subdivision or of any other governmental authority applicable to the parties, their assets or properties, this Note and the other Transaction Documents or the consideration hereunder;

(b)          Any reference to a “statute” means the statute in force as at the date of this Agreement and any successor statute (together with all regulations promulgated thereunder and as amended, modified, codified or re-enacted from time to time); and

(c)          Any reference to a “regulation” includes any regulation, rule, official directive, order, request, codes of practice or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; and

Section 1.7           Computation of Time Periods. In the computation of periods of time from a specified date to a later specified date, the word “from” means from and including and the words “to” and “until” each means to but excluding.

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Section 1.8           Date of Performance. Time periods within or following which any action to be taken or payment is to be made are to be calculated by excluding the day on which the period commences and including the day on which the period ends. Whenever the last day of that period is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

Section 1.9           Currency and Payment Obligations. Unless otherwise specified, all references to amounts of money in this Note refer to U.S. Dollars. Any payment under this Note shall be made by wire transfer, certified check or other method that provides immediately available funds, and shall be free and clear of any withholdings or deductions for any present of future taxes, imposts, levies, duties or other charges. In the event that Issuer is required to make any such withholding or deduction from any amount paid, Issuer shall pay to Investor such additional amount as shall be necessary so that Investor continues to receive a net amount equal to the full amount which Investor would have received if such withholding or deduction had not been made.

Article 2
Interest

Section 2.1           Interest Rate. Interest will accrue on the outstanding principal amount of this Note every 6-month period (“Interest Period”) at an annual rate (“Interest Rate”) equal to six per cent (6%); provided, however, that Interest Rate will be adjusted as follows:

(a)          in the event of a Restructuring Failure, the Interest Rate will increase to twelve per cent (12%), and that adjustment will be retroactive to the Issuance Date and will remain effective for all Interest Periods; and

(b)          upon the occurrence of an Obligor Default, the Interest Rate for all Interest Periods during which Obligor Default occurs and commencing after the Obligor Default will increase to twelve per cent (12%) until all events giving rise to the Obligor Default have been rectified (“Rectification”), in which case the Interest Rate for all subsequent Interest Periods that commence after Rectification will be reduced back to six per cent (6%).

Upon any upward or downward adjustment of Interest Rate pursuant to this Section 2.1, it is agreed that Investor would promptly deliver a written notice of such adjustment to Issuer, which shall set forth the reason for the adjustment and the adjustment commencement date.

Section 2.2           Interest Payment. Issuer shall pay accrued interest on the outstanding principal amount under this Note, in U.S. Dollar in cash, at the applicable Interest Rate, on every June 30 and December 31 during the Term, and if that date is not a business day, on the preceding business day.

In addition to the foregoing:

(a)          in the event of a Restructuring Failure and the delivery of a written notice by Investor to Issuer pursuant to Section 2.1, Issuer shall pay, within 3 months of the date of such event, an amount reflecting the difference between the interest previously received by Investor at the six per cent (6%) rate and the new amount computed at the twelve per cent (12%) rate. If that date is not a business day, it will be postponed to the next business day unless it would thereby fall into the next calendar month, in which case it will be brought forward to the preceding business day; and

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(b)          in the event of a redemption other than the Maturity Redemption, Issuer shall, as the case may be, pay any accrued and unpaid interest on the Redemption Amount on the Redemption Date.

Section 2.3           Computation. Interest will be computed based on the outstanding principal amount under this Note as at the beginning of each Interest Period. In the event that the Note is redeemed pursuant to Article 4, interest accrued during that Interest Period will be computed on the basis of the actual number of days elapsed on the basis of a 360-day year.

Section 2.4           Interest Rate Limitation. Notwithstanding anything contained herein to the contrary, Investor will never be entitled to collect or apply as interest under this Note any amount in excess of the maximum rate of interest permitted to be charged by applicable law. If Investor ever collects or applies as interest any such excess, the excess amount will be applied to reduce the principal balance; and if the principal balance is paid in full, any remaining excess shall be paid to Issuer forthwith. In determining whether the interest paid or payable in any specific case exceeds the highest lawful rate, Investor and Issuer shall to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; and (b) spread the total amount of interest throughout the entire contemplated term of the obligation so that the interest rate is uniform throughout the term. Nothing in this Section 2.4 will be deemed to increase the total dollar amount of interest payable under this Note.

Article 3
Investment Return and Investment Term

Section 3.1           Term. Subject to Sections 4.2, 4.3 and 4.4, or upon the completion of the Restructuring which the term of this Note may be shortened and subject to Section 3.2 pursuant to which the term of this Note may be extended, this Note will have a term (the “Term”) of 4 years.

Section 3.2           Extension Rights of Investor. Investor may extend the Term in its sole discretion as follows:

(a)          Investor may, at its sole discretion, extend the Term from 4 to 5 years by giving not less than 30 days of notice prior to the 4th anniversary of this Note; and

(b)          If the Term has been extended to 5 years, Investor may, at its sole discretion, extend the Term from 5 to 6 years by giving not less than 30 days of notice after the 4th anniversary and prior to the 5th anniversary of this Note.

Section 3.3           Investment Return. Except in circumstances provided in Sections 4.2, 4.3(b) and 4.3(c) that would require Issuer’s payment of the Made-Whole Redemption Price, Investor will be entitled to a premium, which in aggregate of the interest accrued and outstanding under Article 2 and any incremental interest accrued and outstanding under Section 4.5, will provide to the Investor the following internal rate of return (each, a “Return Rate”):

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(a)          13.5% per annum if applicable Interest Rate is 6% per annum during the applicable Interest Period; or

(b)          19.5% per annum if applicable Interest Rate is 12% per annum during the applicable Interest Period, calculated from the Issuance Date to the Redemption Date.

For the avoidance of doubt, if during that incomplete Interest Period the Interest Rate had been increased according to Section 2.1(a), then the Return Rate (after counting in the increase of Interest Rate) shall apply retroactively over all previous Interest Periods.

Article 4
Redemption Rights

Section 4.1           Maturity Redemption. At the end of the Term (the “Maturity”), Issuer shall, and is entitled to, redeem this Note (the “Maturity Redemption”) in whole at the Basic Redemption Price. For the avoidance of doubt, Issuer’s obligation to redeem this Note on Maturity is unconditional and will not require the delivery of any notice by Investor or the satisfaction of any conditions precedent. The term “Basic Redemption Price”, in respect of a Redemption Amount, is an amount that would result in Investor receiving a premium, which in aggregate of the interest accrued and outstanding under Clause 2 and any incremental interest accrued and outstanding under Section 4.5, will provide to the Investor the applicable Return Rate.

Section 4.2           Automatic Redemption. Notwithstanding anything in this Note to the contrary, in the event of a Bankruptcy (as defined in Section 6.6), without the need for any further notice or action by any party hereunder, Issuer shall automatically be required to immediately redeem this Note in whole at Made-Whole Redemption Price. The term “Made-Whole Redemption Price”, in respect of a Redemption Amount, is an amount that would have been received by Investor if the Redemption Amount were to be invested in this Note for the Presumed Duration and that would result in Investor receiving a premium, which in aggregate of the interest accrued and outstanding under Clause 2 and any incremental interest accrued and outstanding under Section 4.5, will provide to the Investor the applicable Return Rate.

The term “Presumed Duration” is (i) four (4) years, if the event triggering redemption takes place prior to the fourth (4th) anniversary of this Note; and (ii) five (5) years, if the Term of this Note has been extended pursuant to Section 3.2(a) to five (5) years and the redemption takes place after the fourth (4th) anniversary but prior to the fifth (5th) anniversary of this Note; and (iii) six (6) years, if the Term of this Note has been extended pursuant to Section 3.2(b) to six (6) years and the redemption take place after the fifth (5th) anniversary but prior to the sixth (6th) anniversary of this Note.

Section 4.3           Optional Redemption at the option of Investor. At any time or from time to time during the Term, Investor has the option to require Issuer to redeem this Note (an “Optional Redemption”), in whole or in part (except where expressly provided otherwise), at the applicable redemption price as set forth in Section 4.4 (an “Optional Redemption Price”), upon the occurrence of any of the following (each, an “Optional Redemption Event”):

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(a)          The Privatization has been terminated or has not been completed by the Privatization Deadline (a “Privatization Failure”), provided that (i) if Investor breaches any material terms of the Transaction Documents except for breach that does not contribute to the non-consummation of the Privatization, or (ii) if Issuer, despite using its best efforts, has not obtained sufficient financing to fund Privatization, including, but not limited to, the Bank Financing by the Privatization Deadline, a Privatization Failure shall not be deemed to have occurred; and provided further that in the event of a Privatization Failure, if Investor elects to exercise Optional Redemption, it shall redeem the Note in whole but not in part;

(b)          Liquidation Event other than as a result of the transactions contemplated by Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring; or

(c)          Issuer disposes, directly or indirectly, any of its ownership interest issued as at the date of the Note Subscription Agreement in Target or its subsidiaries to a third party in one or a series of related transactions, whether through a share sale, merger, consolidation or otherwise, unless (x) the disposition is a transaction to which Investor has consented, including the disposal of any or all of Issuer’s interest in Beijing Quan Yu Medical Information Technology Co., Ltd. (北京全域医疗信息科技有限公司) and/or Beijing Meizhong Jiahe Hospital Management Co., Ltd., (y) the disposition is made as part of the Security Arrangement or as security for the Permitted Indebtedness, or (z) the disposition forms part of the transactions essential to give effect to the A/B Exchange, which are transactions in connection with the Privatization, Merger or the Restructuring;

(d)          An Obligor Default which is continuing (as defined in Section 6.4), except for Issuer’s failure to obtain the consent and/or waiver of Haitong as required under the documents in relation to the Concurrent Financing; or

(e)          Either or both Restructuring Milestones are not achieved at the timelines stipulated in Section 5.4, unless (x) if Issuer’s failure to achieve a Restructuring Milestone is caused solely by Investor’s non-cooperation or by a restriction under applicable laws, rules or regulations and (y) each of Issuer and other Obligors has complied with its obligations under the Transaction Documents, except for non-compliance that does not contribute to the failure of a Restructuring Milestone;

(f)          An Adverse Development (as defined in Section 6.5);

(g)          the applicable interest rate of the notes issued in the Concurrent Financing (the “Haitong Notes”) is increased under the terms thereunder. For the avoidance of doubt, the Haitong Notes currently give Issuer a one-time option to extend the maturity date of that series by a six-month period; any upward adjustment in the investment return rate resulting from this six-month extension is not an interest rate increase for the purposes of this Section 4.3(g) and will not be an Optional Redemption Event; or

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(h)          if prior to the stated maturity of the Haitong Notes, Haitong declares that the indebtedness thereunder to be immediately due and payable under the terms thereunder.

Section 4.4           Applicable Redemption Price.

The applicable Redemption Price for Optional Redemption is the following:

Type of Optional Redemption	Applicable Optional Redemption Price
Privatization Failure	Basic Redemption Price (at applicable Return Rate of 19.5%)

Liquidation Event	Made-Whole Redemption Price

Partial Sale	Made-Whole Redemption Price

Obligor Default which is continuing (other than a Partial Sale or a Liquidation Event)	Basic Redemption Price

Restructuring Failure	Basic Redemption Price

Adverse Development	Basic Redemption Price

Interest Rate Increase in the Concurrent Financing	Basic Redemption Price

Acceleration of the Concurrent Financing	Basic Redemption Price

Section 4.5           Redemption by Issuer.

Save as provided under this Section 4.5, Issuer is not entitled to prepay or redeem the principal amount of this Note without the prior written consent of Investor:

(a)          In case of a Privatization Failure and if Investor does not exercise the right to require Optional Redemption under Section 4.3(a) within five (5) business days of the Privatization Deadline, Issuer may redeem this Note by transferring or causing to transfer the number of ordinary shares of Target it directly or indirectly owns, as determined by dividing the applicable Optional Redemption Price by US$1.73, as the full repayment of all principal amount and interests accrued under this Note.

(b)          In case the Privatization is terminated or has not been contemplated by the Privatization Deadline, and if (x) Investor breaches any material terms of the Transaction Documents except for breach that does not contribute to the non-consummation of the Privatization, or (y) Issuer, despite using its best efforts, has not obtained sufficient financing to fund Privatization, including, but not limited to, the Bank Financing the Privatization Deadline, Issuer shall have the right to redeem this Note in full from the date of the Privatization Deadline by giving no less than 10 business days’ written notice to Investor and paying Investor an amount equal to Redemption Amount plus all interests accrued and unpaid until the date of redemption computed at six per cent (6%) per annum on the basis of the actual number of days elapsed and a year of 360 days.

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(c)          In case that following the completion of the Privatization, either or both the Restructuring Milestones are not achieved at the timelines stipulated in Section 5.4 which however did not give rise to a Restructuring Failure, Issuer may redeem this Note by one of the following mechanisms, which is to be elected at Investor’s sole discretion, (i) transferring or causing to transfer the number of ordinary shares of Target it directly or indirectly owns, as determined by dividing the Basic Redemption Price (at applicable Return Rate of 13.5%) by US$1.73, or (ii) paying Investor an amount equal to Redemption Amount plus all interests accrued and unpaid until the date of redemption computed at six per cent (6%) per annum on the basis of the actual number of days elapsed and a year of 360 days, in each case as the full repayment of all principal amount and interests accrued under this Note.

Section 4.6           Exercise of Optional Redemption Right. To exercise its right to require an Optional Redemption, Investor shall deliver a written notice to Issuer setting forth the Optional Redemption Event, the Redemption Amount and the date on which Issuer shall redeem the Note, which must not be less than 3 months of the notice. In the event of a late payment by the Issuer, Investor will maintain all of its rights and remedies under this Note, and an incremental interest of ten per cent (10%) per annum above the applicable Interest Rate on the Redemption Amount will continue to accrue until the date the Investor receives the Optional Redemption Price in full.

Section 4.7           Obligations of Issuer. Upon the receipt of a notice of Optional Redemption, Issuer shall pay to Investor the applicable Optional Redemption Price by wire transfer in U.S. Dollars in immediately available funds to a bank account notified in writing by Investor no later than the date specified in the redemption notice which must be a date not less than 3 months of the notice. In the event of a partial redemption, Issuer shall, upon receipt of this Note by Issuer for cancellation, promptly issue and deliver to Investor a new Note representing the outstanding principal amount that has not been redeemed.

Section 4.8           Events giving rise to a Redemption. Sections 4.1, 4.2 and 4.3 shall be interpreted and applied independently, and no Section shall be deemed to limit or qualify any other subsection in any manner whatsoever. The rights of Investor under this Article shall be separate and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit Investor’s right to pursue actual damages for any breaches or defaults by Issuer and other Obligors in the performance or observance of any of the provisions of this Note and other Transaction Documents.

Article 5
Covenants of Issuer

Section 5.1           Use of Proceeds. Issuer shall apply the Investment Amount in the manner contemplated under the Note Subscription Agreement.

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Section 5.2           CAGP Transaction and Solar Transaction. Issuer shall complete the purchase of the CAGP III Shares, CAGP III Co-Investment Shares and Solar Shares on the terms set forth in the relevant purchase agreements as soon as reasonably practicable.

Section 5.3           Privatization. Issuer shall use its best efforts to complete the Privatization as soon as practicable and in any event on or prior to the Privatization Deadline. For the avoidance of doubt, in case the Privatization is terminated or has not been consummated by the Privatization Deadline as a result of one or both of the following: (i) Investor breaches any material terms of the Transaction Documents except for breach that does not contribute to the non-consummation of the Privatization, or (ii) Issuer, despite using its best efforts, has not obtained sufficient financing to fund Privatization, including, but not limited to, the Bank Financing by the Privatization Deadline, Issuer shall not be deemed to have breached this covenant.

Section 5.4           Restructuring. Issuer shall take all actions necessary so that (i) the Restructuring Agreement is executed concurrently with the completion of the Privatization (or at such later time as Investor may elect at its sole discretion by written notice to Issuer) and (ii) the Restructuring is completed within three months of the date of the Restructuring Agreement (or at such later time, which shall not be more than six months thereafter, as Investor may elect at its sole discretion by written notice to Issuer) (each, a “Restructuring Milestone”).

Section 5.5           No Disposition of Interests. Other than the transactions contemplated by Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, without the prior written consent of Investor, Issuer shall not, and shall cause other Group Members not to, take any actions, or omit to take any action, that would have the following effect:

(a)          a Liquidation Event;

(b)          a Partial Sale; or

(c)          a change of Control in any Group Member

Section 5.6           Collateral. Issuer shall take all necessary actions to ensure the compliance with section 8 of the Note Subscription Agreement at the time provided therein, except for the subordination contemplated for the Bank Financing.

Section 5.7           Corporate Governance Matters. Issuer shall cause Target to maintain at least the same corporate governance standards as those in effect as of the date hereof. Without limiting the generality of the foregoing, unless otherwise agreed by the parties, Issuer shall ensure that:

(a)          at least one (1) meeting of the board of directors of Target will be held for each fiscal quarter;

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(b)          an audit committee, compensation committee, and other committees as reasonably requested by Investor will be created under the board of directors of Target;

(c)          Target will not replace its independent accountants or change any material accounting principles.

Section 5.8           No Distribution on Shares. Other than the transactions contemplated by Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, without the prior written consent of Investor, Issuer shall not, and shall cause other Group Members not to, issue or declare any dividend or other distribution with respect to any class of its shares or purchase, acquire, or redeem any such shares.

Section 5.9           No Changes in Share Capital. Other than the transactions contemplated by Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, without the prior written consent of Investor, Issuer shall not, and shall cause other Group Members not to, change its capital structure or any of its authorized or issued share capital, including the creation of any stock incentive plans.

Section 5.10         No Change of Business. Issuer shall cause Issuer Group not to make (or threaten to make) any material change in the nature of the Principal Business as carried on immediately prior to the First Closing.

Section 5.11         Issuer as Holding Company. Issuer shall not engage in any business other than to hold directly or indirectly all the Equity Securities in Target (and activities related thereto) and to fulfill its obligations under the Transaction Documents.

Section 5.12         Listing of Target. Until the completion of the Privatization, Issuer shall cause Target to maintain its authorization for listing on the NYSE. Issuer shall not, and shall procure that that no Group Member will, take any action which would be reasonably expected to result in the delisting or suspension from trading of the Target Shares on the NYSE, other than in connection with the Privatization.

Section 5.13         Corporate Existence. Issuer shall, and shall cause other Group Members to, maintain its corporate existence, excluding creations of and mergers among Group Members.

Section 5.14         Licenses and Permits. Issuer shall, and shall cause other Group Members to:

(a)           maintain and keep effective all the current approval and licenses (including the procurement planning and approval conducted by the Ministry of Health and the National Development Reform Committee, or the provincial healthcare administrative authorities with the ratification by the Ministry of Health, as the case may be, and the large medical equipment procurement licenses issued by the Ministry of Health or the provincial healthcare administrative authorities, as the case may be) and other Permits which are material to the business of Issuer and other Group Members; and

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(b)          ensure that all Permits material to the business of Issuer and other Group Members are renewed from time to time in accordance with the terms and conditions of the applicable laws and regulations and that each Group Member complies at all times with the terms and conditions of its Permits which are material to the business of Issuer and other Group Members in all material respects; and

Section 5.15         Compliance with Laws. Issuer shall, and shall cause other Group Members to:

(a)          comply, in all material respects with all other applicable laws, ordinances, rules, regulations and requirements of any governmental authorities, including the Anti-Corruption Laws; and

(b)          pay and discharge, before the same shall become delinquent, all income and all other material taxes, assessments and other governmental charges or levies imposed upon them or any of their properties or assets or in respect of their businesses or incomes except for those being contested in good faith by proper proceedings diligently conducted and against which adequate reserves, in accordance with the applicable generally accepted accounting principles, have been established.

Section 5.16         Maintenance of Assets. Other than the transactions contemplated by the Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, Issuer shall, and shall cause other Group Members to:

(a)          maintain and protect all key intellectual property used in the Principal Business, including registering all their respective trademarks, brand names, domain names and copyrights and, wherever prudent, applying for patents on their respective technology;

(b)          subject to the availability of the type of insurance and the commercial reasonableness of the terms by the standards generally applied to comparable businesses, keep all assets necessary in its business in good working order and condition, ordinary wear and tear excepted; and

(c)          maintain with financially sound and reputable insurance companies, insurance on all their insurable assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

Section 5.17         Indebtedness; Negative Pledge. Without the prior written consent of Investor, Issuer shall not, and shall cause other Group Members not to:

(a)          incur additional indebtedness other than indebtedness in the course of its ordinary business, Existing Indebtedness and Permitted Indebtedness; and

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(b)          directly or indirectly create or permit to be outstanding any Security Interest upon the whole or any part of its property, assets or revenues, present or future, to secure for the benefit of any person, except for Existing Security, Permitted Security, Security Interest in existence as of the First Closing, and Security Interest arising in the ordinary course of business.

Section 5.18         Related Party Transactions. Other than the transactions contemplated by the Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, Issuer shall not, and shall cause other Group Members not to, enter into or be a party to any transaction with any Related Parties with a value in excess of US$1 million unless the transaction is fair and reasonable to Issuer and on terms no less favorable to Issuer than those that could be obtained from unaffiliated third parties.

Section 5.19         Books, Records and Internal Controls. Issuer shall, and shall cause each Group Members to:

(a)          make and keep books, records and accounts which, in reasonable detail, accurately and fairly (x) reflect their transactions and dispositions of assets and (y) present their financial instruments and Equity Securities;

(b)          prepare its financial statements and disclosure documents accurately, in accordance with the applicable generally accepted accounting principles and ensure the completeness and timeliness of such financial statements and disclosure documents;

(c)          devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)          transactions are executed and access to material assets is permitted only in accordance with management’s general or specific authorization;

(ii)          transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets;

(iii)        the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(iv)        any transaction by and between Issuer, its other Group Members and any Related Party is properly monitored, recorded and disclosed; and

(d)          install and have in operation an accounting and control system, management information system and books of account and other records, which together shall adequately give a fair and true view of the financial condition of Issuer and its other Group Members and the results of its operations in conformity with the applicable generally accepted accounting principles.

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Section 5.20         No Voluntary Insolvency Event. Other than the transactions contemplated by Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, without the prior written consent of Investor, Issuer shall ensure that no Voluntary Insolvency Event shall occur.

Section 5.21         Charter Documents. Other than the transactions contemplated by the Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, except as required by law, Issuer shall not, and shall cause other Group Members not to, amend or modify any provisions of its Articles and other charter documents that may reasonably be deemed to adversely affect this Note or the rights of the Investor under this Note, without Investor's prior written consent.

Article 6
Information Rights

Section 6.1           SEC Filings. Until the completion of the Privatization, Issuer shall promptly, and in any event within 2 business days of the release or filing thereof, deliver to Investor the following:

(a)          copies of all filings made by Target and Issuer with the SEC;

(b)          copies of all communications between Target and the SEC relating to the Privatization;

(c)          copies of any notices and other information made available or given to the shareholders of Target generally; and

(d)          facsimile copies of all press releases issued by Target;

unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR or are available through Bloomberg or PR Newswire contemporaneously with such issuance.

Section 6.2           Other Filings. Issuer shall promptly, and in any event within two business days of the release or filing thereof, deliver to Investor all information filed or released by Target publicly in Cayman Islands or British Virgin Islands concerning the CAGP Transaction, Solar Transaction, the Financing, the Bank Financing and any other financing transactions in connection with the Privatization.

Section 6.3           General information concerning Issuer Group. Issuer shall allow the Investor reasonable access to due diligence materials as provided in Section 4.2 of the Note Subscription Agreement. At any time after the completion of the Privatization, Issuer shall notify Investor promptly, and in any event within 5 business days after having knowledge thereof, when any of the following occurs:

(a)          any material event in the condition (financial or otherwise) of a Group Member;

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(b)          any litigation or proceedings being threatened in writing or initiated against a Group Member before any court tribunal or administrative agency, which might materially affect the operations or financial condition of such Group Member, and the amount of contingent liability, if such amount is ascertainable;

(c)          the happening of any event likely to have a substantial effect on the profits, businesses or operations of a Group Member; or

(d)          any Group Member has, or to the knowledge of any Group Member, any other Obligor has, in any material respect failed to observe or perform any other covenant, obligation, condition or agreement contained in the Transaction Documents.

Section 6.4           Obligor Default. Issuer shall deliver a written notice to Investor promptly, and in any event within 5 business days after having knowledge thereof, when any of the following (an “Obligor Default”):

(a)          Issuer shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note or any other Transaction Documents on the date due and such payment has not been made within seven days of Issuer's receipt of Investor's written notice to Issuer of such failure to pay;

(b)          Obligors shall fail to observe or perform any other covenant, obligation, condition or agreement contained in the Transaction Documents, which has a Material Adverse Effect, and such failure shall, after Issuer's receipt of Investor's written notice to Issuer of such failure, continue for 20 business days;

(c)          any representation or warranty made by or on behalf of Obligors to Investor in writing in connection with the Transaction Documents shall be not true, correct or complete in any material respect when made.

Section 6.5           Adverse Development. Issuer shall deliver a written notice to Investor promptly, and in any event within 5 business days when becoming aware of the same, upon the occurrence of any of the following (each, an “Adverse Development”):

(a)          It is or will become unlawful for any Obligor to perform or comply with any of its payment or other material obligations under or in respect of this Note or any other Transaction Documents to which it is a party (other than the Restructuring Agreement);

(b)          (i) Any financial indebtedness of Issuer Group is not paid when due or (as the case may be) within any originally applicable grace period; (ii) any such financial indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of Obligor or (except by reason of an event of default, howsoever described, under the terms of the agreement governing such financial indebtedness) any person entitled to the payment of such indebtedness; or (iii) any amount payable by it under any guarantee of any financial indebtedness (including any indemnity of such indebtedness or any arrangement having a similar effect) of others given by any Obligor is not honored when due and called upon; provided, however, that the amount of indebtedness referred to in paragraphs (i) and/or (ii) above and/or the amount payable under any guarantee referred to in paragraph (iii) above individually or in the aggregate exceeds US$10,000,000 (or its equivalent in any other currency or currencies);

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(c)          One or more final and non-appealable judgment(s) or order(s) for the payment of an amount in excess of US$10,000,000 (or its equivalent in any other currency or currencies), whether individually or in aggregate, is or are rendered against Issuer Group and continue(s) unsatisfied and unstayed for a period of 14 days after the date(s) thereof or, if later, the date therein specified for payment; or

(d)          One or more events that have or, in the reasonable opinion of Issuer, are expected to have, a Material Adverse Impact on (i) an Obligor’s ability to comply with its payment obligations under any Transaction Document, (ii) Issuer Group’s ability to carry on its business as it is being conducted at the time immediately preceding the event; or (iii) the value of the charged assets under the Target Securities Charge; or (iv) the rights of Investor under this Note; other than the transactions contemplated by Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring.

Section 6.6           Bankruptcy Event. Issuer shall deliver a written notice to Investor promptly, and in any event no later than the next business day when becoming aware of the same, upon the occurrence of any of the following (each, a “Bankruptcy”):

(a)          A Voluntary Insolvency Event; or

(b)          An Involuntary Insolvency Event.

Article 7
Registration and Transfer of Note

Section 7.1           Register. The Note shall be issued and represented by certificates in definitive form. Issuer shall keep at its principal office a register in which Issuer shall provide for the registration and transfer of the Note, in which Issuer shall record the name and address of Investor and the name and address of each permitted transferee. Investor shall notify Issuer of any change of name or address and promptly after receiving such notification Issuer shall record such information in such register.

Section 7.2           Lost, Stolen or Mutilated Note. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the certificate representing this Note and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, Issuer, at its expense, shall execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of the Note and dated the date of this Note.

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Article 8
Assignment and Pledging

Section 8.1           Assignment of this Note. Issuer may not assign or transfer any of its interests, rights and obligations under this Note or the Security Documents without the prior written consent of Investor. Subject to the requirements of Section 7.2, Investor may by five business days’ written notice assign or transfer any of its interests, rights and obligations under this Note or Security Documents without Issuer’s consent.

Section 8.2           Pledge of this Note. Issuer acknowledges and agrees that this Note may be pledged or charged by Investor to any person in connection with a bona fide margin agreement or other loan or financing arrangement. The pledge of this Note shall not be deemed to be a disposition, however the Investor notify Issuer in writing that this Note has been pledged or charged by Investor. Issuer hereby agrees to execute and deliver, at the expense of the Investor, such documentation as a pledgee or chargee may reasonably request in connection with such a pledge or charge by Investor.

Article 9
Miscellaneous

Section 9.1           Successors and Assigns. Subject to the restrictions on assignment described in this Note, the rights and obligations of the parties shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

Section 9.2           Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of parties.

Section 9.3           Validity of Instrument. This Note shall become effective upon the execution of it by the authorized representatives of the parties and shall continue in force until the outstanding amounts under this Note have been paid in full, in which case it will become void and of no further force and effect, except for the provisions of this Section 9.3 (Validity of Instrument), Section 9.9 (Governing Law) and Section 9.10 (Jurisdiction); provided, however, that such termination shall, unless otherwise agreed by the parties, be without prejudice to the rights of Investor in respect of a breach of this Note by Issuer prior to such termination.

Section 9.4           Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Note.

Section 9.5           Entire Agreement. This Note together with the other Transaction Documents constitute and contain the entire agreement among the parties and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

Section 9.6           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and delivered to each party as follows:

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(a)          if to Investor:

Address	:	P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands

Email	:	88445413@qq.com / frank.yang@bocggp.com

Attention	:	YANG Feng

or at such other address as Investor shall have furnished to Issuer in writing.

(b)          if to Issuer:

Address	:	18/F, Tower A, Global Trade Center, 36 North 3rd Ring Road East, Dongcheng District, Beijing, PRC

Facsimile	:	86-10-59575252

Attention	:	Mr. Botao Shi

or at such other address as the Issuer shall have furnished Investor in writing.

All such notices and communications shall be effective (1) when sent by international express courier or other overnight service of recognized standing, on the business day following the deposit with such service; (2) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, upon the earlier of actual receipt or the fourth business day after the date of mailing; (3) when delivered by hand, upon delivery; (4) when faxed, upon confirmation that all pages have been transmitted except where the dispatch is not on a business day; and (5) when emailed, upon such email being sent by the sender and no transmission error message being received by the sender. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a business day) in the time zone of the territory of the recipient under this Section 9.6, it shall be deemed to have been delivered at 9:30 a.m. on the next opening of business in the territory of the recipient. In proving service of a communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and mailed or that the facsimile transmission was despatched and a confirmatory transmission report or other acknowledgment of good receipt was received.

Section 9.7           No Partnership. Nothing in this Note shall constitute or be deemed to constitute a partnership between the parties.

Section 9.8           Severability. If any provision of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such provision to other persons or circumstances will not be affected thereby and will be enforced to the maximum extent permitted by law.

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Section 9.9           Governing Law. This Agreement and all actions arising out of or in connection with this Note will be governed by and construed in accordance with the laws of Hong Kong.

Section 9.10         Jurisdiction. The courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this Note and, accordingly, any legal action or proceedings arising out of or in connection with this Note may be brought in such courts.

Section 9.11         No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Note against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Note, no presumption or burden of proof or persuasion will be implied because this Note was prepared by or at the request of any party or its counsel.

Section 9.12         Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Note.

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IN WITNESS WHEREOF, Issuer has caused this Note to be issued as of the date first written above.

ISSUER

Morgancreek Investment Holdings Limited

By:
Name: Jianyu Yang
Title: Director

By its acceptance of this Note, Investor acknowledges and agrees to be bound by the provisions hereof.

INVESTOR

Blue Ocean Structure Investment II Company Limited

By:
Name: YANG Feng
Title: Director

Signature Page to Promissory Note

ANNEX A

Form of Restructuring Agreement

EXHIBIT B

FORM OF FOUNDER’S LETTER

This DEED OF PERSONAL GUARANTEE AND UndertakingS (this “Guarantee”) is provided by Jiangyu Yang, a resident of the People’s Republic of China (the “PRC”, and solely for the purposes of this Deed, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) with PRC passport number G34162060 (“Guarantor”) to Blue Ocean Structure Investment II Company Limited, a British Virgin Islands (“BVI”) company with registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI (“Investor”), on [●], 2017.

BACKGROUND

(A)	Guarantor is the chairman of the board of directors of Issuer and the chairman of the board of directors and chief executive officer of Concord Medical Services Holdings Limited (“Target”), a Cayman Islands company with registered office at 18/F, Tower A, Global Trade Center, 36 North Third Ring Road East, Dongcheng District, Beijing 100013, PRC, and whose shares are listed on the New York Stock Exchange (the “NYSE”).

(B)	Issuer is the largest shareholder of Target, directly holding approximately 45.4% of Target’s issued and outstanding share capital.

(C)	On July 11, 2016, Issuer, Guarantor and Blue Ocean Management Limited submitted a preliminary non-binding proposal to Target’s board of directors to acquire all of the outstanding ordinary shares of Target not already owned by Issuer (the “Privatization”). For the purposes of the Privatization, Investor has agreed to provide Financing to the Issuer under the Note Subscription Agreement dated February 9, 2017 (the “Note Subscription Agreement”).

(D)	This Deed is being delivered by Guarantor as a condition to Investor’s agreement to provide the Financing.

1.	Interpretations

1.1	Certain Defined Term. As used in this Deed, capitalized terms used but not otherwise defined herein shall have the same meanings as defined in the Note. In addition, the following capitalized terms shall have the following meanings:

“A/B Exchange” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Affiliate” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Bank Financing” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“business day” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“BVI” has the meaning set forth in the Introductory Paragraph of this Deed.

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“CAGP III Co-Investment Shares” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“CAGP III Shares” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Concurrent Financing” has the meaning set forth in the Recitals of the Note Subscription Agreement.

“Control” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Deed” has the meaning set forth in the Introductory Paragraph of this Deed.

“Disclosing Party” has the meaning set forth in Section 6.3 of this Deed.

“Equity Securities” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Existing Indebtedness” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Financing” has the meaning set forth in the Recitals of the Note Subscription Agreement.

“Fund” has the meaning set forth in the Introductory Paragraph of the Note Subscription Agreement.

“Governmental Authority” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Guarantor” has the meaning set forth in the Introductory Paragraph of this Deed.

“Investor” has the meaning set forth in the Introductory Paragraph of this Deed.

“Issuer” has the meaning set forth in the Recitals of this Deed.

“Issuer Group” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Material Adverse Effect” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Merger” has the meaning set forth in the Recitals of the Note Subscription Agreement.

“Note” has the meaning set forth in Section 2.1 of the Note Subscription Agreement.

“Note Subscription Agreement” has the meaning set forth in the Recitals of this Deed.

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“NYSE” has the meaning set forth in the Recitals of this Deed.

“Obligors” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Permitted Indebtedness” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“PRC” has the meaning set forth in the Introductory Paragraph of this Deed.

“Privatization” has the meaning set forth in the Recitals of this Deed.

“Privatization Deadline” means September 30, 2017 or any other date as agreed between Investor and Issuer in writing.

“Restructuring” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Security Interest” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Share Purchase” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Solar Shares” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Subsidiary” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

“Target” has the meaning set forth in the Recitals of this Deed.

“Third Party Transaction” has the meaning set forth in Section 4.13(a) of this Deed.

“Transaction Documents” has the meaning set forth in Section 1.1 of the Note Subscription Agreement.

1.2	Headings. Titles and sections are for convenience only and neither limit nor amplify the provisions of this Deed, and all references herein to sections or paragraphs shall refer to the corresponding sections or paragraphs of this Deed unless specific reference is made to such sections or paragraphs of another document or instrument.

1.3	Interpretation. Unless the context requires otherwise or unless otherwise specified herein, in this Deed:

(a)	All words used in the singular herein are deemed to have been used in the plural and in the masculine includes the feminine and the neuter and vice versa;

(b)	Any reference to any “party”, is a reference to that party or its successors in title and permitted assigns;

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(c)	Any reference to any “agreement” or “instrument” is a reference to that agreement or instrument as amended or novated;

(d)	Any reference to a “person” is deemed to refer to an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority; and

(e)	The word “including” or “includes” means “including without limitation” or “includes without limitation”.

1.4	Statutory References. Unless the context requires otherwise:

(a)	Any reference to “laws” means all laws, statutes, rules, regulations, permits, ordinances, orders, and other pronouncements having the effect of law of any nation, state, county, city or other political subdivision or of any other Governmental Authority applicable to the parties, their assets or properties, this Deed and the other Transaction Documents or the consideration hereunder;

(b)	Any reference to a “statute” means the statute in force as at the date of this Deed and any successor statute (together with all regulations promulgated thereunder and as amended, modified, codified or re-enacted from time to time); and

(c)	Any reference to a “regulation” includes any regulation, rule, official directive, order, request, codes of practice or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; and

1.5	Computation of Time Periods. In the computation of periods of time from a specified date to a later specified date, the word “from” means from and including and the words “to” and “until” each means to but excluding.

1.6	Date of Performance. Time periods within or following which any action to be taken or payment is to be made are to be calculated by excluding the day on which the period commences and including the day on which the period ends. Whenever the last day of that period is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

1.7	Currency and Payment Obligations. Unless otherwise specified, all references to amounts of money in this Deed refer to U.S. Dollars. Any payment under this Deed shall be made by wire transfer, certified check or other method that provides immediately available funds.

2.	Termination and Release

2.1	Termination and Release. This Deed shall terminate with immediate effect upon the earlier of (a) the redemption by the Investor or Issuer in whole or in part of Note issued to Investor pursuant to the terms of the Notes (including the completion of the Restructuring); and (b) the termination of this Deed by mutual written agreement of Investor and Guarantor. On termination of this Deed:

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(a)	Guarantor is released from all obligations under this Deed, be they past, current or future, and all rights arising under this Deed are extinguished; and

(b)	Investor releases Guarantor from any and all claims under or related to this Deed.

3.	Guarantee and Indemnity

3.1	Guarantee and Indemnity. Guarantor hereby irrevocably and unconditionally:

(a)	guarantees to Investor the performance of all of the obligations of each Obligor under the Transaction Documents;

(b)	undertakes with Investor that whenever an Obligor does not pay any amount when due under or in connection with the Transaction Documents, Guarantor shall immediately on demand pay that amount as if he were the principal obligor;

(c)	undertakes to Investor that, if any amount that would otherwise be claimed by Investor under paragraphs (a) and (b) above is for any reason not recoverable thereunder on the basis of a guarantee, Guarantor shall, as a principal debtor and primary obligor, indemnify Investor immediately on demand against any cost, loss or liability that Investor may incur or suffer as a result of the Obligor not paying any amount when (if such amount were recoverable by Investor) it would have had to pay under paragraphs (a) and (b) above if the amount claimed had been recoverable on the basis of a guarantee.

3.2	Continuing Guarantee. This Deed is a continuing guarantee and will extend to the ultimate balance of sums payable by all Obligors under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

3.3	Immediate Recourse. Guarantor waives any right he may have of first requiring Investor (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from Guarantor under this Section 3. This waiver applies irrespective of any law to the contrary.

3.4	Waiver of Defenses. The obligations of the Guarantor under this Section 3 will not be affected by any act, omission, or thing (whether or not known to him or Investor) which, but for this provision, would reduce, release or prejudice any of his obligations under this Section. This includes:

(a)	any time or waiver granted to, or composition with, any person;

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(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment or replacement of any Transaction Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Transaction Document or any other document or security;

(h)	any insolvency or similar proceedings or any change in the constitution or status of any Obligor; or

(i)	any claim or right of set-off that Guarantor or any Obligor may have.

3.5	Additional Security. This Deed is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Investor.

4.	Further Undertakings

Guarantor hereby undertakes to Investor the following:

4.1	Covenants of Other Obligors. He shall use his best efforts, including by exercising his power, as a director, officer and shareholder of Issuer, to cause each Obligor to comply with their respective obligations under the Transaction Documents.

4.2	CAGP Transaction and Solar Transaction. He shall take all necessary actions to cause Issuer to complete the purchase of the CAGP III Shares, CAGP III Co-Investment Shares and Solar Shares on the terms set forth in the relevant purchase agreements as soon as reasonably practicable.

4.3	Completion of the Privatization. To the extent permitted under the applicable laws, rules and regulations, to facilitate the timely completion of the Privatization, he shall:

(a)	not withdraw the offer for the Privatization, or cause Issuer to withdraw the offer for the Privatization, as the case may be;

(b)	to the extent that he shall have the power to do so, use his best efforts to convene board meetings of Issuer and/or vote or cause the representative in Issuer to vote in favor of the relevant board resolutions that are required to implement the Privatization;

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(c)	provide information for due diligence or comply with other reasonable requests from lenders in order to procure the Bank Financing (or if considered acceptable to Guarantor (acting reasonably) to provide a warranty in respect of such information);

(d)	if the Privatization requires shareholders’ approval and if permitted under the applicable rules and regulations, vote all Target’s shares of which he has Control as at the record date of the shareholders meeting, in favor of the Privatization; and

(e)	use his best efforts to satisfy or assist Issuer to satisfy its conditions to the closing of the Merger;

unless the taking of the foregoing actions is inconsistent with his fiduciary duties to the relevant entity under applicable laws, rules and regulations.

4.4	Completion of the Restructuring. To the extent permitted under the applicable laws, rules and regulations, to facilitate the timely completion of the Restructuring, he shall:

(a)	use his best efforts to complete the Restructuring as soon as practicable following the completion of the Privatization, including taking all necessary actions to cause the conditions precedent thereto to be satisfied; and

(b)	if the Restructuring requires shareholders’ approval and if permitted under the applicable rules and regulations, vote all Target’s shares of which he has Control on the record date of the shareholders meeting, in favor of the Restructuring, unless the taking of the foregoing actions is inconsistent with his fiduciary duties to the relevant entity under applicable laws, rules and regulations.

4.5	No Disposition of Interests in Issuer Group. Without the prior written consent of Investor and other than the transactions contemplated by Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, Guarantor shall not take any of the following actions, or take or omit to take any action that would have the effect of any of the following actions:

(a)	a Liquidation Event;

(b)	a Partial Sale, unless the Restructuring has been completed;

(c)	a change of Control in Issuer Group; or

(d)	a Voluntary Insolvency Event.

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4.6	Equity Securities of Target. Guarantor shall only acquire or hold Equity Securities of Target through Issuer (or its wholly owned Subsidiaries) and cause Issuer (or its wholly owned Subsidiaries) to remain the sole legal owner or all Target shares beneficially owned by Guarantor.

4.7	Compliance with Laws. Guarantor shall:

(a)	comply, in all material respects with all other applicable laws, ordinances, rules, regulations and requirements of any governmental authorities, including the Anti-Corruption Laws; and

(b)	pay and discharge, before the same shall become delinquent, all income and all other material taxes, assessments and other governmental charges or levies imposed upon him or any of his properties or assets or in respect of his businesses or incomes except for those being contested in good faith by proper proceedings diligently conducted.

4.8	Negative Pledge. Unless otherwise permitted or contemplated in the Transaction Documents or other than as a result of the transactions contemplated by Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, without the prior written consent of Investor, Guarantor shall not directly or indirectly create or permit to be outstanding any Security Interest upon the whole or any part of his ownership interest in Issuer to secure for the benefit of any person, except for any Security Interest created in connection with the Financing, Security Interest in existence as of the date hereof, and Security Interest arising in the ordinary course of business.

4.9	Return of the Notes. To the extent a Note is not redeemed, repaid, purchased, cancelled in accordance with its terms, at the end of the Term of the relevant Note, he shall cause Issuer to redeem the relevant Note in whole at the Basic Redemption Price.

4.10	Target Board Representation and Target Letter. Following completion of the Privatization, to the extent permitted by applicable rules and regulations and subject to fiduciary duties, Guarantor shall take all necessary actions so that Investor will have the right to appoint two representatives to the board of directors of Target (assuming that Target board comprises five members) and one observer to attend and receive notices of the meeting of the board of directors. In addition, following completion of the Privatization, to the extent permitted by applicable rules and regulations, the Guarantor shall use all reasonable endeavors to procure that Target executes and delivers to Investor the letter of undertakings in such form as mutually agreed between Target and Investor.

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4.11	Third Party Transaction of Target. During the term of this Deed, the Guarantor covenants and agrees that, subject to fiduciary duties to the applicable entity under applicable law, rules and regulations, unless expressly authorized under the Transaction Documents or otherwise authorized by the prior written consent of the Investor, he shall not, and shall cause its affiliates not to, engage in any investment or financing in relation to the privatization of the Target, including any derivative transaction having a similar effect, other than (i) transactions with Haitong International Securities Company Limited in connection with the Concurrent Financing; (ii) the transactions contemplated by the Share Purchase Agreement entered into as of July 11, 2016, by and among Morgancreek Investment Holdings Limited, Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., as amended and restated from time to time; (iii) the transactions contemplated by the Share Purchase Agreement entered into as of July 11, 2016, by and between Morgancreek Investment Holdings Limited and Solar Honor Limited, as amended and restated from time to time; (iv) the Bank Financing; and (v) any transaction the proceeds from which are to be immediately upon such incurrence applied towards the refinancing of the transactions pursuant to sub-clauses (i) or (v) in this paragraph; provided, that the foregoing obligation shall cease to apply after the Privatization Deadline if, by the Privatization Deadline, the Privatization has not completed.

5.	Representations and Warranties

Guarantor hereby represents and warrants to Investor the following:

5.1	Guarantor is of full age and of sound mind and has full capacity to enter into and perform his obligations under any Transaction Document to which he is a party. The Guarantor has the power to enter into and perform the Transaction Documents to which he is a party and the transactions contemplated by such Transaction Documents.

5.2	No investigation, litigation, arbitration or administrative proceedings are current or, to his knowledge, pending or threatened in writing against him, that have or, if adversely determined, are reasonably likely to have a Material Adverse Effect on (a) his personal assets; (b) the business, assets, properties or liabilities (actual or contingent) of Guarantor and his Subsidiaries, (c) his ability to perform his obligations (taken as a whole) under the Transaction Documents to which he is a party; or (d) the validity or enforceability of any Transaction Documents or the rights and remedies of Investor thereunder.

5.3	The entry into by him of this Deed constitutes, and the exercise by him of his rights and performance of his obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes; and he will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in any jurisdiction in relation to this Deed.

5.4	The payment obligations of Guarantor under this Deed and other Transaction Documents rank at least pari passu with the claims of all his other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to individuals or corporation generally.

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6.	Confidentiality

6.1	Confidential nature of this Deed. Each party acknowledges that the terms and conditions of this Deed and the other Transaction Documents and all schedules, annexure, exhibits, appendices and amendments hereto and thereto, the transactions contemplated hereby and thereby, including their existence shall be considered confidential information and shall not be disclosed by any party to any third party except in accordance with this Section 4, provided that the Issuer Parties may disclose such confidential information to (a) other shareholders of the Target or the Issuer, their Affiliates or their respective officers, directors, shareholders, lenders, bankers, advisors, and any third parties relating to the refinancing of the Notes or Concurrent Financing, or relating to the Bank Financing, who reasonably require access to such confidential information, and (b) any other parties with the prior consent of Investor.

6.2	Confidential information of Guarantor. Investor acknowledges all information furnished by Guarantor or its Affiliates and their respective officers, directors, partners, shareholders, employees and agents (whether or not duly authorized) pursuant to this Deed is confidential and for its own use only, and agrees to hold in confidence and trust and not to disclose or disseminate such information to any other person (other than on a confidential basis to its employees or agents, investors, partners, prospective investors or prospective partners, having a need to know the contents of such information, and their attorneys who must also undertake to Guarantor a corresponding obligation of confidentiality to that undertaken by Investor under this Section 6.2), unless (i) Investor has obtained such information from source other than Guarantor (provided that Investor, acting with due care and diligence, has no reason to believe that such source is bound by any confidentiality obligation to Guarantor in respect of such information) or (ii) Guarantor has made such information available to the public generally or (iii) a party to this Deed is required to disclose such information by Governmental Authority.

6.3	Legally Compelled Disclosure. With the exception of any SEC Filings required to be made by Issuer or any of its Affiliates, in the event that any party (other than Investor) is requested or becomes legally compelled and/or as required under any applicable laws and the listing rules of the NYSE (including without limitation, pursuant to any applicable tax, securities, or other laws of any jurisdiction) to disclose any confidential information referred to in this Section 4, such party (the “Disclosing Party”) shall to the extent permitted by law provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure. At the request of the other party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and/or as required under the relevant listing rules and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

7.	Miscellaneous

7.1	Successors and Assigns. Subject to the restrictions on assignment described in this Deed, the rights and obligations of parties shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

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7.2	Waiver and Amendment. Any provision of this Deed may be amended, waived or modified upon the written agreement of Guarantor and Investor.

7.3	Assignment by Parties. Investor may not assign or transfer any or all of its rights and obligations under this Deed to a transferee of the Note without consent of Guarantor. The rights, interests or obligations of Guarantor hereunder may not be assigned, in whole or in part, by any of them without the prior written consent of Investor.

7.4	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Deed.

7.5	Entire Agreement. This Deed together with the other Transaction Documents constitute and contain the entire agreement among parties and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among parties, whether written or oral, respecting the subject matter hereof.

7.6	Termination. This Deed shall terminate upon the earlier of (a) the redemption in whole or in part of Note issued to Investor pursuant to the terms of the Notes; and (b) the termination of this Deed by mutual written agreement of Investor and Guarantor.

7.7	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and delivered to each party as follows:

(a)	if to Investor:

Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Email	:	88445413@qq.com/ frank.yang@bocggp.com

Attention	:	YANG Feng

or at such other address as Investor shall have furnished Guarantor in writing.

(b)	if to Guarantor:

Address	:	18/F, Tower A, Global Trade Center, 36 North 3rd Ring Road East, Dongcheng District, Beijing, PRC

Facsimile	:	86-10-59575252

Attention	:	Mr. Botao Shi

or at such other address as Guarantor shall have furnished Investor in writing.

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All such notices and communications shall be effective (1) when sent by international express courier or other overnight service of recognized standing, on the business day following the deposit with such service; (2) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, on the earlier of receipt and on the fourth business day after the date of mailing; (3) when delivered by hand, upon delivery; (4) when faxed, upon confirmation that all pages have been transmitted except where the dispatch is not on a business day; and (5) when emailed, upon such email being sent by the sender and no transmission error message being received by the sender. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a business day) in the time zone of the territory of the recipient under this Section 7.7, it shall be deemed to have been delivered at 9:30 a.m. on the next opening of business in the territory of the recipient. In proving service of a communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and mailed or that the facsimile transmission was dispatched and a confirmatory transmission report or other acknowledgment of good receipt was received.

7.8	No Partnership. Nothing in this Deed shall constitute or be deemed to constitute a partnership between the parties or any of them.

7.9	Severability. If any provision of this Deed or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Deed and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted by law.

7.10	Governing Law. This Deed and all actions arising out of or in connection with this Deed shall be governed by and construed in accordance with the laws of Hong Kong.

7.11	Jurisdiction. The courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with the Deed and, accordingly, any legal action or proceedings arising out of or in connection with the Deed may be brought in such courts.

7.12	Service of Process. Guarantor hereby irrevocably designates and appoints King Fair Secretaries Limited with its address at Room 1701, 9 Chong Yip Street, Kwun Tong, Kowloon, Hong Kong as his authorized agent upon which process may be served in any such legal action or proceedings. Subject to applicable law, such service shall be deemed to be completed on delivery to such process agent.

7.13	Expenses. All legal costs, professional fees and expenses incurred in connection with the parties’ negotiation, preparation, and execution of the Transaction Documents, and all legal, accounting, and administrative costs of the Financing, including Investor’s counsel and other professional advisors fees and expenses which have been reasonably incurred and any statutory charge incurred by Investor in the establishment of the Fund, shall be dealt with in accordance with Section 10.13 of the Note Subscription Agreement.

7.14	No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Deed against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Deed, no presumption or burden of proof or persuasion will be implied because this Deed was prepared by or at the request of any party or its counsel.

[The remainder of this page is intentionally left blank.]

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This Deed has been entered into and delivered to Investor on the date stated at the beginning of this Deed.

Guarantor

SIGNED, SEALED and DELIVERED	)
as a DEED by JIANGYU YANG	)
holder of PRC passport number G34162060)
in the presence of:	)

Signature Page to Deed of Personal Guarantee and Undertakings

EXHIBIT C

FORM OF TARGET SECURITIES CHARGE

DEED OF Securities CHARGE

dated [●], 2017

created by

Morgancreek Investment Holdings Limited

as Chargor

in favour of

Blue Ocean Structure Investment II Company Limited

THE SCHEDULES

SCHEDULE

SCHEDULE 1	SECURITIES

SCHEDULE 2	NOTICE TO THE CUSTODIAN

SCHEDULE 3	CUSTODIAN ACKNOWLEDGMENT TO THE CHARGEE

SCHEDULE 4	RIGHTS OF RECEIVERS

THIS DEED OF SECURITIES CHARGE (this “Deed”) is dated [●], 2017 and made among:

(1)	Morgancreek Investment Holdings Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Chargor”); and

(2)	Blue Ocean Structure Investment II Company Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Investor”).

Background

(A)	Chargor is the largest shareholder of Concord Medical Services Holdings Limited (“Target”), a Cayman Islands exempted company with the principal executive office at 18/F, Tower A, Global Trade Center, 36 North Third Ring Road East, Dongcheng District, Beijing 100013, PRC, whose share are listed on the New York Stock Exchange, directly holding approximately 45.4% of Target’s issued and outstanding share capital;

(B)	On July 11, 2016, Chargor, Mr. Jianyu Yang, a resident of the People’s Republic of China (the “PRC”, and solely for the purpose of this Deed, excluding Hong Kong, Macau Special Administrative Region and Taiwan) with PRC Passport number G34162060 (“Founder”) and Blue Ocean Management Limited submitted a preliminary, non-binding proposal to Target’s board of directors to acquire all Equity Securities (including ADSs) of Target not already owned by Chargor (the “Privatization”);

(C)	Investor has agreed to provide Financing to Chargor under a Note Subscription Agreement dated as of February 9, 2017, among Chargor, Founder, Blue Ocean Project Fund II, LP and Investor (the “Note Subscription Agreement”), for purposes as stipulated therein (Chargor, Founder and Target (only to the extent that Target provides undertakings to Investor following completion of the Privatization) are hereinafter referred to collectively as the “Obligors”);

(D)	As a condition to its agreement to provide the Financing, Investor has required Chargor to create a first ranking security interest in certain shares of Target it beneficially owns; and

(E)	Accordingly, the parties desire to enter into this Deed in order to reflect the foregoing.

This DEED witnesses the following:

1.	DEFINITIONS AND INTERPRETATION

1.1	Certain Defined Terms. As used in this Deed, capitalized terms used but not otherwise defined herein shall have the same meanings as defined in the Note Subscription Agreement. In addition, the following capitalized terms shall have the following meanings:

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“A/B Exchange” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“ADSs” means American depositary shares in Target, each such ADS representing three (3) Target shares.

“Bank Financing” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“business day” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“BVI BC Act” has the meaning given to it under Clause 6.2(a)(i).

“Charged Assets” means the Securities, Investment Income and rights with respect to any Credit Balance.

“Charges” means all or any of the Security Interests created or expressed to be created by or pursuant to this Deed.

“Chargor” has the meaning given to it under introductory paragraph.

“Closing” has the meaning given to it under section 2.2 of the Note Subscription Agreement.

“Companies Ordinance” means the Companies Ordinance (Cap. 622) of the Laws of Hong Kong.

“Control” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“CPO” means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

“Credit Balance” means, in relation to the Securities Account:

(a)	the amount for the time being standing to the credit of the Securities Account;

(b)	any amount received and required to be credited to the Securities Account but which such amount has not yet been credited to the Securities Account; or

(c)	any interest accrued or accruing on an amount referred to in either (a) or (b) above, whether or not such interest has been credited to the Securities Account.

“Custodian” means [●], whose principal place of business is situated at [address].

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“Deed” has the meaning given to it in the introductory paragraph.

“Delegate” means a delegate or sub-delegate appointed under Clause 10.2 (Delegation).

“Equity Securities” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Existing Indebtedness” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Financing” has the meaning given to it under the recitals of the Note Subscription Agreement.

“Founder” has the meaning given to it in the Recitals.

“Hong Kong” has the meaning given to it under Section 1.1 of the Note Subscription Agreement.

“Investment Income” means, in respect of any Securities, all present and future dividends, interest payments, redemption price, and distributions of any kind and any other sum received or receivable by the holder of such Securities.

“Investor” has the meaning given to it in the introductory paragraph.

“Long Stop Date” has the meaning given to it under section 10.4 of the Note Subscription Agreement.

“Merger” has the meaning given to it in the Recitals of the Note Subscription Agreement.

“Note” has the meaning given to it under section 2.1 of the Note Subscription Agreement.

“Note Subscription Agreement” has the meaning given to it in the Recitals.

“Obligor Default” has the meaning given to it under section 6.5 of the Note.

“Obligors” has the meaning given to it in the Recitals.

“Permitted Indebtedness” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“PRC” has the meaning given to it in the Recitals.

“Privatization” has the meaning given to it under the Recitals.

“Receiver” means a receiver and manager or other receiver appointed under this Deed in respect of the Charged Assets under this Deed.

“Register of Charges” has the meaning given to it under Clause 6.2(a)(i).

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“Registrar of Corporate Affairs” has the meaning given to it under Clause 6.2(a)(iii).

“Restructuring” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Secured Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Obligors to Investor under or in connection with the Transaction Documents (in each case whether actually or contingently and whether as principal, surety or otherwise).

“Securities” means that certain Equity Securities of Target beneficially owned by Chargor and certain Equity Securities of Target held in or standing to the credit of the Securities Account from time to time as specified in Schedule 1 (Particulars of Securities), as may be amended by the parties from time to time.

“Securities Account” means the account in the name of “Morgancreek Investment Holdings Limited” with account number [●] with the Custodian (including any other account which may be opened in place of such account, irrespective of the designation or number of such replacement account and any sub-account of that account or such replacement and any bank account denominated in whatsoever currency to which any dividends or interest may be paid) as such account may be redesignated or renumbered from time to time.

“Security Interest” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Share Purchase” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Subsidiary” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Target” has the meaning given to it in the Recitals.

“Transaction Documents” has the meaning given to it under section 1.1 of the Note Subscription Agreement.

“Winding-up” means winding up, liquidation, bankruptcy, insolvency, administration or any analogous procedure or step in any jurisdiction.

1.2	Headings. Titles and clauses are for convenience only and neither limit nor amplify the provisions of this Deed, and all references herein to clauses or paragraphs shall refer to the corresponding clauses or paragraphs of this Deed unless specific reference is made to such clauses or paragraphs of another document or instrument.

1.3	Interpretation. Unless the context requires otherwise or unless otherwise specified herein, in this Deed:

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(a)	All words used in the singular herein are deemed to have been used in the plural and in the masculine includes the feminine and the neuter and vice versa;

(b)	Any reference to any “party”, is a reference to that party or its successors in title and permitted assigns;

(c)	Any reference to any “agreement” or “instrument” is a reference to that agreement or instrument as amended or novated;

(d)	Any reference to a “person” is deemed to refer to an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority;

(e)	The word “including” or “includes” means “including without limitation” or “includes without limitation”; and

(f)	An “Obligor Default” is “continuing” if it has not been remedied or waived.

1.4	Share Ownership Percentage. The number of shares of common stock or other securities issued by a person on a “fully diluted basis” means the number of shares outstanding (including restricted shares) assuming the conversion or the exercise of all Equity Securities of the person, whether or not vested and regardless of whether the conversion or exercise price of any Equity Security is above or below the then market price, to the extent the Equity Securities are previously issued and not terminated, cancelled or held in treasury by the person, whether or not treated as outstanding by the person.

1.5	Statutory References. Unless the context requires otherwise:

(a)	Any reference to "laws" means all laws, statutes, rules, regulations, permits, ordinances, orders, and other pronouncements having the effect of law of any nation, state, county, city or other political subdivision or of any other governmental authority applicable to the parties, their assets or properties, this Deed and the other Transaction Documents or the consideration hereunder;

(b)	Any reference to a “statute” means the statute in force as at the date of this Deed and any successor statute (together with all regulations promulgated thereunder and as amended, modified, codified or re-enacted from time to time); and

(c)	Any reference to a “regulation” includes any regulation, rule, official directive, order, request, codes of practice or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; and

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1.6	Computation of Time Periods. In the computation of periods of time from a specified date to a later specified date, the word “from” means from and including and the words “to” and “until” each means to but excluding.

1.7	Date of Performance. Time periods within or following which any action to be taken or payment is to be made are to be calculated by excluding the day on which the period commences and including the day on which the period ends. Whenever the last day of that period is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

1.8	Currency and Payment Obligations. Unless otherwise specified, all references to amounts of money in this Deed refer to U.S. Dollars. Any payment under this Note shall be made by wire transfer, certified check or other method that provides immediately available funds.

2.	UNDERTAKINGS

2.1	Undertaking by Chargor to pay. Chargor shall pay each of its Secured Liabilities when due in accordance with its terms.

2.2	Undertaking by Investor to unwind. Despite any other provision in this Deed or any other Transaction Document, if (i) the First Closing fails to take place before the First Closing Long Stop Date or on termination of the Note Subscription Agreement (whichever is earlier), (ii) after all the Secured Liabilities incurred prior to the Long Stop Date or termination have been paid in full, or (iii) immediately prior to the closing of the Privatization, as the case may be, within two (2) business day of a request from Chargor and at the cost of Chargor, Investor must and must procure that any persons Controlled by it and any other parties:

(a)	release, reassign or discharge (as appropriate) the Charged Assets from the Charges;

(b)	do all things necessary to enable an expeditious release, reassignment or discharge (as appropriate) including executing and delivering all such deeds, agreements and other documents as may be considered necessary, including for the avoidance of doubt, a notice to Custodian that it has released to Chargor the rights relating to the Securities Account;

(c)	return to Chargor any separate powers of attorney, deeds, agreements, certificates, instruments of transfer of the Shares executed in blank or any other documents granted or provided to the Investor or another party pursuant to this Deed; and

(d)	without limiting any of the above provisions, do all things necessary to ensure that Chargor is in the same position that it would be in but for the charge of the Charged Assets under this Deed.

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3.	SECURITY

3.1	Equitable Charge. On the date of this Deed or otherwise within the time specified in Section 8 of the Note Subscription Agreement, Chargor, as beneficial owner of all of the Securities, and as continuing security for the due and punctual payment and discharge of all Secured Liabilities, charges in favour of Investor by way of first fixed charge all of the rights, title and interest from time to time held by Chargor in the Charged Assets.

3.2	Certificates etc. Chargor shall on the date of this Deed, and, where Securities are acquired or subscribed for by it after the date of the Closing, deliver to Investor, or as it directs, all certificates representing such Securities registered in its name (if any), instruments of transfer of the Securities executed in blank, and shall promptly deliver to Investor, or as it directs, any other documents relating to the Securities which Investor reasonably requires in order to enable Investor or its nominees to perfect its Security Interest over the Charged Assets. Chargor agrees that at any time after the Charges become enforceable in accordance with Clause 8.1, Investor may, at the cost of Chargor, register the Securities in the name of Investor or its nominee.

3.3	Instructions to Custodian. On execution of this Deed, Chargor shall send to the Custodian a notice in the form set out in Schedule 2, and shall use its reasonable endeavour to cause the Custodian to execute the acknowledgment in the form set out in Schedule 3 no later than one (1) business day after the date of this Deed; provided that failure by Chargor to deliver the acknowledgement executed by the Custodian shall not constitute a breach of this Deed or an Obligor Default.

4.	RESTRICTIONS AND FURTHER ASSURANCE

4.1	Legal Title. If as at the date of this Deed, Chargor is the beneficial owner of any of the Charged Assets, then Chargor hereby covenants that it will at all times remain the beneficial owner of those Charged Assets. If during the term of this Deed, Chargor becomes the beneficial owner of any additional Charged Assets, then Chargor hereby covenants that it will at all times remain the beneficial owner of those additional Charged Assets on and from the date that Chargor first acquires beneficial ownership.

4.2	No Transfer of Securities in the Securities Account. Except with the prior written consent of Investor, Chargor may not withdraw, transfer or otherwise apply, and shall not have any right to require Investor to make or authorize any payment, withdrawal, transfer or application (whether to the Chargor or any other person) of, all or any part of the Credit Balance or all or part of the Securities from the Securities Account.

4.3	No action in relation to the Securities Account. Without Investor’s prior written consent, Chargor shall not purport to give any authorization or instruction to Custodian concerning the Securities Account, attempt to vary, or permit to be varied, any right relating to the Securities Account or to the Credit Balance on the Securities Account or waive any such right, not permit any such right to be lost, suspended or impaired or enter to any transaction, or do anything, which is contrary to, or may have an adverse effect on the rights of Investor under this Deed.

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4.4	Security Interests. Chargor shall not create or permit to subsist any Security Interest over any Charged Asset (other than Security Interest created under this Deed).

4.5	Disposal. Chargor shall not (nor agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Charged Asset except as permitted by this Deed and/or the Transaction Documents, or with the prior written consent of Investor.

4.6	Further Assurance. Chargor shall promptly do whatever Investor reasonably requires:

(a)	to perfect or protect the Charges or the priority of the Charges; or

(b)	to facilitate the realisation of the Charged Assets or the exercise of any rights vested in Investor or any Receiver after the Charges become enforceable in accordance with Clause 8.1,

including executing any transfer, conveyance, charge, mortgage, assignment or assurance of the Charged Assets (whether to Investor or its nominees or otherwise), making any registration and giving any notice, order or direction.

4.7	Registration. Chargor will (and, if applicable, will procure that its nominees), at any time after the Charges become enforceable in accordance with Clause 8.1, immediately upon the completion of any transfer of Charged Assets to Investor or its nominee, procure the registration of those transfers in the books of Target.

4.8	Payments. Chargor shall pay all calls and other payments due on any of the Charged Assets, failing which Investor may make such payment on behalf of the Chargor. Any sum so paid by Investor shall be repayable by Chargor on demand in writing, and, pending such repayment, shall constitute part of the Secured Liabilities and be secured by the Charged Assets.

5.	CHARGED SECURITIES

5.1	Acquisition. Chargor shall promptly notify Investor of (a) its acquisition of, or agreement to acquire, any Securities; and (b) the declaration, payment, allotment, offer or issue of any dividend on the Securities, upon becoming aware of the same.

5.2	Voting before Enforcement. At any time prior to the Charges becoming enforceable in accordance with Clause 8.1, Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Securities as it sees fit provided that the exercise of or failure to exercise those rights would not have an adverse effect on the value of the relevant Securities or the Charged Assets and would not otherwise prejudice the interests of Investor under any Transaction Document other than contemplated by the Existing Indebtedness, Permitted Indebtedness, Share Purchase, A/B Exchange and other matters in connection with the Privatization, Merger and the Restructuring, or unless otherwise pursuant to the prior written consent of Investor.

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5.3	Voting after Enforcement. Without prejudice to the terms of the Transaction Documents, at any time after the Charges become enforceable in accordance with Clause 8.1, and in relation to Securities standing to the credit of the Securities Account, after Investor has given written notice to the Custodian:

(a)	Investor or Receiver shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Securities beneficially owned by Chargor in such manner as it or he sees fit; and

(b)	Chargor shall comply or procure the compliance with any reasonable directions of Investor or Receiver in respect of the exercise of those rights and shall promptly execute and/or deliver to Investor or Receiver such forms of proxy as it or he requires with a view to enabling such person as it or he selects to exercise those rights.

5.4	Investment Income. At any time after the Charges become enforceable in accordance with Clause 8.1, Chargor shall hold any Investment Income received and held by it on trust for Investor and pay the same immediately to Investor or as it may direct. Investor shall be entitled to apply the same to reduce the Secured Liabilities and to satisfy any part of the Secured Liabilities in the order set out in Clause 11.2.

5.5	Power of Attorney. If any Securities legally owned by Chargor are not held in Chargor’s name other than pursuant to this Deed, Chargor shall promptly execute and deliver to Investor an irrevocable power of attorney, expressed to be given by way of security and to take effect only after the Charges become enforceable in accordance with Clause 8.1 under this Deed and executed as a deed by the person in whose name those Securities are held. That power of attorney shall appoint Investor, each Receiver and each Delegate, as the attorney of the holder in respect of those Securities and shall be in such form as Investor requires, acting reasonably.

5.6	Communications. Chargor shall promptly execute and/or deliver to Investor a copy of each circular, notice, report, set of accounts or other document received by it in connection with any Securities or in connection with or from Issuer of any of the Securities.

6.	GENERAL UNDERTAKINGS

6.1	No Prejudicial Conduct. Except as expressly provided under the Transaction Documents, Chargor shall not do, or permit to be done, anything which could prejudice the Charges.

6.2	BVI Register of Charges.

(a)	Chargor shall, within five (5) business days after the date hereof:

(i)	create and maintain a Register of Charges (the “Register of Charges”) of Chargor in accordance with section 162 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BVI BC Act”) to the extent this has not already been done;

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(ii)	enter particulars as required by the BVI BC Act of the Security Interests created pursuant to this Deed in the Register of Charges and immediately after entry of such particulars has been made, provide Investor with a certified true copy of the updated Register of Charges; and

(iii)	effect registration, or assist Investor in effecting registration, of this Deed with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar of Corporate Affairs”) pursuant to section 163 of the BVI BC Act by making the required filing, or assisting Investor in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to Investor that such filing has been made.

(b)	If the registration referred to in paragraph (a)(ii) above is not effected by or on behalf of the Investor, Chargor shall, within five (5) business day of receipt, deliver or procure to be delivered to Investor, the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BVI BC Act as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of charge.

6.3	No Other Agreement. Chargor will not enter into any other agreement with respect to the Securities Account unless Investor shall have received prior written notice thereof. Chargor has not and will not enter into any other agreement with respect to the control of the Securities Account (other than standard and customary documentation with respect to the establishment and maintenance of the Securities Account) or purport to limit or condition the obligations of the Custodian to comply with any orders or instructions with respect to the Securities Account without the prior written consent of Investor acting in its sole discretion, or any funds credited or to be credited to the Securities Account. In the event of any conflict with respect to the control over the Securities Account between this Deed (or any portion hereof) and any other agreement hereafter entered into, the terms of this Deed shall prevail.

6.4	Prompt Notification. If Chargor becomes aware that any person or entity is asserting any lien, encumbrance, security interest or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process or any claim of control) against any funds in any Securities Account, Chargor shall promptly notify Investor thereof.

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7.	REPRESENTATIONS AND WARRANTIES

Subject to the Disclosure Schedule and the Target SEC Filings, Chargor hereby represents and warrants to Investor the following:

(a)	It has been duly incorporated and organized, and is validly existing in good standing, and in compliance with all registration and approval requirements in all material respects; it has the corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted.

(b)	It has the power to enter into and perform, and has taken all necessary action to authorize the entry into, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated by such Transaction Documents and this Deed.

(c)	Each Transaction Document to which it is a party constitutes its legally binding, valid and enforceable obligation.

(d)	The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict with (i) any law or regulation applicable to it; or (ii) any document which is binding upon it or any of its assets to an extent or in a manner which has or is reasonably likely to have a material adverse effect.

(e)	At the Closing, all authorizations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents to which it is a party and this Deed have been obtained or effected (as appropriate) and are in full force and effect.

(f)	No investigation, litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened against it, that have or, if adversely determined, are reasonably likely to have a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects, of Target and its Subsidiaries, taken as a whole; (b) its assets; (c) its ability to perform its obligations under the Transaction Documents to which it is a party; or (d) the validity or enforceability of any Transaction Documents or the rights and remedies of Investor thereunder.

(g)	The entry into by it of this Deed constitutes, and the exercise by it of its rights and performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes; and it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in any jurisdiction in relation to this Deed.

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(h)	That it is not registered under Part 16 of the Companies Ordinance or, if it has so registered, it has provided to Investor sufficient details to enable an accurate search against it to be undertaken by Investor at the Companies Registry.

(i)	As of the date hereof or otherwise within the time specified in Section 8 of the Note Subscription Agreement, it beneficially owns the Securities set forth in Schedule 1 hereto, and no person has or is entitled to any conditional or unconditional option, warrant or other right to subscribe for, purchase or otherwise acquire any of the Securities or any interest in the Securities other than the Security Interests created hereunder.

(j)	Except for the claims and interests of Investor and of Chargor in the Securities Account, Chargor on the date hereof does not know of any claim to, security interest in, lien on, or encumbrance against, the Securities Account or in any funds credited thereto and does not know of any claim that any person or entity (other than Investor) has been given control of the Securities Account or any such funds.

8.	ENFORCEMENT

8.1	When Enforceable. As between Chargor and Investor the Charges shall be enforceable only on the occurrence of an Obligor Default which is continuing and Investor has given written notice to Chargor in accordance with the Notes, then Investor:

(a)	may enforce all or any part of any Charges (at the times, in the manner and on the terms it thinks fit) and take possession and hold or dispose of all or any part of the Charged Assets;

(b)	may instruct Custodian to effect the transfer of all or any part of the Securities in the Securities Account (at the times, in the manner and on the terms it thinks fit) to such nominees as Investor may in its discretion select;

(c)	whether or not it has appointed a Receiver, may exercise all or any of the powers, authorities and discretions given to mortgagees and receivers by the CPO as extended by this Deed or otherwise conferred by law; and

(d)	may instruct Custodian to remit all or any part of the Credit Balance on the Securities Account to Investor (or such nominees as Investor may in its discretion select) notwithstanding that any maturity or roll-over date attached to any part of parts of the Credit Balance may not yet have arrived.

8.2	Power of Sale. The statutory power of sale, of appointing a Receiver and the other statutory powers conferred on mortgagees by Section 51 (Powers of mortgagee and receiver) and Section 53 (Sale by mortgagee) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO as varied and extended by this Deed shall arise after the Charges become enforceable in accordance with Clause 8.1 and no restriction imposed by any ordinance or other statutory provision in relation to the exercise of any power of sale shall apply to this Deed.

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8.3	Requirement of Notice Period. Investor is required to give five (5) business days prior notice of non-payment or default to Chargor before enforcing the Charges in accordance with Clause 8.1. Except as expressed in the Transaction Documents, there is no minimum period for which Secured Liabilities must remain due and unpaid before the Charges can be enforced and Paragraph 11 of the Fourth Schedule (Powers of mortgagee and receiver) to the CPO (and any similar provision under other laws) shall, to the extent permitted by laws, not apply to this Deed.

8.4	No Liability as Mortgagee in Possession. Nothing done by or on behalf of Investor pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums other than actual receipts.

9.	APPOINTMENT AND RIGHTS OF RECEIVERS

9.1	Appointment of Receivers. If:

(a)	requested by Chargor;

(b)	any corporate action, legal proceedings or other procedure or step is taken in relation to the administration of Chargor; or

(c)	any other Obligor Default is continuing (whether or not Investor has taken possession of the Charged Assets);

Investor may with notice to Chargor, except where the appointment is requested by Chargor, by deed, or otherwise in writing signed by any officer or manager of Investor or any person authorised for this purpose by Investor, appoint one or more persons to be a Receiver. Investor may similarly remove any Receiver and appoint any person instead of any Receiver. If Investor appoints more than one person as Receiver, Investor may give those persons power to act either jointly or severally. The provisions of section 50 (Power to appoint a receiver) of the CPO (as varied and/or extended by this Deed) shall apply to any appointment made pursuant to this Deed.

9.2	Scope of Appointment. Any Receiver may be appointed Receiver of all of the Charged Assets or Receiver of a part of the Charged Assets specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 4 (Rights of Receivers) shall have effect as though every reference in that Schedule to any Charged Assets were a reference to the part of those assets so specified or any part of those assets.

9.3	Rights of Receivers. Any Receiver appointed pursuant to this Clause 9 shall have the rights, powers, discretions, privileges and immunities conferred on receivers by the CPO (as varied and/or extended by this Deed), all powers (if any) conferred on receivers by law or otherwise and shall also have the powers and rights set out in Schedule 4 (Rights of Receivers), all of which powers and rights are exercisable without further notice.

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9.4	Agent of Chargor. Any Receiver shall be the agent of Chargor for all purposes. Chargor alone shall be responsible for Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by Receiver.

9.5	Remuneration. Investor may determine the remuneration of any Receiver and direct payment of that remuneration out of moneys Receiver receives as Receiver. Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of Receiver.

10.	INVESTOR’S RIGHTS

10.1	Same Rights as Receiver. Any rights conferred by any Transaction Document upon a Receiver may be exercised by Investor after the Charges become enforceable, whether or not Investor shall have taken possession or appointed a Receiver of the Charged Assets.

10.2	Delegation. Investor may delegate in any manner to any person any rights exercisable by Investor under any Transaction Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as Investor thinks fit.

11.	ORDER OF DISTRIBUTIONS

11.1	Application of Proceeds. All amounts received or recovered by Investor or any Receiver or Delegate in exercise of their rights under this Deed shall, subject to the rights of any creditors having priority, including for the avoidance of doubt the rights of any party under the first ranking charge provided pursuant to the Bank Financing, if applicable, be applied in the order provided in Clause 11.2 (Order of Distributions).

11.2	Order of Distributions. The order referred to in Clause 11.1 (Application of proceeds) is:

(a)	in or towards the payment of all costs, losses, liabilities and expenses of and incidental to the appointment of any Receiver or Delegate and the exercise of any of his rights, including his remuneration and all outgoings paid by him;

(b)	in or towards the payment of the Secured Liabilities in the following order: first, toward payment of any accrued interest unpaid under the Transaction Documents, second, toward payment of any principal unpaid under the Transaction Documents and, third, toward payment of any other obligations unpaid under the Transaction Documents; and

(c)	in payment of any surplus to Chargor or other person entitled to it.

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12.	LIABILITY OF INVESTOR, RECEIVERS AND DELEGATES

12.1	Possession. If Investor, any Receiver or any Delegate takes possession of the Charged Assets, it or he may at any time relinquish possession. Without prejudice to Clause 12.2 (Investor’s Liability), Investor shall not be liable as a mortgagee in possession by reason of viewing or repairing any of the present or future assets of Chargor.

12.2	Investor’s Liability. Neither Investor nor any Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of Investor, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with the Transaction Documents except to the extent caused by its or his own fraud, gross negligence or wilful misconduct.

13.	POWER OF ATTORNEY

13.1	Appointment. If and only if Investor is permitted to enforce the Charges in accordance with Clause 8.1, Chargor irrevocably appoints Investor, every Receiver and every Delegate severally its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit on and from the date of enforcement:

(a)	to do anything which Chargor is obliged to do (but has not done) under any Transaction Document (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

(b)	to exercise any of the rights conferred on Investor, any Receiver or any Delegate in relation to the Charged Assets or under any Transaction Document.

13.2	Ratification. Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 13.1 (Appointment).

14.	PROTECTION OF THIRD PARTIES

14.1	No Duty to Enquire. No person dealing with Investor, any Receiver or any Delegate shall be concerned to enquire:

(a)	whether the power or rights conferred by or pursuant to any Transaction Document are exercisable;

(b)	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

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(c)	otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d)	as to the application of any money borrowed or raised.

14.2	Protection to Purchasers. Subject to the provisions of this Deed, all the protection to purchasers contained in Sections 52 (Protection of purchaser), 53 (Sale by mortgagee) and 55 (Mortgagee’s receipt) of the CPO or in any other applicable legislation shall apply to any person purchasing from or dealing with Investor, any Receiver or any Delegate.

15.	SAVING PROVISIONS

15.1	Continuing Security. Subject to Clause 16 (Discharge of Security), the Charges are continuing Security and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of Chargor or any security for those obligations or otherwise) is made by Investor in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of Chargor and the Charges shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.3	Waiver of Defenses. Neither the obligations of Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under the Charges (without limitation and whether or not known to it or Investor) including:

(a)	any time, waiver or consent granted to, or composition with, Chargor or any other person;

(b)	the release of Chargor under the terms of any composition or arrangement with any creditor of Target or its subsidiaries;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	the taking of, or neglect to perfect, take up or enforce any rights against, or security over assets of Chargor;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Chargor;

(f)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other document or security;

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(g)	any unenforceability, illegality or invalidity of any obligation of Chargor under any Transaction Document or any other document or security; or

(h)	any insolvency or similar proceedings.

15.4	Chargor’s Intent. Without prejudice to the generality of Clause 15.3 (Waiver of Defenses), Chargor expressly confirms that it intends that the Charges shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Transaction Documents.

15.5	Immediate Recourse. Chargor waives any right it may have of first requiring Investor (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

15.6	Appropriations. Until all the Secured Liabilities have been irrevocably paid in full and all transactions which might give rise to Secured Liabilities have terminated and/or completed, Investor (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by Investor (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from Chargor or on account of Chargor’s liability under this Deed.

15.7	Deferral of Chargor’s Rights. Until all the Secured Liabilities have been irrevocably paid in full and all transactions which might give rise to Secured Liabilities have terminated and/or completed and unless Investor otherwise directs, Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable or liability arising, under this Deed:

(a)	to be indemnified by Obligor;

(b)	to claim any contribution from any other provider of security for or guarantor of any other Obligor’s obligations under the Transaction Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Investor under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by Investor;

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(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which Chargor has given a guarantee, undertaking or indemnity;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with Investor.

If Chargor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to Investor by the Obligors under or in connection with the Transaction Documents to be repaid in full on trust for Investor and shall promptly pay or transfer the same to Investor or as Investor may direct for application in accordance with Clause 11.2 (Order of Distributions).

15.8	Additional Security. The Charges are in addition to and are not in any way prejudiced by any other guarantees or security now or subsequently held by Investor in connection with the Transaction Documents.

16.	DISCHARGE OF SECURITY

16.1	Final Redemption. If (i) the First Closing fails to take place before the Long Stop Date or on termination of the Note Subscription Agreement (whichever is earlier), (ii) after all the Secured Liabilities have been irrevocably paid in full, or (iii) immediately before the closing of the Privatization, as the case may be, Investor shall within two (2) business days of a request from Chargor and cost of Chargor:

(a)	release, reassign or discharge (as appropriate) the Charged Assets from the Charges;

(b)	do all things necessary to enable an expeditious release, reassignment or discharge (as appropriate) including executing and delivering all such deeds, agreements and other documents as may be considered necessary or desirable, including for the avoidance of doubt, a notice to Custodian that it has released to Chargor the rights relating to the Securities Account; and

(c)	return to Chargor any certificates, instrument of transfer, separate powers of attorney, deeds, agreements or any other documents granted or provided to the Investor or another party pursuant to this Deed.

16.2	Retention of Security. If Investor reasonably considers that any amount paid or credited to Investor under any Transaction Document is capable of being avoided or otherwise set aside on the Winding-up of Chargor, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Liabilities have been irrevocably paid.

16.3	Consolidation. Any restrictions on the consolidation of Security shall be excluded to the fullest extent permitted by law and Investor shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Charges with any other Security whether in existence on the date of this Deed or in the future.

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17.	ENFORCEMENT EXPENSES

17.1	Expenses. Chargor shall, within three (3) business days of demand, pay to Investor the amount of all costs, losses, liabilities and expenses (including legal fees reasonably incurred and any stamp duty, transfer tax or similar tax payable in connection with the transfer of the Securities) incurred by Investor, any Receiver or any Delegate in relation to the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Deed, or any consideration by Investor as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release this Deed.

18.	PAYMENTS

18.1	Demands. Any certification or determination by Investor of a rate or amount under the Transaction Documents shall, in the absence of manifest error, be conclusive evidence of the matters to which it relates..

18.2	Payments. All payments by Chargor under this Deed (including damages for its breach) shall be made in U.S. Dollars and to such account, with such financial institution and in such other manner as Investor may direct.

18.3	Continuation of Accounts. At any time after:

(a)	the receipt by Investor of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets of Chargor; or

(b)	the presentation of a petition or the passing of a resolution in relation to the Winding-up of Chargor,

Investor may open a new account in the name of Chargor. If Investor does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Transaction Document to which Chargor is party.

19.	RIGHTS, WAIVERS AND DETERMINATIONS

19.1	Severability of Provisions.

(a)	Each and every obligation under this Deed shall be treated as a separate obligation and shall be severally enforceable as such.

(b)	If a term of this Deed is or becomes illegal or unenforceable in any respect under any jurisdiction that will not affect:

(i)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed or the other Transaction Documents;

(ii)	the legality, validity or enforceability in any other jurisdictions of that or any other term of this Deed or the other Transaction Documents.

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(c)	If a term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, it shall be replaced by a mutually acceptable provision, which being valid, legal, enforceable and in compliance with applicable government policy comes closest to the intention of the parties underlying such illegal, invalid or unenforceable provision.

19.2	Exercise of Rights. Neither the failure to exercise, nor any delay in exercising, on the part of Investor, Receiver or Delegate any right or remedy under any Transaction Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Transaction Documents. No waiver or election to affirm any of the Transaction Documents on the part of Investor, Receiver or Delegate shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Transaction Documents are cumulative and not exclusive of any rights or remedies provided by law.

19.3	Determinations. Any determination by or certificate of Investor or any Receiver or Delegate under any Transaction Document made under this Deed for the purposes of protecting Investor’s Security in the Charged Assets, or the enforcement of such Security under the terms of this Deed, is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.	SEPARATE AND INDEPENDENT OBLIGATIONS

The Security Interest created by Chargor by or in connection with any Transaction Document is separate from and independent of the Security Interest created or intended to be created by any other person by or in connection with any Transaction Document.

21.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

22.	GOVERNING LAW

This Deed and all actions arising out of or in connection with this Deed will be governed by and construed in accordance with the laws of Hong Kong.

23.	jurisdiction

The courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and, accordingly, any legal action or proceedings arising out of or in connection with this Deed may be brought in such courts.

24.	CONSENT

In any case in which the consent, approval or waiver of Investor is required under this Deed, the granting of such consent, approval or waiver by Investor pursuant to the relevant provision under this Deed shall be deemed to constitute the granting of such consent, approval or waiver by Investor without any further action required by any party.

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25.	Variation

A variation of this Deed must be in writing and signed by or on behalf of each party to it.

26.	NOTICES

All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and delivered to each party as follows:

(a)	if to Investor:

Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Email	:	88445413@qq.com / frank.yang@bocggp.com

Attention	:	YANG Feng

or at such other address as Investor shall have furnished to Chargor in writing.

(b)	if to Chargor:

Address	:	18/F, Tower A, Global Trade Center, 36 North 3rd Ring Road East, Dongcheng District, Beijing

Facsimile	:	86-10-59575252

Attention	:	Shi Botao

or at such other address a party shall have furnished to Investor in writing.

All such notices and communications shall be effective (1) when sent by international express courier or other overnight service of recognized standing, on the business day following the deposit with such service; (2) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, on the earlier of actual receipt or the fourth business day after the date of mailing; (3) when delivered by hand, upon delivery; (4) when faxed, upon confirmation that all pages have been transmitted except where the dispatch is not on a business day; and (5) when emailed, upon such email being sent by the sender and no transmission error message being received by the sender. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a business day) in the time zone of the territory of the recipient under this Clause 26, it shall be deemed to have been delivered at 9:30 a.m. on the next opening of business in the territory of the recipient. In proving service of a communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and mailed or that the facsimile transmission was despatched and a confirmatory transmission report or other acknowledgment of good receipt was received.

[The remainder of this page is intentionally left blank.]

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SCHEDULE 1
PARTICULARS OF Securities

Registered Holder(s)	No. of Shares/Description of the Instrument	Shareholding Percentage on a fully diluted basis	Share Certificate/Instrument No.
Morgancreek Investment Holdings Limited	8,240,760 Class A Ordinary Shares of Target	6.26%	[●]
Morgancreek Investment Holdings Limited	12,584,500 Class A Ordinary Shares of Target	9.55%	[●]
Morgancreek Investment Holdings Limited	8,062,864 Class A Ordinary Shares of Target	6.12%	[●]
Morgancreek Investment Holdings Limited	501,850 Class A Ordinary Shares of Target	0.38%	[●]
Morgancreek Investment Holdings Limited	14,163,325 Class A Ordinary Shares and 405,326 American Depositary Shares (each American Depositary Share represents 3 Class A Ordinary Shares) of Target	11.68%	[●]
TOTAL		33.99%	—

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SCHEDULE 2

NOTICE TO THE CUSTODIAN

[Name of Custodian]

[Address of Custodian]

Dear Sirs,

(a)	We refer to the account in the name of “Morgancreek Investment Holdings Limited” with account number [●] with your company (the “Securities Account”) (including any renewal and re-designation thereof from time to time).

(b)	By a Deed of Securities Charge (as amended and/or supplemented from time to time, the “Deed”) dated [●], Morgancreek Investment Holdings Limited (“Chargor”) has charged to Blue Ocean Structure Investment II Company Limited, (“Investor”) all rights of every kind which Chargor now has or at any times may have in relation to the Securities Account and, in particular, the credit balance of the Securities Account and the stocks, shares, securities and assets held in or standing to the credit of the Securities Account from time to time, as security for liabilities and obligations as specified in the Deed under the Transaction Documents (as defined in the Deed).

(c)	Please ensure that Investor receives by one (1) business day of the date of this notice an acknowledgement in the attached form signed by your duly authorised officer(s).

(d)	With effect from your receipt of this notice:

(i)	any existing instructions affecting the Securities Account are to be terminated and all communications in respect of the Securities Account should be made, or sent, to Investor or as Investor shall direct (with a copy to us); and

(ii)	the terms and conditions of the Securities Account (and the rights of Chargor relating thereto) may not be varied or waived without Investor's consent (as notified to you by Investor);

(e)	The terms of that acknowledgement shall be binding upon us for all purposes; you may, in good faith, make or take any payment or transfer or other action in pursuance of or in connection with that acknowledgement without any further permission from us; and we irrevocably direct you to deal with Securities Account on the joint instructions of us and Investor in accordance with the Deed until Investor notifies you that it has released to us the rights relating to the Securities Account.

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(f)	We irrevocably authorise and instruct you (with effect from the date of this notice) that at all times you shall only pay, transfer or release all or any part of the securities, sums and/or other assets from time to time standing to the credit of the Securities Account in accordance with (and only in accordance with) the instructions joint of us and Investor at any time or times; provided that, in the event of an Obligor Default (as defined in the Deed), Investor may (i) instruct you to effect the transfer of all or any part of the securities, sums and/or other assets from time to time standing to the credit of the Securities Account (at the times, in the manner and on the terms Investor thinks fit) to such nominees as Investor may in its discretion select; and (ii) may instruct you to remit all or any part of the credit balance on the Securities Account to Investor (or such nominees as Investor may in its discretion select) notwithstanding any maturity or roll-over date attached to any part or parts of the credit balance may not yet have arrived.

(g)	We also hereby irrevocably authorise and instruct you to disclose to Investor without any reference to or further authority from us and without any enquiry by you as to the justification of such disclosure, such information relating to the Securities Account and the securities, sums and/or other assets therein as Investor may at any time and from time to time request.

(h)	We shall continue to be solely responsible for the performance of our obligations in respect of the Securities Account and any documentation which we have entered into with you in relation to the Securities Account.

(i)	Neither this notice nor any of the instructions herein may be revoked or varied without the prior written consent of the Investor.

(j)	This notice and/or the acknowledgment hereto may be executed in any number of counterparts, and this has the same effect as if signatures on such counterparts were on a single copy of this letter and the acknowledgment hereto.

(k)	This notice shall be governed by, and construed in accordance with, the laws of Hong Kong.

[The remainder of this page is intentionally left blank.]

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Dated this [●] day of [●].

[●] for and on behalf of Morgancreek Investment Holdings Limited

__________________________________________

3

SCHEDULE 3

CUSTODIAN ACKNOWLEDGEMENT TO THE CHARGEE

To:	BLUE OCEAN STRUCTURE INVESTMENT II COMPANY LIMITED (“Investor”)

cc:	MORGANCREEK INVESTMENT HOLDINGS LIMITED

Dear Sirs,

Morgancreek Investment Holdings Limited (the “Chargor”)

(a)	We refer to the account in the name of Morgancreek Investment Holdings Limited with account number [●] (the “Securities Account”), including any renewal and re-designation thereof from time to time maintained with us.

(b)	We acknowledge that we have received from the Chargor the attached notice (the “Notice”), relating to a Deed of Securities Charge dated [●] between Chargor and you. We acknowledge and agree to comply with the terms of the Notice.

(c)	We undertake with you that, until you notify us that you have released to Chargor the rights relating to the Securities Account:

(i)	we shall not, without your prior written consent, make any payment or otherwise act upon any instruction or communication which we may receive from Chargor or any other person except yourselves in relation to the Securities Account;

(ii)	we shall not exercise or assert any form of lien, right of set-off or other right of any kind in relation to the Securities Account;

(iii)	we have not received notice of any previous assignments of, charges over or trusts in respect of the Securities Account or any moneys, shares, stocks, securities or assets standing to the credit thereof from time to time (or any right, title or interest in respect thereof) and we shall notify you as soon as reasonably practicable after we receive notice that Chargor has executed any other assignment or charge affecting the Securities Account or any moneys, shares, stocks, securities or assets standing to the credit thereof from time to time or are informed that any person has obtained, or is attempting to obtain, any form of attachment affecting the Securities Account or any moneys, shares, stocks, securities or assets standing to the credit thereof from time to time or an order or injunction of any court which will or might affect the Securities Account or any moneys, shares, stocks, securities or assets standing to the credit thereof from time to time;

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(iv)	we shall forward to you monthly statements regarding the Securities Account and promptly provide you with any additional information which is in our possession concerning any sum, shares, stocks, securities or assets credited or debited to the Securities Account or any other matter relating to the Securities Account.

(d)	The above undertaking is given to you as security for certain sums which (as we hereby acknowledge) you have advanced or may be advancing to the Chargor or any other person(s) on the basis of, amongst other things, the above undertaking.

(e)	This acknowledgment may not be revoked or varied without the prior written consent of the Investor.

(f)	The Notice and this acknowledgment may be executed in any number of counterparts, and this has the same effect as if signatures on such counterparts were on a single copy of the Notice and this acknowledgment.

(g)	This acknowledgment shall be governed by, and construed in accordance with, Hong Kong law.

Dated this [● ] day of [●].

[● ] for and on behalf of [the Custodian]

_________________________________________

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SCHEDULE 4
RIGHTS OF RECEIVERS

Subject to the rights of any party under the first ranking charge provided pursuant to the Bank Financing, which creation will be subject to the sole discretion of Investor, any Receiver appointed pursuant to Clause 9 (Appointment and Rights of Receivers) shall have the right, either in his own name or in the name of Chargor or otherwise and in such manner and upon such terms and conditions as Receiver thinks fit, and either alone or jointly with any other person:

(a)	Take possession

to take possession of, get in and collect the Charged Assets and to require payment to it of all Investment Incomes;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange, lend or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

(d)	Rights of ownership

to exercise and do (or permit Chargor or any nominee of it to exercise and do) all such rights and things as Investor would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets;

(e)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Charged Assets;

(f)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets;

(g)	Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets; and

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(h)	Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on Receiver under or by virtue of any Transaction Document to which Chargor is party.

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In witness whereof this Deed has been executed and delivered as a deed on the date stated at the beginning.

SIGNED, SEALED and DELIVERED	)
as a DEED by Morgancreek	)
Investment Holdings Limited	)
a BVI business company	)
in the presence of:	)

Signature Page to the Deed of Securities Charge

In witness whereof this Deed has been executed and delivered as a deed on the date stated at the beginning.

SIGNED, SEALED and DELIVERED	)
as a DEED by BLUE OCEAN STRUCTURE	)
INVESTMENT II COMPANY LIMITED	)
a [British Virgin] Islands Company	)
in the presence of:	)

Signature Page to the Deed of Securities Charge